     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1999
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                                 ADFORCE, INC.

             (Exact name of registrant as specified in its charter)

               DELAWARE                                   7374                                  77-0505214
    (State or other jurisdiction of           (Primary standard industrial                   (I.R.S. employer
    incorporation or organization)             classification code number)                  identification no.)

                    10101 NORTH DE ANZA BOULEVARD, SUITE 210
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 873-3680
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 JOHN A. TANNER
                            CHIEF FINANCIAL OFFICER
                    10101 NORTH DE ANZA BOULEVARD, SUITE 210
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 873-3680

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                   COPIES TO:

       GORDON K. DAVIDSON, ESQ.                  STEVEN M. SPURLOCK, ESQ.
      LAIRD H. SIMONS, III, ESQ.                 MICHAEL P. KENNEDY, ESQ.
         MARK A. LEAHY, ESQ.                      ERIC E. KEPPLER, ESQ.
       EDWARD M. URSCHEL, ESQ.             GUNDERSON DETTMER STOUGH VILLENEUVE
          FENWICK & WEST LLP                    FRANKLIN & HACHIGIAN, LLP
         TWO PALO ALTO SQUARE                     155 CONSTITUTION DRIVE
     PALO ALTO, CALIFORNIA 94306               MENLO PARK, CALIFORNIA 94025
            (650) 494-0600                            (650) 321-2400

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                ----------------

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                ----------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED
                                                                       MAXIMUM
                   TITLE OF EACH CLASS                                AGGREGATE
              OF SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)           AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value per share..................           $55,000,000                       $15,290

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                               ------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MARCH 2, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UNDERWRITERS MAY NOT CONFIRM SALES OF THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK

        This is an initial public offering of common stock by AdForce, Inc. All of the shares of common stock are being sold by AdForce. The estimated initial
public offering price will be between $    and $    per share.

                                 --------------

        There is currently no public market for the common stock. AdForce has applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol ADFC.

                                 --------------

                                                                  PER SHARE        TOTAL
                                                              -----------------  ----------
Initial public offering price...............................          $          $
Underwriting discounts and commissions......................          $          $
Proceeds to AdForce, before expenses........................          $          $

        AdForce has granted the underwriters an option for a period of 30 days to purchase up to additional shares of common stock.

                                 --------------

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                 -------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HAMBRECHT & QUIST
          LEHMAN BROTHERS
                    VOLPE BROWN WHELAN & COMPANY
                               CHARLES SCHWAB & CO., INC.

           , 1999

                              [INSIDE FRONT COVER]

TITLE: THE ADFORCE ADVANTAGE

        The top half of the page contains three columns of text bearing the headings "Buyers," "The AdForce Advantage" and "Sellers." The "Buyers" column reads: "AdForce enables advertising agencies and advertisers to plan and manage Internet advertising intelligently for maximum effectiveness. Ads can be targeted to reach key audiences and tracked post-campaign to measure return on investment." The "AdForce Advantage" column reads: "Centralized, online, on-time ad delivery--AdForce simplifies the process of Internet ad management and delivery. From beginning to end, AdForce offers a single, reliable point-of-contact for both buyers and sellers of Internet advertising. From planning and scheduling to auditing and billing, AdForce ensures fast and accurate ad selection and delivery. Even better, AdForce customers do not need to buy or maintain hardware or software." The "Sellers" column reads: "AdForce helps Web sites maximize the value of their inventory enabling them to command higher rates for their advertising space. AdForce's advanced inventory forecasting system allows sellers to monitor sold and unsold inventory accurately, allowing them to sell more inventory more effectively." The bottom half of the page contains a large, rectangular bar bearing the name "AdForce" with four smaller rectangles above the bar and four smaller rectangles below the bar. The four rectangles above the central bar are connected to it by lines and bear the labels "Advertisers" and "Ad Agencies." The four rectangles below the central bar are connected to it by lines and bear the labels "Web Sites" and "Ad Rep Firms."

                 [FLOW DIAGRAM UNDER SERVICES HEADING (P. 37)]

TITLE: LIFETIME CUSTOMER VALUE

        A circular flow chart containing four icons. The icon at the top of the flow chart reads "Deliver Ad" and contains a truck graphic. A clockwise arrow leads to an icon that reads "Track User Activity" and contains a lighthouse graphic. Another clockwise arrow leads to an icon that reads "Measure Results" and contains a chart graphic. A clockwise arrow leads to an icon that reads "Target User" and contains a target graphic. A final arrow leads from the icon that reads "Target User" to the icon that reads "Deliver Ad." Text at the center of the flow chart reads: "Lifetime Customer Value--AdForce closed-loop marketing services help advertisers find, attract and retain their target customers."

           [ICONS AT LEFT MARGIN UNDER SERVICES HEADING (PP. 37-38)]

        First icon reads "Media Planning" and contains a file folder graphic. Second icon reads "Campaign Scheduling" and contains an appointment book graphic. Third icon reads "Inventory Management" and contains a file boxes graphic. Fourth icon reads "Targeting" and contains a target graphic. Fifth icon reads "Ad Delivery" and contains a truck graphic. Sixth icon reads "Transactions" and contains a lighthouse graphic. Seventh icon reads "Reporting" and contains a chart graphic. Eighth icon reads "Auditing and Accounting" and contains an abacus graphic. Ninth icon reads "Analysis" and contains a microscope graphic.

                              [INSIDE BACK COVER]

TITLE: ADFORCE MAKE THE RIGHT IMPRESSION

        The AdForce logo is centered at the top of the page. A circular flow chart is at the center of the page containing four icons. The icon at the top of the flow chart reads "Deliver Ad" and contains a truck graphic. A clockwise arrow leads to an icon that reads "Track User Activity" and contains a lighthouse graphic. Another clockwise arrow leads to an icon that reads "Measure Results" and contains a chart graphic. A clockwise arrow leads to an icon that reads "Target User" and contains a target graphic. A final arrow leads from the icon that reads "Target User" to the icon that reads "Deliver Ad." Text at the center of the flow chart reads: "Lifetime Customer Value--AdForce closed-loop marketing services help advertisers find, attract and retain their target customers." The bottom of the page contains the text "End-To-End Ad Management." Nine icons appear below this text representing media planning, campaign scheduling, inventory management, targeting, ad delivery, transactions, reporting, auditing and accounting and analysis.

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  -----
Prospectus Summary...........................................           4

Risk Factors.................................................           6

Forward-Looking Statements...................................          17

Use of Proceeds..............................................          18

Dividend Policy..............................................          18

Capitalization...............................................          19

Dilution.....................................................          20

Selected Financial Data......................................          21

Management's Discussion and Analysis of Financial Condition
  and Results of Operations..................................          22

Business.....................................................          30

Management...................................................          43

Certain Transactions.........................................          55

Principal Stockholders.......................................          59

Description of Capital Stock.................................          61

Shares Eligible for Future Sale..............................          64

Underwriting.................................................          66

Legal Matters................................................          68

Experts......................................................          68

Additional Information.......................................          68

Index to Financial Statements................................         F-1

        Information contained on our Web site is not a part of this prospectus.

        AdForce is one of our service marks. This prospectus also includes trademarks and trade names of other companies.

                               PROSPECTUS SUMMARY

        THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                                    ADFORCE

        AdForce is a leading provider of centralized, outsourced ad management and delivery services on the Internet. Our highly reliable, scalable technology infrastructure and data center currently deliver up to 160 million ads per day. Our services, AdForce for Advertisers and AdForce for Publishers, offer sophisticated campaign design, inventory management, targeting, ad delivery, tracking, measuring and reporting capabilities. Our services and technology infrastructure leverage the advantages of Internet advertising and direct marketing and allow our customers to:

        - Reach large or targeted audiences across multiple Web sites on our common platform;

        - Maximize return on advertising investments for advertisers and ad agencies;

        - Maximize the value of page view inventories for Web sites and ad rep firms;

        - Monitor and measure the effectiveness of ad campaigns in near real time;

        - Modify ad campaigns based on near real-time campaign performance data;

        - Aggregate large numbers of sites into a single network and segment the network into groups of special interest content such as "sports" or "finance"; and

        - Take advantage of direct marketing opportunities using sophisticated targeting technologies supported by our large and growing database of user information.

        By outsourcing the technically complex and operationally demanding ad management and delivery functions to AdForce, our customers can utilize our high performance systems, technology and personnel while focusing on their own core competencies.

        The rapid expansion of the Internet has led to significant growth in electronic commerce. The growth of the Internet generally and electronic commerce in particular has spurred traditional businesses to devote larger portions of their marketing budgets to Internet advertising, and has prompted Internet and electronic commerce companies to increase their spending on Internet advertising. Jupiter Communications estimates that spending on Internet advertising will grow from $1.9 billion in 1998 to $7.7 billion in 2002, and the Direct Marketing Association estimates that spending on Internet direct marketing will grow from an estimated $603 million in 1998 to $5.3 billion in 2003.

        AdForce's objective is to be the primary technology and service infrastructure for advertising and direct marketing on the Internet. We intend to achieve our objective by enhancing and expanding our core technology infrastructure, leveraging and expanding our customer base, maintaining our neutrality between the buyers and sellers of advertising, leveraging our database marketing capabilities and targeting additional advertising media as they converge with the Internet.

        During 1998, we delivered 13.6 billion ads with increasing quarterly ad volumes of 0.9 billion, 1.6 billion, 3.2 billion and 7.9 billion. Through relationships with key customers, including GeoCities, Netscape, 24/7 Media, 2CAN Media and ModemMedia.PoppeTyson, we have achieved a broad reach over the Internet. According to Media Metrix, an Internet research firm, in December 1998 AdForce served ads to approximately 58% of U.S. Internet users.

        We incorporated in California on January 16, 1996 as Imgis, Inc. and intend to reincorporate in Delaware as AdForce, Inc. in March 1999. Our address is 10101 North De Anza Boulevard, Suite 210, Cupertino, California 95014, and our telephone number is (408) 873-3680.

                                  THE OFFERING

Common stock offered by AdForce..............  shares
Common stock to be outstanding after this
offering.....................................  shares
Use of proceeds..............................  For general corporate purposes, including working capital. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......  ADFC

                                 --------------

        ALL INFORMATION IN THIS PROSPECTUS RELATING TO ADFORCE'S CAPITAL STOCK, OPTIONS AND WARRANTS IS AS OF DECEMBER 31, 1998. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED AND REFLECTS THE CONVERSION OF ALL PREFERRED STOCK INTO COMMON STOCK, THE REINCORPORATION OF ADFORCE IN DELAWARE AND THE ADOPTION OF NEW EMPLOYEE BENEFIT PLANS, ALL OF WHICH WILL OCCUR BEFORE THE CONSUMMATION OF THIS OFFERING. ALL CAPITAL STOCK NUMBERS AND PER SHARE AMOUNTS IN THIS PROSPECTUS HAVE BEEN ADJUSTED TO REFLECT THE EFFECT OF A TWO-FOR-ONE STOCK SPLIT THAT OCCURRED IN FEBRUARY 1998. PLEASE SEE "CAPITALIZATION" FOR A MORE COMPLETE DISCUSSION REGARDING ADFORCE'S CAPITAL STOCK, OPTIONS AND WARRANTS AND RELATED MATTERS. THE TERMS "ADFORCE," "WE," "US" AND "OUR" REFER TO ADFORCE, INC., A DELAWARE CORPORATION, AND ITS CALIFORNIA PREDECESSOR.
                                 --------------

        THE SUMMARY FINANCIAL DATA PRESENTED BELOW ARE DERIVED FROM THE FINANCIAL STATEMENTS OF ADFORCE. THE PRO FORMA WEIGHTED AVERAGE COMMON SHARES INCLUDE PREFERRED STOCK (ON AN AS-CONVERTED BASIS) AS WELL AS COMMON STOCK. THE AS ADJUSTED BALANCE SHEET DATA SUMMARIZED BELOW REFLECT THE RECEIPT OF THE NET
PROCEEDS FROM THE SALE OF THE        SHARES OF COMMON STOCK OFFERED BY ADFORCE
AT AN ASSUMED INITIAL PUBLIC OFFERING PRICE OF $    AND AFTER DEDUCTING THE
ESTIMATED UNDERWRITING DISCOUNTS AND COMMISSIONS AND OFFERING EXPENSES.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             PERIOD FROM     YEAR ENDED DECEMBER
                                                                          JANUARY 16, 1996           31,
                                                                           (INCEPTION) TO    --------------------
                                                                          DECEMBER 31, 1996    1997       1998
                                                                          -----------------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Net revenue...........................................................      $      --      $     320  $   4,286
  Gross loss............................................................             --         (1,188)      (773)
  Loss from operations..................................................         (3,383)        (5,596)   (14,869)
  Net loss..............................................................         (3,452)        (5,704)   (15,020)
  Basic and diluted net loss per share..................................      $   (1.40)     $   (3.48) $   (5.28)
  Weighted average common shares -- basic and diluted...................          2,465          1,639      2,844
  Pro forma basic and diluted net loss per share........................                                $   (1.38)
  Pro forma weighted average common shares -- basic and diluted.........                                   10,877

                                                                                          QUARTER ENDED
                                                                           --------------------------------------------
                                                                           MAR. 31,   JUNE 30,    SEPT. 30,   DEC. 31,
                                                                             1998       1998        1998        1998
                                                                           ---------  ---------  -----------  ---------
QUARTERLY STATEMENT OF OPERATIONS DATA:
  Net revenue............................................................  $     414  $     784   $   1,064   $   2,024
  Gross profit (loss)....................................................       (396)      (616)       (151)        390
  Net loss...............................................................     (2,483)    (3,910)     (3,807)     (4,820)

                                                                                              DECEMBER 31, 1998
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
BALANCE SHEET DATA:
  Cash and cash equivalents...............................................................  $  10,045
  Working capital.........................................................................      7,975
  Total assets............................................................................     19,875
  Long-term portion of capital lease obligations..........................................      3,089
  Total stockholders' equity..............................................................     12,981

                                  RISK FACTORS

        YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

WE HAVE A LIMITED OPERATING HISTORY

        We were incorporated in January 1996 and have a limited operating history. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those companies whose businesses depend on the Internet. These risks and difficulties include, among other things, our inability to predict future results of operations accurately due to our lack of operating history and the unavailability of comparable business models. We cannot assure you that our business strategy will be successful or that we will address these risks and difficulties successfully. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND OUR FUTURE OPERATING RESULTS
  REMAIN UNCERTAIN

        Our quarterly results of operations have varied in the past, and you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is likely that in future periods our results of operations will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely decline. Our revenue and results of operations depend on a variety of factors, many of which are beyond our control. These factors include:

        - the timing and costs of improvements in our ad management and delivery infrastructure, including the addition of more capacity;

        - our ability to satisfy and retain our existing customers;

        - any loss of existing customers due to consolidation in the industry;

        - the ability of our existing customers to maintain or increase their Internet traffic or market share;

        - our ability to expand our customer base and the timing of new customers commencing service with us;

        - changes in our pricing policies or those of our competitors resulting from competitive pressures and other factors;

        - our ability to provide reliable and scalable service, including our ability to avoid potential system failures;

        - the announcement or introduction of new technology or services by us or our competitors, including database marketing capabilities;

        - seasonal trends in our business; and

        - general economic and market conditions.

        We anticipate making significant capital expenditures as we increase the capacity and reliability of our existing technology infrastructure and data center. We also intend to open additional ad management and delivery centers in the future. In addition, we intend to increase our sales and marketing operations and to continue to allocate a large portion of our budget for research and development. We would likely be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue relative to our expenses, our business, results of operations and financial condition would be materially and adversely affected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our quarterly results of operations.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES

        We have not achieved profitability and expect to continue to incur net losses on a quarterly and annual basis for the foreseeable future. We incurred net losses of $3.5 million for the period from January 16, 1996 (inception) to December 31, 1996, $5.7 million for the year ended December 31, 1997, and $15.0 million for year ended December 31, 1998. As of December 31, 1998, our accumulated deficit was $24.2 million. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significantly greater revenue than we have generated to date to achieve and maintain profitability. In addition, our operating costs are relatively fixed, and cannot be lowered quickly even if we fail to generate significant revenue. Although we have experienced significant growth in revenue in recent periods, we expect that future revenue growth, if any, will not be as rapid as in recent periods. We may never achieve profitability on a quarterly or an annual basis. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue does not grow or grows more slowly than we anticipate, or if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Please see "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our history of losses and expectation of continued losses.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR OUR REVENUE

        We derive a substantial portion of our net revenue from a small number of Web sites and ad rep firms. Our three largest customers for each quarter of 1998 represented 94%, 81%, 60% and 63%, respectively, of our net revenue. In January 1999, three of our customers, GeoCities, 24/7 Media and Netscape, accounted for approximately 71% of our net revenue. Our business, results of operations and financial condition would be materially and adversely affected by the loss of any of these customers or any significant reduction in net revenue generated from these customers. Our customer agreements, including those with GeoCities, 24/7 Media and Netscape, can generally be terminated at any time with little or no penalty. Certain of our customers also use other ad management and delivery systems for a portion of their ad serving needs and could reduce their use of our services. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our customer concentration.

CONSOLIDATION IN THE INTERNET INDUSTRY MAY ADVERSELY AFFECT OUR RELATIONSHIPS
  WITH OUR CUSTOMERS

        Many of our principal customers are now and may in the future be affected by rapid consolidation in the Internet industry. Our business, results of operations and financial condition would be materially and adversely affected by the loss of any of these customers or any significant reduction that we derive from them. GeoCities, our largest customer, has entered into an agreement to be acquired by Yahoo!. Netscape, another of our key customers, has entered into an agreement to be acquired by America Online, one of our principal stockholders. 2CAN Media recently entered into an agreement to be acquired by AdSmart, a subsidiary of CMG Investments. CMG Investments owns Engage, which recently acquired Accipiter, one of our competitors. Both Yahoo! and America Online currently operate their own proprietary ad management and delivery technologies. 24/7 Media acquired its own ad management and delivery technology in 1998, and currently uses this technology to serve a portion of its advertising needs. If our customers choose to use the proprietary ad serving technologies of the companies that acquire them or other ad serving technologies, our business, results of operations and financial condition would be materially and adversely affected. Please see "Business--Key Customers" and "--Competition" for detailed information on our customers and industry consolidation.

INSUFFICIENT SYSTEM CAPACITY WOULD ADVERSELY AFFECT OUR BUSINESS

        Our success will be highly dependent on our ability to continue to scale our technology infrastructure to meet the rapidly expanding market for Internet advertising. If our traffic increases because of heightened demand from existing or new customers, we will need to accommodate large increases in the number of ads that we manage and deliver and the amount of data that we store. We will also need to support the introduction of new and evolving types of advertising and direct marketing that require greater system resources than traditional banner ads. Our technology and infrastructure may not be able to support higher volumes of ads, additional customers or new types of advertising or direct marketing.

        We currently deliver ads from our data center in Costa Mesa, California, and plan to begin delivering ads from an additional data center in Cupertino, California in the second quarter of 1999. Although we have been successful in scaling our system in the past, we may be unable to continue to scale our Costa Mesa data center or begin operations from our second data center on time or within budget. The uninterrupted performance of our data centers is critical to our success. We expect to add more ad management and delivery centers to improve redundancy and to increase capacity. Adding this new capacity will be expensive, and we may not be able to do so successfully. In addition, we cannot assure you that we will be able to protect our new or existing data centers from unexpected events as we scale our systems. To the extent that we do not address any capacity constraints effectively, our business, results of operations and financial condition would be materially and adversely affected. Please see "Business-- Technology and Data Center Operations" for detailed information on our system capacity.

WE MUST BE ABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE

        If we are unable to improve our technology infrastructure to respond to technological change, changes in customer requirements or preferences, or emerging new industry standards, our business, results of operations and financial condition would be materially and adversely affected. The Internet and the Internet advertising industry are characterized by rapid technological change, changes in customer requirements and preferences, frequent new service offerings and the emergence of new industry standards and practices that could render our technology and systems obsolete. To remain competitive, we must continue to improve the performance, functionality and features of our technology infrastructure. We must be able to steadily increase our system capacity, improve our existing services, and introduce new service offerings without interrupting or interfering with our 24 hours a day, seven days a week operation, and we must be able to do so in a timely and cost-effective manner. We must ensure that our technology infrastructure is flexible enough to accommodate technology advancements, including our ability to deliver ads to a customer base that uses multiple browsers and multiple versions of those browsers. We must also ensure that our technology infrastructure is flexible enough to accommodate new customer requirements and preferences, such as the delivery of "rich media" ads. We cannot assure you that we can make any of these improvements in a timely or cost-effective manner, if at all. For example, in August 1998, we encountered difficulties transitioning GeoCities from an on-site ad server to our service, AdForce for Publishers, causing them to revert to their existing on-site ad server for that month. The difficulties were resolved and GeoCities resumed using our service in September 1998. Please see "Business--Technology and Data Center Operations" for detailed information on our technology infrastructure.

OUR SUCCESS WILL DEPEND ON ADVERTISERS AND AD AGENCIES ACCEPTING OUR SERVICES

        We currently have no agreements with individual advertisers, and ad agencies account for only a small portion of our net revenue. If we fail to develop advertisers and ad agencies as customers or do so more slowly than we anticipate, our business, results of operations and financial condition would be materially and adversely affected. The service and support requirements of advertisers and ad agencies are significantly different from those of Web sites and ad rep firms, and advertisers and ad agencies may not accept third-party Internet ad management and delivery services or may not choose our services over those offered by others. Moreover, advertisers and ad agencies may find Internet advertising services to be too complex, ineffective or otherwise unsatisfactory for managing and delivering their ad campaigns. Please see "Business--Industry Background" and "--The AdForce Solution" for detailed information on the challenges and benefits of Internet advertising for advertisers and ad agencies.

THE MARKET FOR INTERNET AD MANAGEMENT AND DELIVERY SERVICES IS EXTREMELY
  COMPETITIVE

        The market for Internet ad management and delivery services is extremely competitive, and we expect this competition to increase in the future. We may be unable to compete successfully, and competitive pressures may materially and adversely affect our business, results of operations and financial condition. Our ability to compete successfully in this market depends upon many factors within and beyond our control, including:

        - the performance, reliability, ease of use and price of services that we or our competitors offer;

        - market acceptance of centralized, outsourced ad management and delivery systems as compared to internally-developed or site-specific software and hardware solutions;

        - our ability, relative to our competitors, to scale our technology infrastructure as our customer needs grow;

        - timeliness and market acceptance of new services and enhancements to existing services introduced by us or our competitors;

        - consolidation among existing customers, potential customers and our competitors;

        - sales and marketing efforts by us or our competitors; and

        - customer service and support efforts by us or our competitors.

        The market for Internet ad management and delivery services is still evolving and is subject to intense competition as companies attempt to establish a market presence. Some of our competitors are seeking to grow their market presence without regard to profitability, which may result in significant price reductions and reduced gross margins. This trend may lead us to reduce the prices for our services in order to compete, which could materially and adversely affect our net revenue and gross margins.

        A small number of Web sites account for a majority of the traffic on the Internet, and this number is getting smaller, partly as a result of consolidation. As the number of heavily-trafficked Web sites decreases, the number of potential customers for our services also decreases, which can lead to fewer customers for us and our competitors. Increased competition for the remaining customers may result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect our business, results of operations and financial condition.

        We currently compete with providers of outsourced ad services, including DoubleClick and MatchLogic, as well as providers of ad server software and hardware solutions, such as NetGravity. Many of our current competitors have substantially greater resources and more developed sales and marketing strategies than we do. We may be unable to compete effectively against these competitors now or in the future. In addition, several large Web sites, such as America Online and Yahoo!, possess proprietary ad serving technologies and could decide to enter the market for outsourced Internet advertising solutions, or could reduce our customer base by acquiring existing or potential customers and shifting those customers to their internal systems. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition would likely result in price reductions, reduced gross margins and loss of market share.

        Barriers to entering the Internet advertising market are relatively low. We may encounter new competitors, such as Microsoft or IBM, that have longer operating histories, greater name recognition, larger customer bases or significantly greater financial, technical and marketing resources than we do. These qualities may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements or to devote greater resources than we can to the development, promotion and sale of products and services. Our current and potential competitors also may establish cooperative relationships or consolidate among themselves or with third parties to increase their ability to address the needs of prospective customers. New competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners and customers than we can. If such companies decided to enter the market, we may be unable to compete effectively against them. Please see "Business--Competition" for detailed information on competition.

MANY OF OUR CUSTOMERS HAVE LIMITED OPERATING HISTORIES AND ARE UNPROFITABLE

        Many of our leading customers, including GeoCities, 24/7 Media and 2CAN Media, have limited operating histories and have not achieved profitability. You should evaluate the ability of these companies to meet their payment obligations to us in light of the risks, expenses and difficulties encountered by companies with limited operating histories, particularly in the evolving Internet market. Some of our customers have failed to pay for our services on a timely basis. If one or more of our customers is unable to pay for our services, or pays more slowly than we anticipate, our business, results of operations and financial condition could be materially and adversely affected. Please see "Business--Key Customers" for a list of our key customers.

SYSTEM FAILURES OR DELAYS WOULD ADVERSELY AFFECT OUR BUSINESS

        Our operations are dependent on our ability to protect our computer systems against damage from fire, water, power loss, telecommunications failures, computer viruses, vandalism and other malicious acts, and similar unexpected adverse events. Interruptions or slowdowns in our services have resulted from the failure of our telecommunications providers to supply the necessary data communications capacity in the time frame we require, as well as from deliberate acts. Despite precautions we have taken, unanticipated problems affecting our systems could in the future cause temporary interruptions or delays in the services we provide. Our customers may become dissatisfied by any system failure or delay that interrupts our ability to provide service to them or slows our response time. Sustained or repeated system failures or delays would affect our reputation, which would materially and adversely affect our business, results of operations and financial condition. Slow response times or system failures could also result from straining the capacity of our software or hardware due to an increase in the volume of advertising delivered through our servers. We do not carry business interruption insurance, and our business, results of operations and financial condition could be materially and adversely affected by any serious or prolonged emergency. Please see "Business--Technology and Data Center Operations" for detailed information on our technology infrastructure.

WE WILL INCREASINGLY DEPEND ON THE ABILITY TO TARGET ADVERTISEMENTS

        New technology allowing Internet advertisers to target their ads to particular consumers will likely develop at a rapid pace in the near future. If we are unable to continue to meet the needs of our customers or the marketplace for more sophisticated advertising solutions, our business, results of operations and financial condition would be materially and adversely affected. As more advertisers demand such targeting solutions, we will need to develop increasingly effective tools and larger databases that can provide greater demographic precision in ad management and delivery. The development of these tools and databases is technologically challenging and expensive. We cannot assure you that we can develop any of these tools or databases in a cost-effective and timely manner, if at all. In addition, the use of demographically targeted advertisements may become subject to adverse governmental regulation or public pressure, which could deter some potential customers from using our services. Please see "Business-- Services" for detailed information on our services and planned service enhancements.

CONCERNS FOR PRIVACY ON THE INTERNET MAY ADVERSELY AFFECT OUR BUSINESS

        Increased regulation of privacy poses a potential risk to our business. We have invested and continue to invest in technology that could make it easier to target advertisements to users in specific demographic groups. Advocates of privacy rights voice concern over the implications of such technology. The resolution of privacy issues could adversely affect the growth both of the Internet and of our business. Our business also depends on placing certain information, often referred to as "cookies," on a user's hard drive without the user's knowledge or consent. Our technology uses this information to track the Web interactions of individual users and to limit the frequency with which the user is shown a particular advertisement. Certain currently available Internet browser programs allow users to modify their browser settings to disable this information at any time or to prevent this information from being stored on their hard drives. In addition, some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of this information. The effectiveness of our technology and the success of our business model would be severely limited by any reduction or limitation in the use of such user information. Please see "Business--Services" for detailed information on our services and planned service enhancements, and "--Privacy Policy" for detailed information on our privacy policy.

OUR SUCCESS WILL DEPEND ON THE SUCCESS AND ACCEPTANCE OF THE INTERNET AS AN
  ADVERTISING MEDIUM

        The Internet advertising market has only recently begun to develop and is evolving rapidly. This market may not prove to be viable or, if it becomes viable, may not continue to grow. Our future growth largely depends on the continued growth in Internet advertising generally, and on the willingness of advertisers, ad agencies, Web sites and ad rep firms to outsource their Internet advertising and direct marketing needs. Our growth also depends on our ability to market our ad management and delivery services in a cost-effective manner to a sufficiently large number of customers. If the Internet advertising market fails to develop or develops more slowly than expected, or if our services do not achieve market acceptance, our business, results of operations and financial condition would be materially and adversely affected.

        Demand and market acceptance for Internet advertising services are uncertain. Companies doing business on the Internet, including us, must compete with traditional media, including television, radio, cable and print, for a share of advertisers' total advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising if they perceive the Internet to be a limited or ineffective advertising medium. Entities that have historically relied upon traditional media for advertising may be reluctant to adopt new ways of conducting business, exchanging information and advertising products and services on the Internet.

        Substantially all of our revenue is derived from the delivery of banner advertisements. If advertisers determine that banner ads are ineffective or unattractive as an advertising medium, we may be unable to make the transition to any other form of Internet advertising. Also, there are "filter" software programs that limit or prevent advertising from being delivered to a user's computer. The commercial viability of Internet advertising, and our business, results of operations and financial condition, would be materially and adversely affected by Internet users' widespread adoption of these software programs. Please see "Business--Industry Background" for detailed information on the Internet advertising industry.

WE DEPEND ON THE VIABILITY AND CONTINUED GROWTH IN THE INTERNET INFRASTRUCTURE

        Our success is largely dependent upon the viability and continued growth of the Internet infrastructure. We depend on the Internet infrastructure to provide the performance, capacity and reliability needed to support the growth of the Internet and Internet advertising. There have recently been some highly publicized failures in the Internet network infrastructure, and there are likely to be more in the future, which may have the effect of undermining advertisers' confidence in the Internet as a viable commercial medium. Particularly, if the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the capacity requirements of users, we cannot assure you that the Internet infrastructure will be able to support the demands placed upon it. Any actual or perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to increased government regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet could result in slower response times and could hamper use of the Internet generally. If the Internet infrastructure fails to support the growth of the Internet for any of these reasons, our business, results of operations and financial condition would be adversely affected. Even if the required infrastructure, standards, protocols and complementary products, services and facilities are developed, we may be required to spend heavily to adapt our solutions to emerging technologies. Please see "Business-- Industry Background" for detailed information on the Internet.

WE DEPEND ON OUR KEY PERSONNEL

        Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. Recently, we have experienced significant changes in our management team. One of our founders and former President, Chad Steelberg, who originally developed some of our core technologies, left AdForce in November 1998. In addition, in January 1999, we hired a new Executive Vice President, Development and Operations, a new Vice President, Sales and Business Development and a new Vice President, Marketing. The loss of the services of any of our senior level management, or certain other key employees, would likely have a material adverse effect on our business, results of operations and financial condition. Our future performance will depend, in part, on our ability to integrate our newly hired executive officers effectively into our management team. We cannot assure you that our executive officers, who have worked together for only a short time, will be successful in carrying out their duties or running our company. Any dissent among executive officers could adversely affect our ability to make strategic decisions quickly in a rapidly changing market.

        Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Please see "Management" for detailed information on our key personnel.

OUR INABILITY TO MANAGE OUR GROWTH WOULD ADVERSELY AFFECT OUR BUSINESS

        We have grown our workforce substantially, from 52 employees on March 31, 1998 to 97 employees on December 31, 1998, and we plan to continue to expand our research and development, data center operations, sales, marketing and customer service organizations. Our growth has placed, and the anticipated future growth in our operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train and manage our workforce. If we are not able to manage our internal growth effectively to keep pace with the expansion of the Internet advertising market or our competitors' growth, our business, results of operations and financial condition would be materially and adversely affected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our internal growth.

WE DEPEND ON PROPRIETARY RIGHTS TO DEVELOP AND PROTECT OUR TECHNOLOGY

        Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. We have filed two patent applications in the United States. In addition, we have applied to register certain trademarks in the United States. We cannot assure you that our patent applications or trademark registrations will be approved. Even if they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which may not be possible on commercially reasonable terms.

        Our technology collects and utilizes data derived from user activity on the Internet. Although we believe that we have the right to use this information and to compile it in our database, we cannot assure you that any trade secret, copyright or other protection will be available for such information. We also cannot assure you that any of our proprietary rights will be viable or of value in the future since the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving.

        We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. We cannot assure you that the steps we have taken will prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

        We have licensed, and we may license in the future, certain proprietary rights to third parties. In particular, we have licensed our proprietary software to America Online and Euroserve Media. In addition, prior to our acquisition of Starpoint, Starpoint licensed its software to GeoCities and two other parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, they may take actions that could materially and adversely affect the value of our proprietary rights or our reputation. In addition, we cannot assure you that these business partners will take the same steps we have taken to prevent misappropriation of our solutions or technologies.

THIRD PARTIES MAY ASSERT INFRINGEMENT CLAIMS AGAINST US OR OUR CUSTOMERS

        Third parties may assert infringement claims against us or our customers. We do not believe that our technological processes infringe upon the proprietary rights of others, but we cannot assure you that third parties will not assert claims that we violate their rights. In addition, we believe that we have the right to use the user data we collect for our database, but we cannot assure you that third parties will not assert claims that we violate their trade secrets or copyrights. Although there has not been any claim of this type in the past, any claims or litigation, should they occur, could subject us to significant liability for damages or could result in invalidation of our rights. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in diversion of our time and attention, which could materially and adversely affect our business, results of operations and financial condition. Any claims or litigation from third parties might also result in limitations on our ability to use the trademarks and other intellectual property subject to these claims or litigations unless we enter into arrangements with the third parties responsible for the claims or litigation, which might be unavailable on commercially reasonable terms, if at all.

OUR CONTRACTUAL RELATIONSHIP WITH AMERICA ONLINE MAY ADVERSELY AFFECT OUR
  BUSINESS

        We have granted to America Online a royalty-free, perpetual license to our ad management and delivery technology, including source and object code, and any improvements to it. Under the terms of this license agreement, America Online could also require us to customize a version of our technology for the exclusive use of America Online and its affiliates. We are obliged under the license agreement to provide these services for an indefinite period of time with little potential for significant profit, which could significantly strain our development resources. We have also entered into a demographic data agreement with America Online. Under the terms of this agreement, America Online may elect to make demographic information available to us at any time within three years, triggering substantial payment obligations from us even if we do not use this information and even if we have contracted to obtain similar information from an alternative source. If America Online makes the demographic data available to us and then later limits or denies access to the demographic information or significantly changes its advertising or privacy policies, our ability to market our technology and services with enhanced targeting abilities and to generate additional revenue could be severely limited, which would have a material and adverse effect on our business, results of operations and financial condition. Please see "Certain Transactions" for detailed information on our relationship with America Online.

GOVERNMENT REGULATION OF THE INTERNET MAY ADVERSELY AFFECT OUR BUSINESS

        The applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. In addition, governmental authorities may seek to further regulate the Internet with respect to issues such as user privacy, pornography, acceptable content, electronic commerce, taxation, and the pricing, characteristics and quality of products and services. Finally, the global nature of the Internet could subject us to the laws of a foreign jurisdictions in an unpredictable manner. Any new legislation regulating the Internet could inhibit the growth of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could have a material and adverse effect on our business, results of operations and financial condition.

        The potential imposition of liability upon us for our content or services could require us to implement measures to reduce our exposure to this liability, which might require us to expend substantial resources or to discontinue certain service offerings. While we carry general liability insurance, this insurance may not be adequate to compensate us in the event we become liable for our services. Any liability in excess of our insurance could have a material and adverse effect on our business, results of operations and financial condition.

        In addition, the growing use of the Internet has burdened the existing telecommunications infrastructure and has caused interruptions in telephone service. Telephone carriers have petitioned the government to regulate the Internet and impose usage fees on Internet service providers. Any regulations of this type could increase the costs of using the Internet and impede its growth, which could in turn decrease the demand for our services or otherwise have a material adverse effect on our business, results of operations and financial condition.

POTENTIAL YEAR 2000 RISKS MAY ADVERSELY AFFECT OUR BUSINESS

        Beginning in the year 2000, the date fields coded in certain computer systems and software products will need to accept four-digit entries in order to distinguish between 21st century and 20th century dates. There is significant uncertainty in the software industry regarding the potential effects associated with Year 2000 compliance issues. To address these concerns, we have reviewed internally developed software included in our ad management and delivery systems. Further, we are working with our external suppliers and service providers with respect to both third-party applications in our ad management and delivery systems and third-party applications in our information technology infrastructure to ensure that these third-party systems and applications will be able to interoperate with our hardware and software infrastructure where necessary and support our needs into the year 2000. Based on these efforts, we believe we have no significant Year 2000 issues within our systems or services. We have not engaged in any official process designed to independently verify our Year 2000 readiness or to assess potential costs associated with Year 2000 risks, nor have we procured any Year 2000 specific insurance or made any contingency plans to address such risks. Further, we have not deferred any of our ongoing development efforts to address Year 2000 issues, and do not anticipate any material payments to vendors to remediate Year 2000 problems. However, there can be no assurance that unanticipated costs associated with any Year 2000 compliance will not exceed our present expectations and have a material adverse effect on our business, financial condition and results of operations.

        We depend heavily on the uninterrupted availability of the Internet infrastructure to conduct our business as a centralized management and delivery service. We also rely heavily on the continued operations of our customers, in particular Web sites hosting advertisements, for our revenue. We are thus heavily dependent upon the success of the Year 2000 compliance efforts of the many service providers that support the Internet, and the Year 2000 compliance efforts of our customers. Interruptions in the Internet infrastructure affecting us or our customers, or the failure of the Year 2000 compliance efforts of one or more of our customers, could have a material adverse effect on our business, results of operations and financial condition. Further, the purchasing patterns of advertisers and ad agencies could be affected by Year 2000 issues as companies expend significant resources to correct their current systems for the year 2000. These expenditures may result in reduced funds available for Internet advertising, which could in turn materially and adversely affect our business, results of operations and financial condition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for detailed information on our Year 2000 readiness.

OUR FUTURE CAPITAL NEEDS ARE UNCERTAIN

        We expect the net proceeds from this offering, our current cash and cash equivalents and borrowings from lease financings to meet our working capital and capital expenditure needs for at least the next twelve months. After that, we may need to raise additional funds, and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the holders of the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, when needed, on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, results of operations and financial condition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for detailed information on our anticipated sources and uses of funds.

        We are devoting substantial resources to begin operations at our new facility in Cupertino, California and will need to devote additional substantial resources as we establish new ad management and delivery centers. Expenses may include leasing real estate, purchasing equipment and hiring network, administrative and customer support personnel. Moreover, we expect to make significant investments in sales and marketing and the development of new services as part of our business strategy. The failure to generate sufficient cash flows or to raise sufficient funds to finance this growth could require us to delay or abandon some or all of our plans or otherwise forego market opportunities, making it difficult for us to respond to competitive pressures. Please see "Business--Sales and Marketing" and "--Technology and Data Center Operations" for detailed information on our expansion plans.

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO WIDE
  FLUCTUATIONS

        The market prices of the securities of Internet-related companies have been especially volatile and these securities may be overvalued. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenue does not grow or grows more slowly than we anticipate, or if operating or capital expenditures exceed our expectations or cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could be materially and adversely affected. In addition, if the market for Internet-related stocks or the stock market in general experiences a loss in investor confidence or otherwise falls, the market price of our common stock could be materially and adversely affected for reasons unrelated to our business, results of operations and financial condition. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

NO PUBLIC MARKET FOR OUR COMMON STOCK CURRENTLY EXISTS

        Prior to this offering, you could not buy or sell our common stock on a public market. An active public market for our common stock may not develop or be sustained after the offering. Although the assumed initial public offering price was determined based on a number of factors, the initial public offering price may significantly vary from the market price after the offering. Please see "Underwriting" for detailed information on the factors used to determine the initial public offering price.

CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS MAY DETER ACQUISITION BIDS FOR
  ADFORCE

        We have adopted a classified board of directors and our stockholders are unable to call special meetings of stockholders, to act by written consent, to remove any director or the entire Board of Directors without cause, or to fill any vacancy on the Board of Directors. These provisions and other provisions under Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Please see "Management" and "Description of Capital Stock" for detailed information on these protective provisions.

OUR OFFICERS AND DIRECTORS EXERT SUBSTANTIAL INFLUENCE OVER ADFORCE

        We anticipate that our executive officers, our directors and entities affiliated with them will beneficially own, in the aggregate, approximately
    % of our outstanding common stock following the completion of this offering. These stockholders may be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of AdForce. Please see "Management" and "Principal Stockholders" for detailed information on our officers and directors.

WE WILL HAVE BROAD DISCRETION TO USE THE PROCEEDS OF THIS OFFERING

        We plan to use the proceeds from this offering for general corporate purposes. Therefore, we will have broad discretion as to how we spend the proceeds, which could be in ways with which you and the other stockholders would not agree. It is also possible that we will invest the proceeds in ways that do not yield a favorable return. Please see "Use of Proceeds" for detailed information on our planned use of proceeds.

FUTURE SALES OF SHARES BY EXISTING STOCKHOLDERS COULD AFFECT OUR STOCK PRICE

        If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on shares outstanding as of December 31, 1998, upon
completion of this offering we will have outstanding     shares of common stock
(assuming no exercise of the underwriters' over-allotment option). Of these
shares,     will be eligible for sale in the public market. After the lockup agreements with the underwriters of this offering
expire 180 days from the date of this prospectus, an additional     shares will
be eligible for sale in the public market.

        These share numbers exclude 3,217,546 shares subject to outstanding options and warrants and 702,768 shares reserved for future issuance under our stock plans as of December 31, 1998. Please see "Management--Employee Benefit Plans," "Shares Eligible for Future Sale" and "Underwriting" for detailed information about the ability of our stockholders, option holders and warrant holders to sell their shares after this offering.

YOU WILL INCUR SUBSTANTIAL DILUTION

        The initial public offering price is expected to be substantially higher than the pro forma net book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur
immediate substantial dilution in the amount of $     . In addition, we have
issued options and warrants to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options and warrants are exercised, there will be further dilution to investors in this offering. Please see "Dilution" for detailed information on this dilution.

                           FORWARD-LOOKING STATEMENTS

        Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of the     shares
of common stock will be approximately $    million, at an assumed initial public
offering price of $    per share and after deducting the estimated underwriting
discounts and commissions and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds
will be approximately $    million.

        We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or services that are complementary to our business. We have no present plans or commitments and are not currently engaged in any negotiations with respect to any transactions. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. Please see "Risk Factors--Our Future Capital Needs Are Uncertain" and
"--We Will Have Broad Discretion to Use the Proceeds of this Offering."

                                DIVIDEND POLICY

        We have never declared or paid any cash dividends on shares of our capital stock. We intend to retain any future earnings to finance future growth and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

        The following table sets forth (1) the actual capitalization of AdForce as of December 31, 1998, (2) the capitalization as of that date on a pro forma basis to give effect to the conversion of each outstanding share of preferred stock into two shares of common stock upon the closing of this offering and (3) the pro forma capitalization as adjusted to reflect the receipt of the net
proceeds from the sale of the        shares of common stock offered by AdForce
at an assumed initial public offering price of $ per share and after deducting the estimated underwriting discounts and commissions and offering expenses.

        The information set forth in the table below is qualified by, and should be read in conjunction with, the more detailed financial statements of AdForce and the notes thereto appearing elsewhere in this prospectus.

                                                                     DECEMBER 31, 1998
                                                            -----------------------------------
                                                                                     PRO FORMA
                                                             ACTUAL     PRO FORMA   AS ADJUSTED
                                                            ---------  -----------  -----------
                                                                      (IN THOUSANDS)
Long-term portion of capital lease obligations............  $   3,089   $   3,089    $   3,089
                                                            ---------  -----------  -----------
Stockholders' equity:
  Preferred stock, $0.001 par value; 6,238,163 shares
    authorized, 4,733,559 shares issued and outstanding,
    actual; 5,000,000 shares authorized, no shares issued
    and outstanding, pro forma and pro forma as
    adjusted..............................................          5          --           --
  Common stock, $0.001 par value; 40,000,000 shares
    authorized, 5,016,603 shares issued and outstanding,
    actual; 100,000,000 shares authorized, pro forma and
    pro forma as adjusted; 14,483,721 shares issued and
    outstanding, pro forma;     shares issued and
    outstanding, pro forma as adjusted....................          5          14
  Additional paid-in capital..............................     39,879      39,875
  Deferred stock compensation.............................     (2,662)     (2,662)      (2,662)
  Note receivable from stockholder........................        (70)        (70)         (70)
  Accumulated deficit.....................................    (24,176)    (24,176)     (24,176)
                                                            ---------  -----------  -----------
    Total stockholders' equity............................     12,981      12,981
                                                            ---------  -----------  -----------
      Total capitalization................................  $  16,070   $  16,070    $
                                                            ---------  -----------  -----------
                                                            ---------  -----------  -----------

        The outstanding share information set forth in the table above excludes:

        - 1,294,686 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average per share exercise price of $6.19;

        - 1,922,860 shares of common stock issuable upon the exercise of outstanding stock options, at a weighted average per share exercise price of $0.76;

        - 702,768 shares of common stock available for future grant under the 1997 Plan;

        - 2,200,000 shares available for future grant under the 1999 Equity Incentive Plan or the 1999 Directors Stock Option Plan; and

        - 300,000 shares initially available for issuance under the 1999 Employee Stock Purchase Plan, which number is subject to automatic annual increases up to a maximum of 3,000,000 shares over the term of the Purchase Plan.

                                    DILUTION

        The pro forma net tangible book value of AdForce as of December 31, 1998 was $9,379,000, or $0.65 per share of common stock. Pro forma net tangible book value per share represents the amount of AdForce's total tangible assets less total liabilities, divided by 14,483,721 shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering. After giving
effect to the receipt of the net proceeds from the sale of the     shares of
common stock offered by AdForce (based upon an assumed initial public offering
price of $    per share and after deducting the estimated underwriting discounts and commissions and offering expenses), the pro forma net tangible book value of
AdForce as of December 31, 1998 would have been approximately $    million, or
$    per share. This represents an immediate increase in pro forma net tangible
book value of $    per share to existing stockholders and an immediate dilution
of $    per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............................             $
  Pro forma net tangible book value per share as of December 31, 1998.......  $    0.65
  Increase per share attributable to new investors..........................
                                                                              ---------
Pro forma net tangible book value per share after offering..................
                                                                                         ---------
Dilution per share to new investors.........................................             $
                                                                                         ---------
                                                                                         ---------

        The following table summarizes as of December 31, 1998, on the pro forma basis described above, the number of shares of common stock purchased from AdForce, the total consideration paid to AdForce and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering (before deducting the estimated underwriting discounts and commissions and offering expenses):

                                          SHARES PURCHASED       TOTAL CONSIDERATION
                                       ----------------------  -----------------------  AVERAGE PRICE
                                        NUMBER      PERCENT      AMOUNT      PERCENT      PER SHARE
                                       ---------  -----------  ----------  -----------  -------------
Existing stockholders................  14,483,721          %   $31,087,000          %     $    2.15
New investors........................
                                       ---------  -----------  ----------  -----------
  Total..............................                 100.0%   $               100.0%
                                       ---------  -----------  ----------  -----------
                                       ---------  -----------  ----------  -----------

        The foregoing discussion and tables assume no exercise of any stock options or warrants outstanding as of December 31, 1998. As of December 31, 1998, there were options and warrants outstanding to purchase a total of 3,217,546 shares of common stock with a weighted average exercise price of $2.94 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new public investors. Please see "Capitalization," "Management--Employee Benefit Plans" and Note 8 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with, and are qualified by reference to, the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the period from January 16, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, and the balance sheet data at December 31, 1996, 1997 and 1998, are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, and (except for the balance sheet as of December 31, 1996) are included elsewhere in this prospectus. Historical results are not necessarily indicative of future results. We have paid no cash dividends on our common stock.

                                                                               PERIOD FROM
                                                                               JANUARY 16,
                                                                                  1996        YEAR ENDED DECEMBER
                                                                             (INCEPTION) TO           31,
                                                                              DECEMBER 31,    --------------------
                                                                                  1996          1997       1998
                                                                             ---------------  ---------  ---------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue................................................................     $      --     $     320  $   4,286
Cost of revenue:
  Data center operations...................................................            --         1,508      4,439
  Amortization of intangible assets and deferred stock compensation........            --            --        620
                                                                                   ------     ---------  ---------
    Total cost of revenue..................................................            --         1,508      5,059
                                                                                   ------     ---------  ---------
Gross loss.................................................................            --        (1,188)      (773)
                                                                                   ------     ---------  ---------
Operating expenses:
  Research and development.................................................         1,561         2,236      4,665
  Marketing and selling....................................................         1,485         1,054      4,863
  General and administrative...............................................           337         1,118      1,839
  Amortization of intangible assets and deferred stock compensation........            --            --      2,729
                                                                                   ------     ---------  ---------
    Total operating expenses...............................................         3,383         4,408     14,096
                                                                                   ------     ---------  ---------
Loss from operations.......................................................        (3,383)       (5,596)   (14,869)
Interest expense, net......................................................           (69)         (108)      (151)
                                                                                   ------     ---------  ---------
Net loss...................................................................     $  (3,452)    $  (5,704) $ (15,020)
                                                                                   ------     ---------  ---------
                                                                                   ------     ---------  ---------
Basic and diluted net loss per share.......................................     $   (1.40)    $   (3.48) $   (5.28)
                                                                                   ------     ---------  ---------
                                                                                   ------     ---------  ---------
Weighted average shares of common stock outstanding used in computing basic
  and diluted net loss per share...........................................         2,465         1,639      2,844
                                                                                   ------     ---------  ---------
                                                                                   ------     ---------  ---------
Pro forma basic and diluted net loss per share.............................                              $   (1.38)
                                                                                                         ---------
                                                                                                         ---------
Weighted average shares used in computing pro forma basic and
  diluted net loss per share...............................................                                 10,877
                                                                                                         ---------
                                                                                                         ---------

                                                                                               DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1996       1997       1998
                                                                                      ---------  ---------  ---------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................  $     681  $   1,680  $  10,045
Working capital (deficit)...........................................................        (22)     1,173      7,975
Total assets........................................................................      1,855      4,269     19,875
Long-term portion of capital lease obligations......................................         --      1,744      3,089
Total stockholders' equity..........................................................      1,078      1,375     12,981

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING BUT NOT LIMITED TO STATEMENTS WITH RESPECT TO OUR FUTURE FINANCIAL PERFORMANCE, RESULTS OF OPERATIONS, PLANS AND OBJECTIVES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DEPENDING UPON A VARIETY OF FACTORS, INCLUDING THOSE DESCRIBED BELOW UNDER THE SUB-HEADING, "FLUCTUATIONS IN RESULTS OF OPERATIONS."

OVERVIEW

        AdForce is a leading provider of centralized, outsourced ad management and delivery services on the Internet. We began operations on January 16, 1996 as Imgis, Inc. and spent the first 15 months of our operations developing technology that could be used to manage and deliver Internet advertising images ("ads") for advertisers, ad agencies, Web sites and ad rep firms. Initially, we did not have an internal sales force dedicated to selling our services. To generate business for AdForce, we relied primarily on the sales forces of ad rep firms that used our services to manage and deliver ads to the Web site customers they represented. In December 1997, we began to build a direct sales force to allow us to penetrate the market for our services more effectively.

        We began delivering ads and recognizing revenue during the second quarter of 1997 and increased our revenue as the ad volumes delivered by our ad rep firm customers grew. 24/7 Media and its predecessor firms were responsible for 92% of net revenue in 1997. In November 1997, we also contracted to deliver ads for Netcom and Fortune City, and began to demonstrate the applicability of our services to Web sites. In 1998, we continued to add customers with material amounts of ad volume. 2CAN Media and Netscape began using our services in early 1998, and GeoCities began using our services in the latter half of June 1998. Though we continue to derive the majority of our net revenue from a limited number of customers, we broadened our customer base in 1998. In the first quarter of 1998, 24/7 Media and Netcom accounted for 76% and 14%, respectively, of our net revenue. By the fourth quarter, our top five customers, 24/7 Media, GeoCities, Fortune City, 2CAN Media and Netscape, accounted for 27%, 26%, 10%, 6% and 6%, respectively, of our net revenue.

        In 1997 and 1998, we earned the vast majority of our revenue by managing and delivering ads for ad agencies, Web sites and ad rep firms. We expect to begin marketing our services directly to advertisers during 1999. We also charged customers for other services, such as developing custom reports, although revenue to date from these services has not been significant. We plan to continue to develop and offer new services such as advanced consumer targeting capabilities and expect that an increasing proportion of our revenue will be generated by these services.

        We charge our customers based on each 1,000 ads delivered. Customers with higher ad volumes than average generally receive discounts. During 1998, the monthly volume of ads we delivered increased significantly as Internet traffic increased and we gained market share. However, the average rate we charged declined during 1998. We believe that pricing competition and volume-based discounts were the primary reasons for this decline in average rates charged. We expect those factors to cause future declines in average rates charged.

        Our centralized ad management system has significant favorable cost economies when compared to on-site ad delivery alternatives available to individual Web sites. Our average cost to manage and deliver each ad is significantly influenced by ad volume moving through our system. As we continue to aggregate Web sites and their ad volumes on our system, and add additional advertisers, ad agencies and ad rep firms as customers, we expect the average cost to deliver each ad to decline. In addition, a portion of our research and development efforts is devoted to continually improving the performance and efficiency of our systems. As these efforts are integrated into our system, we expect fewer resources will be required to deliver the same number of ads and the average cost to deliver each ad will decline. We believe that these favorable economies for centralized ad management will increase if greater and greater volumes are served by our system. During 1998, the average cost to deliver each ad declined more significantly than the decrease in the average rate charged, resulting in improved gross margins.

        In the operating areas of research and development, sales and marketing, and general and administrative costs, the single most significant cost is personnel, including the related payroll, facilities, and other overhead costs. Historically, our personnel requirements in these operating areas have increased at significantly lower rates than revenue.

        We have recorded deferred stock compensation expense for options granted after February 1998. As of December 31, 1998, we had recorded aggregate deferred stock compensation of $3.7 million; in addition, in January 1999, we recorded additional deferred stock compensation of $4.7 million. The related stock compensation expense is amortized over the vesting periods of the stock options. AdForce recognized a total of $1.0 million in stock compensation expense during 1998. In addition, we recorded stock compensation expense of $1.4 million during 1998 related to the unvested founders' stock that was not repurchased. Since a certain portion of these charges was related to persons involved in running data center operations, we allocated that portion to cost of revenue, and thus reduced our gross margin. The total charges to be recognized in future years from amortization of deferred stock compensation, including amounts capitalized in the first quarter of 1999, are anticipated to be approximately $3.9 million, $2.0 million, $1.0 million and $404,000 for 1999, 2000, 2001 and 2002, respectively.

        In February 1998, AdForce acquired StarPoint Software, Inc., principally by exchanging AdForce shares for StarPoint shares. We accounted for this transaction as a purchase with a total purchase price of $2.6 million. The purchase price was primarily allocated to intangible assets, including purchased technology that is being amortized over the respective lives of those assets; and in-process technology of $100,000, which was expensed at the time of the acquisition. Amortization charges of $849,000 related to this purchase were recognized during 1998, and further amortization charges of $926,000, $587,000 and $46,000 are expected to be recognized in 1999, 2000 and 2001, respectively.

        We incurred net losses of $3.5 million for the period from January 16, 1996 (inception) to December 31, 1996, $5.7 million for the year ended December 31, 1997, and $15.0 million for year ended December 31, 1998. As of December 31, 1998, our accumulated deficit was $24.2 million. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significantly greater revenue than we have generated to date to achieve and maintain profitability. In addition, our operating costs are relatively fixed, and cannot be quickly lowered even if we fail to generate significant revenue. Although we have experienced significant growth in revenue in recent periods, we expect the growth rate to decline substantially. We expect to continue to incur net losses on a quarterly and annual basis for the foreseeable future.

RESULTS OF OPERATIONS

        The following table sets forth certain line items from our unaudited statements of operations and these line items as a percentage of net revenue for the periods indicated. Annual statement of operations data may be found above under "Selected Financial Data." Figures below are rounded to the nearest whole percentage, and thus line items presenting subtotal and total percentages may differ, due to rounding, from the sum of the percentages for each line item.

                                                                    QUARTER ENDED
                                                  --------------------------------------------------
                                                   MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,
                                                     1998         1998         1998         1998
                                                  -----------  -----------  -----------  -----------
                                                                    (IN THOUSANDS)
Net revenue.....................................   $     414    $     784    $   1,064    $   2,024
Cost of revenue:
  Data center operations........................         709        1,235        1,044        1,451
  Amortization of intangible assets and deferred
    stock compensation..........................         101          165          171          183
                                                  -----------  -----------  -----------  -----------
    Total cost of revenue.......................         810        1,400        1,215        1,634
                                                  -----------  -----------  -----------  -----------
Gross profit (loss).............................        (396)        (616)        (151)         390
Operating expenses:
  Research and development......................         818          972        1,241        1,634
  Marketing and selling.........................         613        1,221        1,389        1,640
  General and administrative....................         390          453          509          487
  Amortization of intangible assets and deferred
    stock compensation..........................         163          571          554        1,441
                                                  -----------  -----------  -----------  -----------
    Total operating expenses....................       1,984        3,217        3,693        5,202
                                                  -----------  -----------  -----------  -----------
Loss from operations............................      (2,380)      (3,833)      (3,844)      (4,812)
Interest income (expense), net..................        (103)         (77)          37           (8)
                                                  -----------  -----------  -----------  -----------
Net loss........................................   $  (2,483)   $  (3,910)   $  (3,807)   $  (4,820)
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------


                                                            AS A PERCENTAGE OF NET REVENUE
                                                  --------------------------------------------------
Net revenue.....................................         100%         100%         100%         100%
Cost of revenue:
  Data center operations........................         171          158           98           72
  Amortization of intangible assets and deferred
    stock compensation..........................          24           21           16            9
                                                  -----------  -----------  -----------  -----------
    Total cost of revenue.......................         196          179          114           81
                                                  -----------  -----------  -----------  -----------
Gross margin....................................         (96)         (79)         (14)          19
Operating expenses:
  Research and development......................         198          124          117           81
  Marketing and selling.........................         148          156          131           81
  General and administrative....................          94           58           48           24
  Amortization of intangible assets and deferred
    stock compensation..........................          39           73           52           71
                                                  -----------  -----------  -----------  -----------
    Total operating expenses....................         479          410          347          257
                                                  -----------  -----------  -----------  -----------
Loss from operations............................        (575)        (489)        (361)        (238)
  Interest income (expense), net................         (25)         (10)           3           --
                                                  -----------  -----------  -----------  -----------
Net loss........................................        (600 )%       (499 )%       (358 )%       (238 )%
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------

NET REVENUE

        We experienced quarterly revenue growth in each quarter of 1998. When compared to the immediately preceding quarter, quarterly net revenue grew by 97%, 89%, 36% and 90% during the first, second, third and fourth quarters of 1998, respectively. The increases in net revenue for all periods presented were primarily due to increases in the volumes of ads that we delivered on behalf of our customers, offset by declines in the average rates charged for delivering these ads. The ad volume increases resulted from both the addition of new customers and the growth in ad volumes experienced by many of our existing customers as the market for Internet advertising increased. The declines in average rates charged were primarily the result of competitive pricing pressure and large-contract pricing. In 1998, we added several large customers with significant ad volumes. We expect the pricing pressure from competitors and discounts related to large-contract pricing to continue for at least the next several quarters.

        The growth in net revenue between the first and second quarters of 1998 was due primarily to increased ad volumes delivered for 24/7 Media and, to a lesser extent, to significant ad volume increases from Fortune City and several new ad agency and Web site customers. The growth in net revenue between the second and third quarters of 1998 was largely due to the revenue contribution of GeoCities, which became a customer in late June 1998, and of ad agencies and other Web sites that became customers during the third quarter. The increase in net revenue from these customers in the third quarter was partially offset by a decline in net revenue from 24/7 Media, as it moved a portion of its ad volume from our systems to its own proprietary server. The revenue growth rate from the second to the third quarter was significantly less than the revenue growth rate in previous quarters as we encountered issues in transitioning GeoCities from an on-site ad server to our service, AdForce for Publishers, causing them to revert to their existing on-site ad server for the month of August 1998. The issues were resolved and GeoCities resumed using our centralized service in September 1998, and our quarterly revenue growth rate in the fourth quarter returned to earlier levels. The growth in net revenue between the third and fourth quarters of 1998 was due to significantly greater net revenue from GeoCities, from 24/7 Media as it began to move ad volume from its proprietary server back to the AdForce service, and from Netscape and other customers. Although Netscape became a customer in the first quarter of 1998, it did not generate significant revenue for us until the fourth quarter of 1998. We expect that future revenue growth, if any, will not be as dramatic as in recent periods.

        Our net revenue increased from $320,000 in 1997 to $4.3 million in 1998. We had no revenue in the period from January 16, 1996 (inception) to December 31, 1996 (the "Inception Period"). The annual increases in net revenue were primarily due to the increased number of ads that we served on behalf of our customers, offset in part by a decline in the average rates charged for serving these ads. The increase in ad volume resulted both from the addition of new customers and from increasing ad volumes for existing and new customers. The decline in the average rates charged that we obtained for delivering ads resulted from significant pricing pressure from competitors and volume-based pricing discounts.

GROSS PROFIT (LOSS)

        Gross margin increased sequentially from negative 96% in the first quarter to negative 79% in the second quarter to negative 14% in the third quarter and to positive 19% in the fourth quarter of 1998. Although our average rates charged declined during 1998 as a result of competition and discounts to customers with large ad volumes, our average cost to manage and deliver ads declined at a faster pace. Our average cost to manage and deliver each ad is significantly influenced by ad volume moving through our system. When a larger number of ads is delivered, the average cost to deliver each ad declines. In addition, a portion of our research and development efforts is devoted to more efficient design and deployment of capital assets used in managing and delivering ads. As this work is integrated into the AdForce system, we expect fewer resources will be required to deliver the same number of ads and the average cost to deliver each ad will continue to decline.

        Total cost of revenue primarily consists of capital asset costs, telecommunications costs, facilities costs, and personnel related costs incurred to operate our data center. It also includes non-cash charges for amortization of deferred stock compensation to data center personnel who received options with exercise prices below the fair market value of the underlying shares on the date of grant, as well as charges for amortization of intangible assets acquired in the purchase of StarPoint.

        Our gross margin was negative 371% in 1997 and negative 18% in 1998. The improvement in gross margin from 1997 to 1998 was primarily due to increased revenue and an improved technology infrastructure that allowed us to deploy our resources to deliver ads more efficiently. These efficiency improvements were offset in part by declining average rates charged to our customers.

RESEARCH AND DEVELOPMENT EXPENSES

        Research and development expenses consist primarily of personnel and related costs associated with developing technology, primarily software, for use in providing our services to customers. These expenses increased sequentially from the first quarter to the fourth quarter of 1998, as personnel were added to enhance both features and performance of our services. In the fourth quarter of 1998, we also incurred consulting costs in connection with a review of our technology in order to identify potential ways to enhance future performance and reliability. Our research and development expenses were $1.6 million in the Inception Period, $2.2 million in 1997 and $4.7 million in 1998. These expenses increased primarily as a result of growth in the number of research and development employees and, to a lesser extent, as a result of increases in capital assets and facility expenses incurred to develop the software used to deliver ads. We expect our research and development expenses to increase in absolute dollars over the next several quarters.

MARKETING AND SELLING EXPENSES

        Our marketing and selling expenses during 1998 consisted primarily of personnel and related costs, as well as costs for promotional activities associated with raising brand awareness. In 1998, marketing and selling expenses increased across all quarters presented, reflecting our decision, late in the fourth quarter of 1997, to establish a direct sales force and to increase brand awareness through marketing efforts. As a result, we significantly increased the number of our sales and marketing employees and our promotional events, and greatly expanded our capital asset base and facilities dedicated to marketing and selling activities. We incurred no direct selling expenses in the Inception Period or in 1997, and our marketing expenses in those periods consisted primarily of personnel and related costs for the indirect marketing of our services. In 1996, $954,000 of marketing expenses represented payments for key word rights on certain Web sites under a marketing plan that was abandoned late in 1996.

        Our marketing and selling expenses were $1.5 million in the Inception Period, $1.1 million in 1997 and $4.9 million in 1998. The decline in marketing and selling expenses from the Inception Period to 1997 was primarily the result of the absence in 1997 of expenses related to key word rights that was recorded in the Inception Period. The increase in marketing and selling expenses from 1997 to 1998 resulted primarily from our decision late in the fourth quarter of 1997 to establish a direct sales force and to increase market awareness through substantial marketing efforts. We expect our marketing and selling expenses to increase in absolute dollars over the next several quarters.

GENERAL AND ADMINISTRATIVE EXPENSES

        Our general and administrative expenses consist primarily of personnel and related costs associated with providing executive, financial and legal support to AdForce, in addition to other costs typically associated with providing corporate infrastructure. General and administrative expenses increased in each of the first three quarters of 1998, reflecting increases in personnel and related costs. In the third quarter of 1998, a $59,000 charge was made to general and administrative expenses in connection with the settlement of a claim made by a former officer of AdForce. Since no similar charge occurred in the fourth quarter, general and administrative expenses were lower in the fourth quarter of 1998 than in the third quarter of 1998. Our general and administrative expenses were $337,000 in the Inception Period, $1.1 million in 1997 and $1.8 million in 1998. These increases were primarily the result of increased personnel and infrastructure to address the requirements of increased business volume. We expect our general and administrative expenses to increase in absolute dollars over the next several quarters.

AMORTIZATION OF INTANGIBLE ASSETS AND DEFERRED STOCK COMPENSATION

        In each of the four quarters of 1998, we recognized expense for the amortization of deferred stock compensation to personnel who had been granted options with an exercise price deemed to be below the fair market value of the underlying common stock on the date of grant for financial reporting purposes. In connection with our acquisition of StarPoint in February 1998, intangible assets are being amortized to operations over the respective lives of those assets. In addition, approximately $100,000 of the initial consideration was allocated to the value of purchased in-process technology. This purchased in-process technology had not achieved technological feasibility at the time of the acquisition and, therefore, did not qualify for capitalization under generally accepted accounting principles. Accordingly, the portion of the purchase price allocated to purchased in-process technology was charged to operations in the first quarter of 1998.

INTEREST EXPENSE, NET

        Interest expense, net was $69,000 in the Inception Period, $108,000 in 1997 and $151,000 in 1998. In each period, interest expense resulted primarily from interest on bridge financings and capital equipment leases, offset in part in 1997 and 1998 by interest income earned on cash balances resulting from equity and capital lease financings.

FLUCTUATIONS IN RESULTS OF OPERATIONS

        Our quarterly results of operations have varied in the past, and you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is likely that in future periods our results of operations will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely decline. Our revenue and results of operations depend on a variety of factors, many of which are beyond our control. Please see "Risk Factors--Our Quarterly Operating Results May Fluctuate and Our Future Operating Results are Uncertain" for a list of such factors.

        We anticipate making significant capital expenditures as we increase the capacity and reliability of our existing technology infrastructure and data center. We also intend to open additional ad management and delivery centers in the future. In addition, we intend to increase our sales and marketing operations and to continue to allocate a large portion of our budget for research and development. We would likely be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue in relation to our expenses, then our business, results of operations and financial condition would be materially and adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

        Since inception, we have financed our operations primarily from sales of preferred stock and capital lease financings and, to a significantly lesser extent, net proceeds from the issuance of notes payable and proceeds from sales of common stock.

        Net cash used in operating activities was $2.3 million in the Inception Period, $5.6 million in 1997 and $9.6 million in 1998. In each period, net cash used in operating activities resulted primarily from our net loss offset partially by non-cash charges for depreciation and amortization and, in 1998, also offset partially by amortization of intangible assets and deferred stock compensation. Net cash used in investing

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activities was $1.4 million in the Inception Period, $163,000 in 1997 and $1.2 million in 1998. In each period, net cash used in investing activities was primarily the result of capital expenditures for equipment used in operating our data center from which ads are managed and delivered.

        Net cash provided by financing activities was $4.3 million in the Inception Period, $6.7 million in 1997 and $19.1 million in 1998. In the Inception Period, net cash provided by financing activities resulted primarily from net proceeds from the issuance of preferred stock and notes payable. In 1997, net cash provided by financing activities resulted primarily from net proceeds from the issuance of preferred stock and proceeds from a sale-leaseback transaction. In 1998, net cash provided by financing activities resulted primarily from net proceeds from the issuance of preferred stock and notes payable, offset slightly, by principal payments on capital lease obligations.

        At December 31, 1998, our principal sources of liquidity were $10.0 million of cash and cash equivalents and $2.1 million of availability under an equipment lease line. At that date, we had commitments of $1.1 million for capital expenditures. These commitments are primarily related to equipping a second data center and to existing facilities expansion. In February 1999, we executed a lease line agreement for an additional $4.0 million. We expect capital expenditures to be at least $9.0 million through the remainder of 1999 and at least $14.0 million in 2000. These expenditures will be primarily for computer hardware and software, office furniture and equipment, and leasehold improvements. A significant portion of the equipment may be acquired under capital leases. At December 31, 1998, we had minimum lease payment obligations, including interest, of $5.6 million under capital leases and $3.6 million under operating leases. Please see Note 6 of Notes to Financial Statements. We will also have to pay America Online quarterly fees totaling at least $10.0 million for the first three years after they give us access to certain demographic data. We are uncertain as to when, if ever, such demographic data may be made available to us.

        We believe that our existing cash and cash equivalents, and the net proceeds from this offering will be sufficient to fund our operating activities, capital expenditures and other obligations for at least the next 12 months. However, if thereafter we are not successful in raising capital as required and on terms acceptable to us, it could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised from the issuance of equity securities, the percentage ownership of our stockholders would be reduced.

NEW ACCOUNTING PRONOUNCEMENTS

        In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued SOP No. 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE." SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. We will be required to implement SOP No. 98-1 for the year ending December 31, 1999. We do not expect that the adoption of SOP No. 98-1 will have a material impact on our financial position or results of operations.

        In April 1998, the AICPA issued SOP No. 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. We will be required to implement SOP No. 98-5 for the year ending December 31, 1999. Because we have not capitalized any start-up costs to date, we do not expect that the adoption of SOP No. 98-5 will have a material impact on our financial position or results of operations.

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. We will be required to implement SFAS No. 133 for the year ending December 31, 2000. Because we do not currently hold any derivative instruments and do

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not engage in hedging activities, we do not expect that the adoption of SFAS No.
133 will have a material impact on our financial position or results of operations.

YEAR 2000 COMPLIANCE

        Many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four-digit entries in order to distinguish between 21(st) century and 20(th) century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with these Year 2000 requirements.

        In the ordinary course of our business, we have evaluated the internally developed software included in our ad management and delivery system, and believe that this software is generally Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of this software or the ability of this software to correctly create, store, process and output data involving dates. However, this year we intend to implement internal Year 2000 testing procedures for our software, and we may learn that certain of our software does not contain all of the necessary software routines and codes necessary for the accurate calculation, display, storage and manipulation of data involving dates. In certain cases, we have warranted to customers that Year 2000 compliance issues will not adversely affect the performance of our ad management and ad delivery services. If our customers experience Year 2000 problems with our services, they could assert claims against us for damages. Our standard service agreements provide warranties of performance in accordance with our specifications, and we may need to incur costs to address Year 2000 problems that our customers encounter through the use of our services. To date we have not received any Year 2000 related claims regarding our services.

        We are also working with our external suppliers and service providers with respect to both third-party applications in our ad management and delivery system and third-party applications in our information technology infrastructure to ensure that these third-party systems and applications will be able to interoperate with our hardware and software infrastructure where necessary and support our needs into the year 2000. Where possible, we have sought assurances from our suppliers that we believe are critical to our business that their products are Year 2000 compliant. While we have received assurances as to the Year 2000 compliance of some of these third-party products, we generally do not have any contractual rights with these providers if their software or hardware fails to function due to Year 2000 issues. If these failures do occur, we may incur unexpected expenses to remedy any problems, including purchasing replacement hardware and software.

        Though we will continue these efforts, we do not believe we have significant Year 2000 issues within our systems or services. Because we believe we are Year 2000 compliant, we have not engaged any third parties to independently verify our Year 2000 readiness, nor have we assessed potential costs associated with Year 2000 risks, procured any Year 2000 specific insurance coverages or made any contingency plans to address such risks. Further, we have not deferred any of our ongoing development efforts to address Year 2000 issues. However, there can be no assurance that unanticipated costs associated with any Year 2000 compliance will not exceed our present expectations and have a material adverse effect on our business, results of operations and financial condition.

        We depend on the uninterrupted availability of the Internet infrastructure to conduct our business as a centralized ad delivery and management service. We also rely on the continued operations of our customers, in particular Web sites hosting advertisements, for our revenue. We are heavily dependent upon the success of Year 2000 compliance efforts of the many service providers that support the Internet, and the Year 2000 compliance efforts of our customers. Interruptions in the Internet infrastructure affecting us or our customers, or failure of the Year 2000 compliance efforts of one or more of our customers, could have a material adverse effect on our business, results of operations and financial condition. The purchasing patterns of advertisers and agencies could be affected by Year 2000 issues as companies expend significant resources to correct their current systems for the year 2000; these expenditures may result in reduced funds available for Internet advertising, which could in turn materially and adversely affect our business. Please see "Risk Factors-- Potential Year 2000 Risks May Adversely Affect Our Business."

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                                    BUSINESS

        THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF ADFORCE, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

        AdForce is a leading provider of centralized, outsourced ad management and delivery services on the Internet. Our highly reliable, scalable technology infrastructure and data center currently deliver up to 160 million ads per day. Our services, AdForce for Advertisers and AdForce for Publishers, offer sophisticated campaign design, inventory management, targeting, ad delivery, tracking, measuring and reporting capabilities. Our services and technology infrastructure leverage the advantages of Internet advertising and direct marketing and allow our customers to:

        - Reach large or targeted audiences across multiple Web sites on our common platform;

        - Maximize return on advertising investments for advertisers and ad agencies;

        - Maximize the value of page view inventories for Web sites and ad rep firms;

        - Monitor and measure the effectiveness of ad campaigns in near real time;

        - Modify ad campaigns based on near real-time campaign performance data;

        - Aggregate large numbers of sites into a single network and segment the network into groups of special interest content such as "sports" or "finance;" and

        - Take advantage of direct marketing opportunities using sophisticated targeting technologies supported by our large and growing database of user information.

        By outsourcing the technically complex and operationally demanding ad management and delivery functions to AdForce, our customers can utilize our high performance systems, technology and personnel while focusing on their own core competencies.

        During 1998, we delivered 13.6 billion ads with increasing quarterly ad volumes of 0.9 billion, 1.6 billion, 3.2 billion and 7.9 billion. Our net revenue increased sequentially from $414,000 in the first quarter of 1998 to $2.0 million in the fourth quarter of 1998. Through relationships with key customers, including GeoCities, Netscape, 24/7 Media, 2CAN Media and ModemMedia.PoppeTyson, we have achieved a broad reach over the Internet. According to Media Metrix, an Internet research firm, in December 1998 AdForce served ads to approximately 58% of U.S. Internet users.

INDUSTRY BACKGROUND

    THE EMERGENCE OF THE INTERNET AS AN ADVERTISING MEDIUM

        The Internet has emerged as an important mass medium for advertising and direct marketing, communication and electronic commerce. International Data Corporation ("IDC"), a firm specializing in online research and analysis, estimates that Internet users numbered approximately 100 million in 1998 and will grow to more than 320 million in 2002. The rapid expansion of the Internet has led to significant growth in electronic commerce. IDC estimates that purchases of goods and services over the Internet will increase from $32 billion in 1998 to $426 billion in 2002. The growth of the Internet generally and of electronic commerce in particular has spurred traditional businesses to devote larger portions of their marketing budgets to Internet advertising, and has prompted Internet and electronic commerce companies to increase their spending on Internet advertising. The Direct Marketing Association ("DMA") estimates that advertisers and direct marketers spent approximately $284 billion in 1998 on all forms of media in the United States, up from $264 billion in 1997. Growth in Internet advertising and direct marketing during this period, though significantly smaller in absolute dollars, outpaced the growth of traditional advertising

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and direct marketing. Jupiter Communications, another online research firm, estimates that spending on Internet advertising will grow from $1.9 billion in 1998 to $7.7 billion in 2002, while the DMA estimates that spending on Internet direct marketing will grow from an estimated $603 million in 1998 to an estimated $5.3 billion in 2003.

    ADVANTAGES OF INTERNET ADVERTISING AND DIRECT MARKETING

        The Internet offers significant advantages over traditional media as a medium for advertising and direct marketing. We believe that the advantages described below will lead advertisers to continue to increase spending on Internet advertising and direct marketing.

        ABILITY TO REACH LARGE OR TARGETED AUDIENCES. As a global medium with no geographic boundaries, the Internet enables advertisers to reach local, national and international audiences. The Internet also affords advertisers the opportunity to target ads to specific geographic regions, to specific interest groups by targeting multiple Web sites with a particular "content," and to consumers with specific demographic profiles.

        INTERACTIVITY. Unlike the broadcast model of traditional media, the Internet is a truly interactive mass medium. Advertisers receive immediate feedback on the effectiveness of their ad campaigns and can actually close sales online. Advertisers can control the number of times a user sees an ad, rotate ads in sequence for that user and build highly accurate user profiles through transaction information, registration procedures and anonymous matching techniques.

        ABILITY TO TRACK, MONITOR AND MEASURE ADVERTISING EFFECTIVENESS. The Internet allows advertisers to track, monitor and measure the effectiveness of their ad campaigns, and provides the flexibility to control those campaigns dynamically in near real time. Advertisers can measure the number of times users view a particular ad, how often users respond or "click through" to that ad and ultimately make a purchase or other transaction, and certain other characteristics of the user. Based on this data, advertisers can modify ad messages and placement quickly and efficiently to maximize ad campaign effectiveness, resulting in higher response rates. For this reason, Internet advertising provides advertisers the potential to achieve higher returns on their investments than currently achievable through traditional media.

        GREATER FLEXIBILITY AND REDUCED COSTS. In contrast to traditional media advertising, Internet advertising and direct marketing typically involve shorter lead times on scheduling, faster placement and less time-consuming, less expensive production of the ads so that Internet advertisers can cost-effectively launch ad campaigns on short notice in response to specific needs or events. In addition, once an ad campaign is launched, advertisers can easily and inexpensively change its content, scope and frequency of delivery in response to feedback in order to ensure that an effective message is delivered to consumers.

    CHALLENGES OF MANAGING AND DELIVERING EFFECTIVE INTERNET ADVERTISING

        The dynamic nature and rapid growth of the Internet are steadily increasing the challenges and infrastructure requirements of delivering effective advertising.

        DISAGGREGATED NATURE OF THE INTERNET. The large number of Web sites and the dispersed nature of the Internet audience make it difficult for advertisers and ad agencies to identify and target specific customer segments with specific ad campaigns. Advertisers and ad agencies often need to book ad campaigns across hundreds of sites to obtain the necessary reach, number of desired ad impressions and target audience. This complex and labor-intensive process includes identifying sites with specific characteristics, understanding their technical capabilities and contractual terms, identifying their available inventory of desired page views, preparing their Web pages to accept the proper ads, reserving and delivering ads and tracking results. In addition, Web sites operating an ad server independently from a network of other Web sites typically find that they do not generate enough data from their own users to build an effective database of Web users and their response patterns that would enable sophisticated ad targeting.

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        COMPLEX, RAPIDLY CHANGING TECHNOLOGY.  Delivering and tracking hundreds of ad campaigns, with response times measured in milliseconds, to millions of Internet users who click through to thousands of Web sites requires complex networking, computing, applications and database technologies. In addition, as browser vendors upgrade their software, advertisers pursue richer forms of Internet advertising incorporating sound, motion and other advanced features. As other interdependent technologies evolve, a delivery system must be updated continually to accommodate the rapid pace of technological change. Advertisers, ad agencies, Web sites and ad rep firms typically do not have the requisite technological capabilities.

        SIGNIFICANT OPERATING COSTS AND REQUIREMENTS. Developing, building, operating and maintaining an ad management and delivery system is costly and time-consuming. It requires one or more large and complex data centers with multiple, complex network connections and back-up capabilities. Further, to maintain reliable performance 24 hours a day, seven days a week, these systems must be maintained around the clock by highly specialized operations personnel. For most advertisers, ad agencies, Web sites and ad rep firms, these operating burdens can create a substantial diversion of investment from their core competencies.

        RAPID GROWTH OF WEB SITES. Successful Web sites are experiencing rapid growth in the number of pages and ads they deliver per day, with larger portal sites delivering hundreds of millions of ads per day. Scaling ad management and delivery capabilities at these sites requires significant investment in technology operations infrastructure. The failure to develop a scalable solution can materially and adversely impact revenue growth for these sites.

        TRUSTED REPORTING AND RESULTS. Unlike traditional broadcast media, Internet ads are delivered to individuals one ad at a time. For this reason, Internet advertising campaigns are typically measured and billed by the exact number of ad impressions delivered and, in many cases, the exact number of click-throughs and transactions. Advertisers, ad agencies and other parties prefer third-party verification of ad delivery results to use as a basis of determining campaign costs and effectiveness.

        PRIVACY. The use of more precise targeting capabilities by Internet advertisers will increase the challenges of preserving user privacy. Technology advancements, strategic partnerships and evolving business practices will be required to balance privacy concerns with the demand for more precise targeting capabilities.

    NEED FOR A CENTRALIZED, OUTSOURCED INTERNET ADVERTISING AND DIRECT MARKETING
     SOLUTION

        The rapid growth of the Internet as an advertising medium has made the management and delivery of effective advertising and direct marketing mission critical for advertisers, ad agencies, Web sites and ad rep firms. Because of the significant technical, operational and resource challenges of ad management and delivery, and the need to aggregate both users and data, we believe there is a need for an outsourced, centralized Internet advertising and direct marketing technology infrastructure provider that delivers the unique advantages of Internet advertising while allowing advertisers, ad agencies, Web sites and ad firms to focus on their core competencies. This infrastructure must provide high performance and advanced functionality and be highly reliable and readily scalable.

THE ADFORCE SOLUTION

        AdForce provides the technology and infrastructure that advertisers, ad agencies, Web sites and ad rep firms need to exploit the unique potential of Internet advertising and direct marketing. Our turnkey solutions for advertisers, ad agencies, Web sites and ad rep firms offer sophisticated ad delivery, inventory management, targeting, tracking, measuring and reporting capabilities built on our technology platform. Our outsourced services and infrastructure allow our customers to focus on their core competencies, while leveraging our systems for quick time-to-market, low entry and maintenance costs, reliability and scalability. During 1998, we delivered 13.6 billion ads with increasing quarterly volumes of 0.9 billion, 1.6 billion, 3.2 billion and
7.9 billion. To date, we have increased our 30-day ad impression rate to well

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over 4 billion, with per day volumes of up to 160 million. Our key Web site customers include GeoCities and Netscape; our key ad rep customers include 24/7 Media and 2CAN Media; and our key ad agency customers include ModemMedia.PoppeTyson and USWeb. According to Media Metrix, an Internet research firm, in December 1998 AdForce served ads to approximately 58% of U.S. Internet users.

    BENEFITS FOR ADVERTISERS AND AD AGENCIES

        - AdForce for Advertisers enables advertisers and ad agencies to schedule, target, manage and deliver ad campaigns efficiently across the entire Internet. Advertisers and ad agencies are able to track and monitor ad campaign results using our data reporting and analysis capabilities. Our measuring of ads delivered, which result in advertising billings, are audited by a third party to ensure that advertisers and agencies can have confidence in our results.

        - The intuitive client interface of AdForce for Advertisers, which is installed on our customers' personal computers and permits communications with our systems over the Internet, aids advertisers and ad agencies in the media planning process. Through this interface, advertisers and ad agencies can build a schedule for their campaigns by checking and reserving Web site inventories, and then specifying the content, targeting criteria, type of media and the dates, times and frequency that their ads should appear. Through this interface, advertisers and ad agencies can also monitor ongoing campaigns, and adjust priorities or change ads to maximize the value of each ad delivered.

        - We store detailed information regarding every ad delivery in a manner that allows broad and flexible reporting. In addition to click-throughs, we track the activity of prospects who act on an ad, either through making a purchase or through completing a survey or registration form. This information enables advertisers to track and measure the effectiveness of a campaign and maximize its value. We offer numerous reports covering various facets of an ad campaign with the ability to consolidate data across multiple Web sites.

        - Our services enable advertisers and ad agencies to utilize our large and growing database to target ad campaigns using a wide variety of criteria, thereby increasing the value of their ad dollars. In addition, our strategic relationship with Experian will permit targeting through the use of detailed consumer demographic data. We believe our targeting capabilities allow advertisers and agencies to deliver ads that are less repetitious, more relevant and more likely to match a particular user's interests. These capabilities allow ad agencies to differentiate themselves from their competitors, provide additional value-added services to their clients and create additional revenue opportunities.

        - By relying on our outsourced solution and our technology infrastructure, advertisers and ad agencies can focus on their core competencies such as media planning, contract creation and direct marketing.

    BENEFITS TO WEB SITES AND AD REP FIRMS

        - AdForce for Publishers provides the infrastructure that Web sites need to maximize sales of advertising space, increase the value of their page views, and differentiate themselves from their competition. AdForce for Publishers also allows entities that operate multiple Web sites and ad rep firms to aggregate multiple sites and pages within sites into a single network. The network can then be subdivided based on content to create special interest groups such as "sports" or "finance" to maximize the value of a Web site's inventory.

        - Our outsourced solution provides Web sites and ad rep firms the advanced technology required for the complex processes of managing and delivering Internet advertising. In addition, our outsourced solution allows Web sites and ad rep firms to avoid the significant hardware, software and personnel costs associated with site-specific software services and to benefit from the scalability of our technology infrastructure.

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        - Our Inventory Management System provides detailed reporting on current and estimated future ad inventory. The system ensures that ad campaigns are delivered evenly, smoothing the potential effects of unexpected traffic increases. In addition, the system monitors each active ad campaign, adjusting for differences in Web site traffic, to ensure that ads are delivered as scheduled to achieve maximum yield from a Web site's ad inventory. Because we enable Web sites and ad rep firms to track, monitor and measure ad inventory consistently, our customers can sell more premium ad space.

        - Our advanced targeting and reporting capabilities enable Web sites and ad rep firms to maximize their advertising revenues by delivering to their advertisers more valuable ad impressions that are more likely to result in a click-through or other action.

        - AdForce for Publishers allows ad rep firms to aggregate a number of Web sites in order to measure and manage available inventory. In addition, our services allow ad rep firms to schedule multiple campaigns across multiple sites as simply as scheduling a single site.

STRATEGY

        AdForce's objective is to be the primary technology and service infrastructure for advertising and direct marketing on the Internet. Our strategy to achieve our objective consists of the following key elements:

        ENHANCE AND EXPAND OUR CORE TECHNOLOGY. Our technology infrastructure has enabled us to become a leading provider of centralized, outsourced advertising and direct marketing services on the Internet. The ability of our technology and infrastructure to scale as Internet advertising has grown has been a competitive advantage. In addition, by steadily increasing our ad volumes in 1998, we have been able to reduce the cost of ad management and delivery. We intend to continue to invest heavily in research and development activities to enhance the performance and functionality of our core technology. In addition, we intend to continue to invest in enhancing the reliability, scalability, performance and cost efficiency of our data center infrastructure. We plan to open an additional data center in the second quarter of 1999 that will significantly increase our ad delivery capacity. The AdForce core technology has been designed to facilitate developing new features and functionality. During 1999, we also plan to continue to develop new services and capabilities for our customers.

        LEVERAGE AND EXPAND CUSTOMER BASE. We seek to maintain, develop and enhance existing and new revenue streams from our current customer base of ad agencies, Web sites and ad rep firms, as well as from new customers. Our current customer base, including GeoCities, Netscape, 24/7 Media and 2CAN Media, substantially increased their Internet traffic during 1998, and we plan to increase our revenue from these customers to the extent their Web traffic continues to grow by continuing to provide them high value ad management and delivery services. In addition to our recurring ad management and delivery services, we anticipate developing additional sources of revenue by offering advanced reporting, targeting and data analysis and by delivering ads in rich media formats such as audio, video and animation. We intend to attract and retain new customers by promoting the AdForce brand as the leading provider of outsourced advertising and direct marketing services on the Internet, increasing our sales and marketing activities and developing new services and leading technologies. To facilitate this, we intend to continue promoting our solutions through online and offline advertising, an extensive public relations campaign, strategic alliances and other promotional activities. As our network of customers grows, we believe that our position as a primary provider of technology infrastructure for ad management and delivery will be reinforced.

        MAINTAIN NEUTRALITY. Our customers rely on us to provide accurate, unbiased services and information. In order to fill this role as a trusted intermediary, we believe it is essential that we not compete with our customers and avoid any media bias. We provide the technology infrastructure to maximize the ad sales of Web sites and ad rep firms. For this reason, we have avoided selling advertising and putting ourselves in competition with our customers. In addition, we provide the tools and

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infrastructure advertisers use to efficiently schedule and effectively deliver complex campaigns on the Internet and to learn more about their prospects and customers. We also avoid media buying or campaign or creative development that would place us in competition with our existing and potential customers. Instead, we are committed to continuing to develop the AdForce brand to be synonymous with reliability, technical competence, comprehensiveness and neutrality.

        LEVERAGE DATABASE MARKETING CAPABILITIES. Our proprietary technology infrastructure, substantial ad impression volumes and customer relationships allow us to aggregate significant data regarding specific prospect and customer behavior. This data is critical to developing a targetable database of user profiles for advertisers. We intend to use this data to provide additional database marketing services to our customers so that advertisers are able to reach targeted audiences more effectively and Web sites are able to provide a more valuable inventory. Leveraging our strategic relationship with Experian, we intend to provide advanced targeting and database marketing services to our customers based on demographic and lifestyle profiles. This demographic targeting will allow advertisers and direct marketers to engage in relationship marketing by permitting them to identify their audiences very specifically. In order to maintain a clear focus on user privacy, we have developed AdSecure, a product that substitutes an encrypted code for all personally identifiable information.

        TARGET ADDITIONAL ADVERTISING MEDIA. As other forms of media (E.G., interactive television and addressable cable boxes) converge with the Internet, we may be able to leverage our extensive knowledge and leading technology in interactive advertising solutions to penetrate these media. In addition, we believe much of our industry expertise and developed technology may be transferable to more traditional advertising media, such as newspaper, television, radio and cable, that may benefit from centralized, outsourced ad management solutions.

SERVICES

        We provide centralized, outsourced ad management and delivery services that address the requirements of buyers and sellers of Internet advertising and direct marketing. The buyers, primarily advertisers and ad agencies, are served by AdForce for Advertisers. The sellers, primarily Web sites and ad rep firms, are served by AdForce for Publishers. We provide the following functions for our customers:

        [INSERT FLOW DIAGRAM HERE]

        [icon] MEDIA PLANNING. Reflecting the media planner's workflow, AdForce for Advertisers organizes the steps in planning and executing Internet advertising. Media planners can utilize in-house databases or commercial third-party research to select sites and build a media plan.

        [icon] CAMPAIGN SCHEDULING. Advertisers, ad agencies, Web sites and ad rep firms can use a Java client application to create and schedule ad campaigns over the Internet. An ad campaign wizard guides users as they build a campaign, allowing them to specify the schedule, content units, frequency and targeting criteria, and then submit the ad for delivery. AdForce for Advertisers organizes campaigns to reflect the typical workflow of an ad agency and transmits traffic instructions to many Web sites. AdForce for Publishers allows Web sites and ad rep firms to view and manage all of the campaigns running throughout their Web sites.

        [icon] INVENTORY MANAGEMENT. AdForce for Publishers' automated Inventory Management System ("IMS") gives Web sites and ad rep firms detailed information about current and future inventory, allowing them to sell available media space more precisely. When an ad campaign is booked, IMS uses historical data to forecast available inventory for specified targets throughout the schedule and establishes the delivery frequency for each group of ads. Automatically checking each ad campaign in progress, IMS regularly adjusts for variations in site traffic and updates available inventory while factoring in other ad campaigns. IMS ensures that all ad campaigns are delivered on schedule, so Web sites get maximum value for their inventory.

        [icon] TARGETING. Serving ads from a central data center, we can employ more comprehensive targeting databases than local ad servers, offering more targeting options and far greater targeting accuracy. Our customers can target campaigns using a range of criteria, including domain/SIC code, content area, keyword, geography, schedule and site-provided data. Our advanced targeting capabilities enable Web sites to deliver high value ad impressions for advertisers, reaching the people who are most likely to respond to the ad. Web site visitors are shown ads that are more relevant, less repetitious and more likely to match their interests.

        [icon] AD DELIVERY. Our ad delivery system delivers ads quickly, consistently, on schedule and on target. Because we provide the technology infrastructure, our customers have no hardware, software, networks or backup systems to purchase or maintain. Our scalable architecture handles millions of decisions per second in order to serve targeted ads in near real time. We have begun to deliver a variety of rich media formats, such as audio, video and animation, to create a more compelling user experience. Our infrastructure offers our customers built-in redundancy, the security of operating 24 hours a day, 7 days a week, and capacity to handle both traffic growth and fluctuations.

        [icon] TRANSACTIONS. Our transactions feature records user activity in addition to click-throughs for such actions as requesting information, registering for a service or purchasing a product. The resulting data are made available through reports that help Web sites demonstrate the effectiveness of campaigns on their Web site and record their share of transactions generated by traffic on their Web site. The resulting data also help advertisers and ad agencies interpret results and manage the effectiveness of their campaigns.

        [icon] REPORTING. We use detailed information accumulated from every ad delivered and consolidated across multiple Web sites to provide our customers with dozens of accurate, timely reports. We ensure that ad impressions are counted accurately, whether they are delivered from our data center, the user's browser cache or a proxy server. Our reporting features provide Web sites and advertisers with reports containing information they need in HTML or Microsoft Excel format. Advertisers and ad agencies can optimize ad campaigns for best results, and media planners can adjust priorities, targeting criteria and ad rotation, or swap in new ads, to maximize the value of campaigns in progress.

        [icon] AUDITING AND ACCOUNTING. We provide audited statements that detail the number of ads delivered, click-throughs and transactions for auditing and accounting purposes. ABC Interactive, a leading Internet auditing service, provides a monthly audit of ads delivered and click-throughs that enables us to provide a statement to each customer, ensuring greater accuracy and saving the customer time. Our reports help automate and streamline billing operations by reducing the need for manual data processing. All information required to generate invoices is available in a readily usable format, exportable to Microsoft Excel and accounting software using a simple data transfer.

        [icon] ANALYSIS. Advertisers, ad agencies, Web sites and ad rep firms can use the information stored in our data center to conduct post-campaign analysis of results, explore trends and examine "what-if" scenarios. By integrating user profile information such as Voyager Profiles from Millward Brown Interactive, a leading market research firm, we allow advertisers and ad agencies to characterize users who viewed and responded to their campaigns and to improve future media plans and their return on advertising spending. Web sites and ad rep firms can conduct analyses that help them to increase their revenues from their Web traffic.

PLANNED SERVICE ENHANCEMENTS

        ADFORCE TRACKING. We intend to continue to enhance user tracking capabilities. While maintaining the anonymity and privacy of users, advertisers will be able to track and record user activity related to ad campaigns to compare customer acquisition costs using different ads on different sites and to track information such as the value and frequency of purchases.

        DEMOGRAPHIC TARGETING. We have been developing demographic targeting capabilities and expect to make these capabilities available to advertisers, ad agencies, Web sites and ad rep firms. Our targeting services will build upon our strategic relationship with Experian and will serve dynamically targeted ads to users based on their demographic and lifestyle profiles. User demographics will be identified by linking user "cookies" to known demographic information with the user's permission. As part of our demographic targeting strategy, we have developed a technology called AdSecure that maintains user privacy by substituting all personally identifiable information with an encrypted ID allowing us to anonymously match an Internet user to existing direct market demographic data. Demographic targeting will increase the value of Internet marketing and allow marketers to reach their desired prospects more readily, generating increased revenue for publishers and for us.

        BANNER CO-OP SERVICE. Small Web sites and individual home page publishers often trade ad impressions on their pages in return for promotional advertising on other sites within an ad network or across the Internet. Home page publishers typically have fewer of their ads served on the network than the number of ads they serve on their home page, allowing the network owner to sell the remaining inventory to earn revenue. We are developing a banner co-op service that will enable ad networks and larger sites to provide home page publishers the ability to serve banner ads on their home page in exchange for advertising space in the network or larger site. The banner co-op will leverage our existing technology and infrastructure to provide a system capable of handling over a million individual home page publishers and their ad campaigns.

TECHNOLOGY AND DATA CENTER OPERATIONS

        Our ad management and ad delivery infrastructure employs advanced technology and a robust data center to deliver ads 24 hours a day, 7 days a week, for leading ad agencies, Web sites and ad rep firms.

    THE ADFORCE AD MANAGEMENT AND DELIVERY SYSTEM

        Our proprietary ad management and delivery system is divided into five subsystems: Ad Management, Campaign Deployment, Ad Delivery, Data Analysis and Reporting. In building these subsystems, we have developed a significant amount of proprietary software while also leveraging industry-standard hardware and software and leading third-party technology wherever possible.

        AD MANAGEMENT SUBSYSTEM. Our Ad Management Subsystem consists of our client application software (the "Client"), our Inventory Management System ("IMS") and an Administrative Database. The Client is loaded onto the customer's personal computer and is used to communicate with our system over the Internet to design, input, change and monitor ad campaigns and to request and receive reports. Customers also use the Client to validate their desired ad campaigns against our IMS system, a software engine that uses proprietary algorithms to forecast available ad inventory on a given Web site or in an AdForce-supported network, and to create daily campaign schedules. Customer instructions delivered via the Client are then recorded in our Administrative Database for deployment by the Campaign Deployment Subsystem.

        CAMPAIGN DEPLOYMENT SUBSYSTEM. Our Campaign Deployment Subsystem consists of a set of processes to transmit campaign schedules and ads from the Administrative Database to the Targeting

Database in the Ad Delivery Subsystem. These processes are run nightly and periodically during each day to update schedule information and place new campaigns into production. Because we are able to run this process many times each day, customers can insert new campaigns and change existing campaigns within an hour of notifying them.

        AD DELIVERY SUBSYSTEM. The Ad Delivery Subsystem consists of Ad Delivery servers, Ad Selector servers and the Targeting Database. The Ad Delivery servers handle ad requests coming in from the Internet, log those requests into the Data Analysis Subsystem for reporting purposes, and ask the Ad Selector servers which ad should be served to the requesting user. The Ad Selector servers choose the ads to be delivered to the particular user using a patent-pending object-framework technology and by accessing information in the Targeting Database. The Ad Selector servers provide that information to the Ad Delivery servers, and the right ad is then served to the user.

        DATA ANALYSIS SUBSYSTEM. The Data Analysis Subsystem consists of database and other applications for processing and storing transaction data logged from the Ad Delivery servers. This information is then used by the Reporting Subsystem and by IMS. These data repositories are also used for data mining and transaction correlation. Although our database does not allow specific individuals to be individually identified, we have built and will continue building consumer profiles using information compiled in these data repositories to use in targeting ad campaigns.

        REPORTING SUBSYSTEM. The Reporting Subsystem also has database and processing applications that allow us to provide industry standard and custom reports to our customers using data from the Data Analysis Subsystem. Customers access this subsystem by logging requests with the Administrative Database Reports are then made available to the customer through the Client and or by e-mail.

    DATA CENTER OPERATIONS

        We deliver our services from a central data center located at our development, operations and client services facility in Costa Mesa, California. This data center houses an extensive array of servers, multiple databases, multiple terabytes of hard disk storage and routing equipment connecting AdForce to the Internet using several fiber optic providers, giving us sufficient capacity for growth and failover capability. We recently signed a sublease for an additional facility in Cupertino, California, which will approximately triple our current data center space. We plan to move our existing Cupertino headquarters into the office portion of this space and to begin data center operations by the end of the second quarter of 1999.

        We manage our systems closely to ensure that we maintain excellent up-time performance and consistent ad delivery. Our systems are self-monitored by automated tools that measure system performance, including central processing unit usage levels, disk usage, network and bandwidth usage, report processing times and the response time of the system to ad requests. We also have operations staff monitoring the systems 24 hours per day, 7 days per week.

        In building and maintaining our system, we have focused on reliability, scalability, performance and operating cost. For reliability, we maintain "hot failovers" or running standby servers for components within each subsystem so that a given server can fail and the system itself will continue to function without interruption. We use caching in the Ad Delivery subsystem to ensure ads will continue to be served to our customers based on last available information even if the back-end subsystems fail entirely. We have the backup power and additional air conditioning needed for reliable data center operations, and use multiple bandwidth network providers so that we have redundant capacity for use in case of failover. We also protect our data by using an off-site data backup service.

        We have aggressively scaled our system throughout 1998 by adding additional servers or other equipment within subsystems as needed, and by improving the performance of the subsystems themselves. We are also continuing our development efforts to improve the performance of components within each subsystem with a view to increasing capacity and improving response times while reducing overall ad delivery costs.

KEY CUSTOMERS

        We believe our continued success depends on establishing a broad customer base within each of the primary categories of advertisers, ad agencies, Web sites and ad rep firms. We plan to begin marketing our services directly to advertisers in 1999. Some of our key customers in the other three categories include the following:

       AD AGENCIES                  WEB SITES                  AD REP FIRMS
--------------------------  --------------------------  --------------------------
  ModemMedia.PoppeTyson             GeoCities                   24/7 Media
       VR Services                   Netscape                   2CAN Media
          USWeb                    FortuneCity              Euroserve-InterAd
    Magnet Interactive              Encompass                 Adauction.com
        Latitude90                    Netcom                    TVMV, Inc.
        OgilvyOne                    GoTo.com                .tmc Ad Network
                                   PGATOUR.com
                                    Match.Com
                                  Virtual Vegas
                                  Hoovers Online

        We typically are the primary or sole ad management and delivery service provider for our Web site customers. For example, we serve all paid advertisements for GeoCities through our systems and the majority of paid advertisements for Netscape.

        In addition to our direct Web site customers, we also serve ads on hundreds of Web sites that ad rep firms represent, including such sites as MapQuest, AT&T, Reuters-Yahoo, Blizzard Entertainment and Earthlink, which are customers of 24/7 Media, and 123 Greetings, Family Tree Maker and SecureTax, which are customers of 2CAN Media. Further, we reach a wide variety of additional Web sites on ad campaigns we manage and serve for our ad agency customers.

SALES AND MARKETING

        Our primary sales strategy is to sell directly to major Web sites, large ad agencies and ad rep firms. We sell our services in the United States through a 21-person sales and marketing organization. These employees are located in Silicon Valley, Southern California, New York and Northern Virginia. In addition, we leverage the sales organizations of our ad rep customers to provide our services to the sites they represent.

        We have focused and will continue to focus our sales and marketing efforts on establishing service relationships with large, high volume users of Internet advertising such as GeoCities, Netscape, 24/7 Media and 2CAN Media. In addition, we are increasingly targeting sales to advertisers and ad agencies. We rely on our sales and marketing team, our senior management and our customer service personnel to promote and sustain these relationships.

        We use a variety of marketing programs to generate demand for our products, build market awareness, develop customer leads and establish business relationships. Our marketing activities include preparing market research and collateral materials, determining market requirements, managing press coverage and other public relations activities, identifying potential customers, participating in trade events, seminars and conferences, and establishing and maintaining close relationships with recognized industry analysts.

CUSTOMER SERVICE AND SUPPORT

        We believe that a high level of customer service and support is critical to the successful marketing and sale of our services. We have established a comprehensive professional organization that provides account management, technical support, training and ongoing client services for our customers. Our customer service personnel are available 24 hours a day, 7 days a week, to assist customers as needed, and are currently located in California and New York. We plan to establish additional service and support sites as required by customers.

COMPETITION

        The market for Internet advertising and related products and services is still evolving and is subject to intense competition as companies attempt to establish a market presence. We expect that competition will increase as industry consolidation causes certain early entrants in the marketplace to merge or be acquired. We currently compete with providers of outsourced ad servers and related services, including DoubleClick and MatchLogic, as well as providers of ad server software and equipment services, such as NetGravity. Many of our current competitors have substantially greater resources and more developed sales and marketing strategies than we do. We cannot assure you that we will be able to compete effectively against such competitors now or in the future.

        Another principal source of competition is Web sites that use internally-developed Internet advertising and direct marketing services. These Web sites include America Online, one of our principal stockholders, and Yahoo!. America Online and Yahoo! have announced their intentions to acquire two of our major customers, Netscape and GeoCities, respectively. Following these acquisitions, either Netscape or GeoCities, or both, might transition their systems to the proprietary systems of their acquirors, which would materially and adversely affect our business, results of operations and financial condition. In addition, 24/7 Media, another of our principal customers, acquired its own ad management and delivery technology in 1998, and currently uses this technology to serve a portion of its advertising needs. If 24/7 Media were to cease doing business with us or enter into competition with us, it would materially and adversely affect our business, results of operations and financial condition. Finally, a fourth major customer, 2CAN Media, was recently acquired by AdSmart, a subsidiary of CMG Investments. CMG Investments also owns Engage, which recently merged with Accipiter, a supplier of ad server software and equipment services. If 2CAN Media were to transition its business from us to Accipiter, it would materially and adversely affect our business, results of operations and financial condition.

        We may also encounter a number of potential new competitors that have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These qualities may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than we can to the development, promotion and sale of their products and services. These competitors might also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web sites. If such companies decided to enter the market, we cannot assure you that we would be able to compete against them effectively.

INTELLECTUAL PROPERTY

        Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. We have filed two patent applications in the United States. In addition, we have applied to register certain trademarks in the United States. We cannot assure you that our patent applications or trademark registrations will be approved. Even if they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which may not be possible on commercially reasonable terms.

        Our technology collects and utilizes data derived from user activity on the Internet. Although we believe that we have the right to use this information and to compile it in our database, we cannot assure you that any trade secret, copyright or other protection will be available for such information. We also cannot assure you that any of our proprietary rights will be viable or of value in the future since the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving. We believe that factors such as the technological and creative skills of our personnel, new service offerings, brand recognition and reliable customer service are more essential to establishing and maintaining our technology leadership position than the legal protection of our technology. There can be no assurance that others will not develop technologies that are similar or superior to our technology.

        We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. We cannot assure you that the steps we have taken will prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

        We have licensed, and we may license in the future, certain proprietary rights to third parties. In particular, we have licensed our proprietary software to America Online and Euroserve Media. In addition, prior to our acquisition of Starpoint, Starpoint licensed its software to GeoCities and two other parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, they may take actions that could materially and adversely affect the value of our proprietary rights or our reputation. We cannot assure you that these business partners will take the same steps we have taken to prevent misappropriation of our solutions or technologies. Please see "Certain Transactions" for detailed information on our license to America Online.

        Third parties may assert infringement claims against us or our customers. We do not believe that our technological processes infringe upon the proprietary rights of others, but we cannot assure you that third parties will not assert claims that we violate their rights. In addition, we believe that we have the right to use the user data we collect for our database, but we cannot assure you that third parties will not assert claims that we violate their trade secrets or copyrights. Although there has not been any claim of this type in the past, any claims and resultant litigation, should they occur, could subject us to significant liability for damages or could result in invalidation of our rights. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in diversion of our time and attention, which could materially and adversely affect our business, results of operations and financial condition. Any claims or litigation from third parties might also result in limitations on our ability to use the trademarks and other intellectual property subject to these claims or litigations unless we enter into arrangements with the third parties responsible for the claims or litigation, which might be unavailable on commercially reasonable terms, if at all.

PRIVACY POLICY

        We believe that issues relating to the privacy of Internet users and the use of personal information about these users are critically important as the Internet and its commercial use grow. We have adopted a detailed policy outlining the permissible uses of information about users and the extent to which such information may be shared with others. Our customers must acknowledge and agree to this policy when registering to use our service. We do not sell or license to third parties any personally identifiable information about users. We use information about users to improve marketing and promotional efforts and to analyze usage patterns. We comply with all relevant privacy initiatives in the industry, and we are a member of the TRUSTe program, an independent non-profit organization that audits the privacy statements of Web sites and adherence thereto. Moreover, we have an independent accounting firm regularly audit these privacy and business practices to ensure compliance with all legal and industry accepted privacy standards.

EMPLOYEES

        As of December 31, 1998, we had 97 employees, including 42 in engineering and data center operations, 21 in sales and marketing, 19 in client services and 15 in general administration. Other than as described in "Management--Employment Agreements and Severance Agreements," none of these individuals is bound by an employment agreement. We believe that we have good relationships with our employees. We have never had a significant work stoppage, and none of our employees is represented under a collective bargaining agreement. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel and upon the continued service of our senior management and key technical personnel. Competition for qualified personnel in our industry and geographical locations is intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future. See "Risk Factors--We Depend on Our Key Personnel."

FACILITIES

        Our headquarters, including our principal administrative and marketing facilities, are located in approximately 10,578 square feet of office space in Cupertino, California. The lease on 6,553 square feet of this facility expires in March 1999; the lease on the remaining portion expires in June 2003. Our principal data center, product development, operations and client services facilities are located in approximately 18,362 square feet of office space in Costa Mesa, California; the lease on this facility extends through April 2004. We have sales personnel in both California offices, and in a New York City office of approximately 1,000 square feet. The lease for the New York office expires in December 1999.

        We recently executed a sublease for a facility in Cupertino with approximately 41,151 square feet, which includes a data center with fully installed infrastructure. This sublease extends through April 2003. We plan to relocate our headquarters to this new space, and to begin data center operations in this new data center, by the second quarter of 1999. We will attempt to sublet the remaining 4,025 square feet of our existing Cupertino space, and to sublet on a short-term basis approximately 40% of the office space in our new Cupertino headquarters. We believe our Cupertino and Costa Mesa facilities will be adequate to meet our needs for the foreseeable future.

LEGAL PROCEEDINGS

        We are not currently subject to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth certain information with respect to the executive officers and directors of AdForce as of the date of this prospectus.

NAME                               AGE      POSITION
-----------------------------      ---      -------------------------------------------------------
Charles W. Berger............          45   Chief Executive Officer, President and Chairman of the
                                            Board
Harish S. Rao................          57   Executive Vice President, Development and Operations
John A. Tanner...............          40   Executive Vice President and Chief Financial Officer
A. Dee Cravens...............          58   Vice President, Marketing
Anthony P. Glaves............          41   Vice President, Sales and Business Development
Rex S. Jackson...............          38   Vice President, General Counsel and Secretary
Eric Di Benedetto(1)(2)......          33   Director
Mark P. Gorenberg(1).........          44   Director
J. Neil Weintraut(2).........          40   Director
Dirk A. Wray.................          40   Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

        CHARLES W. BERGER joined AdForce in July 1997 as Chairman and Chief Executive Officer and became President in February 1999. From March 1993 to June 1997, Mr. Berger was Chairman and Chief Executive Officer of Radius, Inc. (now Digital Origin, Inc.), a developer and manufacturer of computer displays and graphic and video technologies. Prior to joining Radius, Inc., Mr. Berger was Senior Vice President of Worldwide Sales, Operations and Support of Claris Corporation (now FileMaker, Inc.), a maker of database software for groups and individuals, from 1992 to 1993. From 1989 to 1992, he held several positions at Sun Microsystems, Inc., a provider of hardware, software and services for the Internet, where he served as President of Sun Microsystems Federal, Inc. from 1991 to 1992, Vice President of Business Development from 1990 to 1991 and Vice President, Product Marketing from 1989 to 1990. From 1982 to 1989, Mr. Berger was employed by Apple Computer, Inc., a maker of personal computing products, serving as Vice President and General Manager of Apple Integrated Systems from 1988 to 1989, Vice President of Marketing from 1986 to 1988, Vice President, Business Development from 1985 to 1986 and Treasurer from 1982 to 1985. Mr. Berger received his Bachelor of Science in business administration from Bucknell University and a Masters of Business Administration from the University of Santa Clara. He serves on the boards of directors of Digital Origin, Inc. and Splash Technology, Inc. as well as the boards of the University of Santa Clara and the Kyle Foundation.

        HARISH S. RAO joined AdForce in January 1999 as Executive Vice President, Development and Operations. From February 1997 to December 1998, Mr. Rao served as Vice President Engineering in the Network & Service Management Business Unit at Cisco Systems, Inc., a supplier of networking products for the Internet, where he was responsible for Cisco's Service Management System and focused on end-to-end service architecture and technology development for management of frame relay, ATM and IP networks. From July 1992 to January 1997, Mr. Rao was Senior Vice President of TCSI Corporation, a provider of software products and services for carrier networks management, where he managed operations and development both domestically and internationally. Mr. Rao received his B.E. and M.E. degrees from the University of Bombay, and his Ph.D. in control systems engineering from the University of Houston.

        JOHN A. TANNER joined AdForce in November 1997 as Vice President, Finance and Administration and Chief Financial Officer and became Executive Vice President in September 1998. From October 1995 to November 1997, Mr. Tanner held several positions with Network Computing Devices, Inc., a manufacturer of network computers, server software, and other related software products and services, where he served as Vice President and Controller in 1997, Corporate Controller from 1995 to 1997 and Director of Corporate Accounting in 1995. From 1990 to October 1995, Mr. Tanner was employed by Aspect Telecommunications Corporation, a manufacturer of computerized telephonic switching devices, complementary software, and related services, where he served in several positions, most recently as Corporate Planning and Reporting Manager. Mr. Tanner received his Bachelor of Arts in English from San Jose State University.

        A. DEE CRAVENS joined AdForce in January 1999 as Vice President, Marketing. From March 1998 to January 1999, Mr. Cravens was President of Ensemble Solutions, Inc., an electronic distribution company, and, from March 1996 to March 1998, he served as Vice President, Corporate Marketing at Adaptec, Inc., a manufacturer of SCSI, fiber channel and RAID products. From August 1992 to March 1996, Mr. Cravens served as Vice President, Marketing at Radius, Inc. (now Digital Origin, Inc.), a developer and manufacturer of computer displays and graphic and video technologies. From 1989 to 1992, Mr. Cravens was President of The Cravens Group, Inc., a marketing consulting firm. Mr. Cravens received his Bachelor of Arts and Masters in communications from San Jose State University. Mr. Cravens serves on the board of directors of Ensemble, a private company.

        ANTHONY P. GLAVES joined AdForce in January 1999 as Vice President, Sales and Business Development. From March 1998 to January 1999, Mr. Glaves served as Senior Vice President, Strategic Relations and Business Development for ImproveNet, Inc., a web-based service providing product and contractor information to consumers for home improvement projects. From 1983 to November 1997, Mr. Glaves held several positions with Time Incorporated Magazine Company, a magazine publisher, including Vice President, Publisher and Vice President and Associate Publisher of Sunset Magazine from May 1994 to November 1997 and Vice President, Publisher of Southern Accents Magazine from April 1989 to May 1994. Mr. Glaves received his Bachelor of Science in business administration from San Diego State University.

        REX S. JACKSON joined AdForce in August 1998 as Vice President, General Counsel and Secretary, and served on an interim basis as AdForce's Executive Vice President, Development and Operations from August 1998 to January 1999. Prior to joining AdForce, Mr. Jackson was with Read-Rite Corporation, a manufacturer of thin film recording heads for the disk and tape drive industries, where he served as Vice President, Business Development and General Counsel from April 1997 to August 1998, and Vice President, General Counsel and Secretary from September 1992 to April 1997. Mr. Jackson received his A.B. degree in political science from Duke University, and his J.D. degree from Stanford University.

        ERIC DI BENEDETTO has served as a member of AdForce's Board of Directors since December 1997, and has been a co-founder and general partner of Convergence Partners, L.P., an information technology venture capital firm, since April 1997. From April 1991 to June 1997, Mr. Di Benedetto was the managing director of U.S. venture capital funds managed by BANEXI, the merchant banking arm of Banque Nationale de Paris. From 1989 to 1991, Mr. Di Benedetto was a workout and restructuring specialist with the PARGESA/Lambert Brussels Group, an international investment holding company, and, from 1988 to 1989, he was a mergers and acquisitions associate covering defense electronics for Bankers Trust Co., a financial services company. Mr. Di Benedetto received his Bachelor of Arts in mathematics and physics from Lycee Perier, Marseilles, France and his Masters of Business Administration from E.S.S.E.C., Paris, France. He serves on the boards of directors of the following private companies:
AdAuction.com, Inc., Decisive Technology Corporation, Magnifi, Inc. and PaymentNet, Inc.

        MARK P. GORENBERG has served as a member of AdForce's Board of Directors since December 1996. Mr. Gorenberg joined Hummer Winblad Venture Partners, a venture capital fund focused exclusively on software investments, since July 1990, and has served as a partner in the firm since 1993. From 1989 to 1990, Mr. Gorenberg was a Senior Software Manager in Advanced Product Development at Sun Microsystems, Inc., a provider of hardware, software and services for the Internet. Mr. Gorenberg received his Bachelor of Science in electrical engineering from the Massachusetts Institute of Technology, his

Masters in electrical engineering from the University of Minnesota, and his Masters in engineering management from Stanford University. He serves on the boards of directors of the following private companies: Envive Corporation and Escalade Corporation.

        J. NEIL WEINTRAUT has served as a member of AdForce's Board of Directors since December 1996, and is a founder and has been a partner of 21st Century Internet Venture Partners, a venture capital firm, since its inception in October 1996. From June 1987 to May 1996, Mr. Weintraut was a partner at Hambrecht & Quist, an investment banking firm, where he led the Enterprise Software practice, and later the Internet practice. From 1984 to 1985, Mr. Weintraut worked as an engineer at Daisy Systems, Inc., a developer of computer aid automation, and, from 1983 to 1984, he was an engineer working in supercomputer design at International Business Machines Corporation, an information technology company. Mr. Weintraut received his Bachelor of Science in electrical engineering from Drexel University and his Masters of Business Administration from The Wharton School of Business. He serves on the boards of directors of the following private companies: CareerBuilder, Inc. and GreenTree Nutrition, Inc.

        DIRK A. WRAY is a co-founder of AdForce, its original chief executive officer and has served as a member of AdForce's Board of Directors from its inception to December 1996 and again since November 1998. Since May 1998, Mr. Wray has served as President and Vice Chairman of Omnigon, Inc., a full service electronic-commerce company. From January 1994 to January 1998, Mr. Wray served as President and Chief Financial Officer of Covenant Care, Inc., an international long-term health care provider. Mr. Wray received his Bachelor of Science in marketing from Michigan State University, his Masters of Business Administration from Southern Methodist University, and his Masters of International Management from The American Graduate School of International Management. He serves on the boards of directors of the following private companies: Covenant Care, Inc., Casa Reha GmbH and Omnigon, Inc.

        Our Board of Directors is currently comprised of five directors and has two vacancies. Directors are elected by the stockholders at each annual meeting of stockholders and serve for one year or until their successors are duly elected and qualified. However, our Bylaws provide, following the offering, for the division of our Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. The term of office of our Class I directors will expire at the annual meeting of stockholders to be held in 1999; the term of office of our Class II directors will expire at the annual meeting of stockholders to be held in 2000; and the term of office of our Class III directors will expire at the annual meeting of the stockholders to be held in 2001. At each annual meeting of the stockholders, beginning with the 1999 annual meeting, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. Messrs. Weintraut and Wray have been designated as Class I directors; Messrs. Di Benedetto and Gorenberg have been designated as Class II directors; and Mr. Berger has been designated as a Class III director. The classification of our Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of AdForce.

        Under the Amended and Restated Certificate of Incorporation, America Online has the right to elect one director to the Board of Directors so long as America Online holds at least 728,332 shares of common stock (appropriately adjusted for any stock split, dividend, combination or other recapitalization). This right expires in July 2008.

BOARD COMMITTEES

        We have established an Audit Committee and a Compensation Committee. The Audit Committee reviews AdForce's internal accounting procedures and consults with and reviews the results and scope of the audit and other services provided by AdForce's independent accountants. The Audit Committee of our Board of Directors consists of Messrs. Di Benedetto and Weintraut. The Compensation Committee reviews and approves the compensation and benefits for our key executive officers and establishes and reviews general policies relating to compensation and benefits of AdForce's employees. The Compensation Committee of our Board of Directors consists of Messrs. Di Benedetto and Gorenberg.

DIRECTOR COMPENSATION

        Directors of AdForce do not receive cash compensation for their services as directors, but are reimbursed for all reasonable expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings of the Board of Directors.

        In February 1999, our Board of Directors adopted the 1999 Directors Stock Option Plan and reserved a total of 200,000 shares of common stock for issuance under the 1999 Directors Stock Option Plan. We expect our stockholders to approve the 1999 Director Stock Option Plan in March 1999. Members of our Board of Directors who are not employees of AdForce, or any parent, subsidiary or affiliate of AdForce, are eligible to participate in the 1999 Directors Stock Option Plan. Option grants under the 1999 Directors Stock Option Plan are automatic and nondiscretionary, and the exercise price of the options will be the fair market value of the common stock on the date of grant.

        We will initially grant to each eligible director who first becomes a member of our Board of Directors on or after the effective date of this offering an option to purchase 10,000 shares of common stock on the date he or she becomes a member of our Board of Directors. We will initially grant to each eligible director who first becomes a member of our Board of Directors before the effective date of this offering an option to purchase 10,000 shares of common stock immediately following the first annual meeting of stockholders of AdForce after the effective date of this offering. Immediately following each annual meeting of stockholders of AdForce after an eligible director's initial grant, that director will automatically be granted an additional option to purchase 5,000 shares of common stock if he or she has served continuously as a member of our Board of Directors for a period of at least one year since the date of his or her initial grant under this Plan. The options have ten year terms. They will terminate seven months following the date the director ceases to be a director or a consultant to AdForce, twelve months if the termination is due to death or disability. All options granted under the 1999 Directors Stock Option Plan will vest as to 25% of the shares on the anniversary of the date of grant and as to 2.08% of the shares each month thereafter, provided the optionee continues as a member of our Board of Directors or as a consultant to AdForce. In the event of a merger or other transaction in which AdForce is not the surviving corporation, all options issued under the 1999 Directors Stock Option Plan will accelerate and become exercisable in full before the consummation of the transaction. Any options not exercised within seven months of the corporate transaction will expire.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Prior to February 1999, our Board of Directors did not have a compensation committee and all compensation decisions were made by the full Board of Directors. On and after February 26, 1999, our Compensation Committee will make all compensation decisions. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has an interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

        The following table sets forth all compensation awarded to, earned by or paid for services rendered to AdForce in all capacities during 1998 by our chief executive officer and our other executive officers or former executive officers who earned at least $100,000 in 1998 ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                                     -------------
                                                                        AWARDS
                                              ANNUAL COMPENSATION    -------------
                                                                      SECURITIES
                                             ----------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITIONS                  SALARY(1)     BONUS       OPTIONS     COMPENSATION
-------------------------------------------  -----------  ---------  -------------  -------------
Charles W. Berger .........................   $ 250,000          --           --      $  42,188(2)
  President and Chief Executive Officer

Chad E. Steelberg(3) ......................     162,692   $  75,000      101,000(4)       3,000(5)
  Former President

John A. Tanner ............................     148,398          --       45,000             --
  Executive Vice President and Chief
  Financial Officer

------------------------------
(1) Messrs. Rao, Cravens and Glaves were hired as executive officers in January 1999 and are compensated at annual rates of $215,000, $185,000 and $150,000, respectively. Mr. Jackson was hired as an executive officer in August 1998 and is compensated at an annual rate of $150,000. See "--Employment Agreements and Severance Agreements."

(2) Represents forgiveness of indebtedness evidenced by a promissory note issued by Mr. Berger to AdForce in connection with the exercise of his option to purchase 900,000 shares of common stock. See "Certain Transactions."

(3) Mr. Steelberg resigned from his position as AdForce's President in November 1998.

(4) These options terminated in November 1998 upon termination of Mr. Steelberg's employment. See "--Employment Agreements and Severance Agreements."

(5) Represents amount paid to Mr. Steelberg as expense allowances.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth each stock option grant during 1998 to our Named Executive Officers. No stock appreciation rights were granted to these individuals during 1998.

                             OPTION GRANTS IN 1998

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                     NUMBER OF     PERCENTAGE OF                                  STOCK PRICE
                                    SECURITIES     TOTAL OPTIONS                                APPRECIATION FOR
                                    UNDERLYING      GRANTED TO       EXERCISE                    OPTION TERM(4)
                                      OPTIONS      EMPLOYEES IN      PRICE PER   EXPIRATION   --------------------
NAME                                GRANTED(1)        1998(2)        SHARE(3)       DATE         5%         10%
----------------------------------  -----------  -----------------  -----------  -----------  ---------  ---------
Charles W. Berger.................          --              --              --           --          --         --

Chad E. Steelberg.................       1,000(5)           0.1%     $    1.50     07/25/08   $       0(5) $       0(5)
                                       100,000(5)           6.5           1.50     08/14/08           0(5)         0(5)

John A. Tanner....................      45,000             2.9            0.70     06/10/08   $  19,810  $  85,218

--------------------------

(1) All of these options were immediately exercisable and were incentive stock options that were granted at fair market value and vest over four years at the rate of 25% of the shares subject to the option on the first anniversary of the vesting start date specified in the Stock Option Agreement and 2.08% per month thereafter. Unvested shares are subject to AdForce's right of repurchase upon termination of employment. Upon certain changes in control of AdForce, vesting will accelerate as to all shares that are then unvested. Options expire ten years from the date of grant. See "--Employee Benefit Plans" and "--Employment Agreements and Severance Agreements" for a description of the material terms of these options.

(2) Based on options to purchase 1,533,411 shares of common stock of AdForce granted during 1998 or issued in connection with the assumption of options granted by StarPoint Software, Inc.

(3) Options were granted at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. AdForce may also finance the option exercise by lending the optionee sufficient funds to pay the exercise price for the purchased shares.

(4) Potential realizable values are net of the exercise price but before any payment of taxes, and are based on the assumption that our common stock appreciates at the annual compounded rate shown from the date of grant until the expiration of the ten-year term. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

(5) These options terminated in November 1998 upon termination of Mr. Steelberg's employment. See "--Employment Agreements and Severance Agreements."

        Mr. Rao was hired in January 1999 and was granted a ten-year option to purchase 360,000 shares of our common stock at an exercise price of $1.50 per share. The option vests over three years at the rate of 33% of the shares subject to the option on the first anniversary of the vesting start date specified in the Stock Option Agreement and 2.79% per month thereafter. Mr. Cravens was hired in January 1999 and was granted a ten-year option to purchase 175,000 shares of our common stock at an exercise price of $1.50 per share. The option vests over four years at the rate of 25% of the shares subject to the option on the first anniversary of the vesting start date specified in the Stock Option Agreement and 2.08% per month thereafter. Mr. Glaves was hired in January 1999 and was granted a ten-year option to purchase 175,000 shares of our common stock at an exercise price of $1.50 per share. The option vests over four years at the rate of 12 1/2% of the shares subject to the option on the six month anniversary of the vesting start date specified in the Stock Option Agreement and 2.08% per month thereafter. Mr. Jackson was hired in July 1998 and was granted a ten-year option to purchase 180,000 shares of our common stock at an exercise price of $1.50 per share. The option vests at the same rate as those of Mr. Cravens.

        None of our Named Executive Officers exercised any option in 1998. The table below sets forth the number of shares of common stock covered by both exercisable and unexercisable stock options held as of December 31, 1998 by each of our Named Executive Officers. Also reported are values of "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and an assumed initial public offering price
of $     per share.

                                         NUMBER OF SECURITIES
                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                        OPTIONS AT DECEMBER 31,      IN-THE-MONEY OPTIONS AT
                                                 1998                   DECEMBER 31, 1998
                                      ---------------------------  ----------------------------
NAME                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------  ------------  -------------  -------------  -------------
Charles W. Berger...................          --             --             --             --

Chad E. Steelberg(1)................          --             --             --             --

John A. Tanner......................     225,000(2)          --      $              $

------------------------

(1) All of Mr. Steelberg's outstanding options terminated on November 20, 1998, according to the terms of the Settlement Agreement and Release dated the same date. See "--Employment Agreements and Severance Agreements."

(2) The options are subject to AdForce's right of repurchase, which lapsed with respect to 25% of the shares upon Mr. Tanner's completion of 12 months of service from the vesting start date and an additional 2.08% per month thereafter. As of December 31, 1998, AdForce's right of repurchase had lapsed with respect to 60,930 shares.

EMPLOYEE BENEFIT PLANS

        1997 STOCK PLAN. In April 1997, our Board of Directors adopted the 1997 Stock Plan and in June 1997 our stockholders approved it. The Board of Directors reserved 1,200,000 shares of our common stock for issuance under the 1997 Stock Plan, which number was increased by our Board of Directors to 2,400,000 in July 1997 and 4,000,000 in December 1997. As of December 31, 1998, options to purchase 1,443,742 shares of our common stock had been exercised (of which 52,216 shares were repurchased by AdForce), options to purchase 1,905,706 shares of our common stock were outstanding under the 1997 Stock Plan with a weighted average exercise price of $0.76 and 702,768 shares of our common stock were available for future grants. Following the closing of this offering, no additional options will be granted under the 1997 Stock Plan. Options granted under the 1997 Stock Plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 Equity Incentive Plan. However, options granted under the 1997 Stock Plan become fully vested if not assumed or substituted by the successor corporation in connection with a merger or asset sale. The 1997 Stock Plan also provides for the issuance of restricted stock.

        STARPOINT SOFTWARE, INC. 1996 STOCK PLAN. In connection with AdForce's acquisition of StarPoint Software, Inc., AdForce assumed all options outstanding under the StarPoint Stock Plan at the closing of the acquisition. These assumed options will remain effective until exercised for AdForce's common stock or until they terminate or expire in accordance with their terms. Options granted under the StarPoint Plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 Equity Incentive Plan. However, options granted under the StarPoint Plan become fully vested if not assumed or substituted by the successor corporation in connection with a merger or asset sale. No options will be granted in the future under the StarPoint Plan. As of December 31, 1998, options to purchase 13,783 shares of common stock had been exercised, and options to purchase 17,154 shares of common stock were outstanding under the StarPoint Plan.

        1999 EQUITY INCENTIVE PLAN. In February 1999, our Board of Directors adopted, and in March 1999 we expect our stockholders to approve, our 1999 Equity Incentive Plan. We reserved

2,000,000 shares for issuance under the 1999 Equity Incentive Plan. Our 1999 Equity Incentive Plan will become effective on the effective date of this offering and will serve as the successor to our 1997 Stock Plan. Options granted under the 1997 Stock Plan and the StarPoint Plan before their termination will remain outstanding according to their terms, but no further options will be granted under the 1997 Stock Plan or the StarPoint Plan after the effective date of this offering. Shares that: (a) are subject to issuance upon exercise of an option granted under our 1999 Equity Incentive Plan that cease to be subject to such option for any reason other than exercise of such option; (b) have been issued pursuant to the exercise of an option granted under our 1999 Equity Incentive Plan that are subsequently forfeited or repurchased by AdForce at the original purchase price; (c) are subject to an award granted pursuant to a restricted stock purchase agreement under our 1999 Equity Incentive Plan that are subsequently forfeited or repurchased by AdForce at the original issue price; or (d) are subject to stock bonuses granted under our 1999 Equity Incentive Plan that otherwise terminate without shares being issued, will again be available for grant and issuance under our 1999 Equity Incentive Plan. In addition, any authorized shares not issued or subject to outstanding grants under the 1997 Stock Plan on the effective date of this offering and any shares issued under the 1997 Stock Plan that are forfeited or repurchased by AdForce or that are issuable upon exercise of options granted pursuant to the 1997 Stock Plan or that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the 1997 Stock Plan but will be available for grant and issuance under our 1999 Equity Incentive Plan. Our 1999 Equity Incentive Plan will terminate in February 2009, unless sooner terminated in accordance with its terms. Our 1999 Equity Incentive Plan authorizes the award of options, restricted stock awards and stock bonuses, each an "Award." No person will be eligible to receive more than 1,500,000 shares in any calendar year pursuant to Awards under our 1999 Equity Incentive Plan, except that a new employee of AdForce will be eligible to receive up to 1,800,000 shares in the calendar year in which he or she commences employment. Our Compensation Committee administers our 1999 Equity Incentive Plan and has the authority to construe and interpret our 1999 Equity Incentive Plan and any agreement made under it, grant Awards and make all other determinations necessary or advisable for the administration of our 1999 Equity Incentive Plan.

        Our 1999 Equity Incentive Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options. We can grant incentive stock options only to employees of AdForce or of a parent or subsidiary of AdForce. We can grant nonqualified stock options and all other Awards other than incentive stock options to employees, officers, directors, consultants, independent contractors and advisors of AdForce or any parent or subsidiary of AdForce. However, such consultants, independent contractors and advisors must render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of AdForce's common stock on the date of grant. The exercise price of incentive stock options granted to stockholders who hold our securities with more than 10% of our voting power must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of AdForce's common stock on the date of grant. The maximum term of options granted under our 1999 Equity Incentive Plan is ten years. Awards granted under our 1999 Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. Options granted under our 1999 Equity Incentive Plan generally expire three months after the termination of the optionee's service to AdForce or a parent or subsidiary of AdForce. However, in the case of death or disability, the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate immediately upon termination for cause. If AdForce dissolves or liquidates or a "change in control" transaction occurs, outstanding Awards may be assumed or substituted by the successor corporation, if any. Our Compensation Committee has the discretion to accelerate the vesting of any Award upon the occurrence of any of these events.

        See "Director Compensation" for a description of our 1999 Directors Stock Option Plan.

        1999 EMPLOYEE STOCK PURCHASE PLAN. In February 1999, our Board of Directors adopted, and in March 1999 we expect our stockholders to approve, the 1999 Employee Stock Purchase Plan. We reserved a total of 300,000 shares of common stock for issuance under the 1999 Employee Stock Purchase Plan. On each January 1, the aggregate number of shares reserved for issuance under our 1999 Employee Stock Purchase Plan will be increased automatically by the number of shares purchased under our 1999 Employee Stock Purchase Plan in the preceding calendar year. The aggregate number of shares issued over the term of our 1999 Employee Stock Purchase Plan may not exceed 3,000,000 shares. Our Compensation Committee administers our 1999 Employee Stock Purchase Plan and has the authority to construe and interpret it. The Compensation Committee's decision in such capacity will be final and binding. Our 1999 Employee Stock Purchase Plan will become effective on the effective date of this offering. Employees generally will be eligible to participate in our 1999 Employee Stock Purchase Plan if they are customarily employed by AdForce or its parent or any subsidiaries that AdForce designates for more than 20 hours per week and more than five months in a calendar year. Employees who are or would become as a result of being granted an option under our 1999 Employee Stock Purchase Plan 5% stockholders of AdForce or its designated parent or subsidiaries are not eligible to participate in our 1999 Employee Stock Purchase Plan. Under our 1999 Employee Stock Purchase Plan, we permit eligible employees to acquire shares of AdForce's common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their W-2 cash compensation and are subject to certain maximum purchase limitations described in our 1999 Employee Stock Purchase Plan. A participant may change the rate of payroll deductions or withdraw from an offering period by notifying AdForce in writing. Participation in our 1999 Employee Stock Purchase Plan will end automatically upon termination of employment for any reason. Each offering period under our 1999 Employee Stock Purchase Plan will be for two years and consist of four six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for AdForce's common stock are available on the Nasdaq National Market. Depending on the effective date of this offering, the first purchase period may be more or less than six months long. Offering periods and purchase periods thereafter will begin on February 1 and August 1. The purchase price for AdForce's common stock purchased under our 1999 Employee Stock Purchase Plan will be 85% of the lesser of the fair market value of AdForce's common stock on the first day of the applicable offering period or the last day of each purchase period. The Compensation Committee will have the power to change the duration of offering periods without stockholder approval, if it announces such change at least 15 days before the beginning of the offering period to be affected. Our 1999 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. A participant cannot transfer the rights granted under our 1999 Employee Stock Purchase Plan other than by will or the laws of descent and distribution. Our 1999 Employee Stock Purchase Plan provides that, if a proposed dissolution or liquidation of AdForce occurs, each offering period that started before the closing of the proposed transaction will continue for the duration of such offering period, provided that the Compensation Committee may fix a different date for termination of our 1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan will terminate in February 2009, unless earlier terminated pursuant to its terms. Our Board of Directors will have the authority to amend, terminate or extend the term of our 1999 Employee Stock Purchase Plan. However, no such action may adversely affect any outstanding options previously granted under our 1999 Employee Stock Purchase Plan and stockholder approval is required to increase the number of shares that may be issued or to change the terms of eligibility under our 1999 Employee Stock Purchase Plan. Nonetheless, our Board of Directors may make such amendments to our 1999 Employee Stock Purchase Plan as our Board of Directors determines to be advisable if the financial accounting treatment for our 1999 Employee Stock Purchase Plan is different than the financial accounting treatment in effect on the date that our Board of Directors adopted our 1999 Employee Stock Purchase Plan.

        401(k) PLAN. We sponsor the Imgis Retirement Savings Plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended. All employees who are 21 years old are eligible to participate and may enter the 401(k) Plan as of the first day of any month. Participants may make pre-tax contributions to the 401(k) Plan of up to 20% of their eligible earnings, subject to a statutorily prescribed annual limit. We may make matching contributions on a discretionary basis to the 401(k) Plan, but have not done so to date. Each participant is fully vested in his or her contributions, any of our matching contributions, and the investment earnings on either. Contributions by the participants or AdForce to the 401(k) Plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by AdForce, if any, will generally be deductible by AdForce when made. Participant and AdForce contributions are held in trust as required by law. Individual participants may direct the 401(k) Plan's trustee to invest their accounts in authorized investment alternatives.

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

        AdForce and Mr. Berger are parties to a letter agreement dated June 27, 1997 governing his employment with AdForce. Under the agreement, AdForce agreed to pay Mr. Berger an annual salary of $250,000 and to grant him an immediately exercisable option under the 1997 Stock Plan to purchase 900,000 shares of AdForce's common stock at an exercise price of $0.125 per share. Mr. Berger exercised this option in full on June 30, 1997 and paid the purchase price of the option, $112,500, by issuing a promissory note to AdForce that is secured by a pledge of the common stock purchased and forgivable in four annual installments, provided Mr. Berger remains an employee. On June 30, 1998, AdForce's repurchase right with respect to the 900,000 shares began to lapse. Mr. Berger vested as to 25% of the option shares on that date and began to vest monthly thereafter as to 2.08% of the shares for so long as he remains an employee of AdForce. The agreement provided for full vesting if (1) AdForce merges or consolidates with or into another entity where more than 50% of the combined voting power of the surviving corporation's securities outstanding immediately after the transaction is owned by persons who were not stockholders of AdForce immediately prior to such transaction or (2) the sale, transfer or other disposition of all or substantially all of AdForce's assets, each a "Change of Control," and in either case the option is not assumed by the successor corporation. Finally, the agreement provided that, in the event (1) of a Change of Control, (2) Mr. Berger's option is assumed and (3) his employment is involuntarily terminated or Mr. Berger resigns for good reason (as defined in his stock option agreement) within 24 months of the Change of Control, Mr. Berger's option will become vested and AdForce's repurchase right will lapse with respect to an additional number of shares equal to the number of shares that would have vested if Mr. Berger served for an additional 12 months.

        In November 1998, AdForce and Mr. Berger entered into a letter agreement regarding salary continuation and option vesting. Under the letter agreement, if Mr. Berger's employment with AdForce is involuntarily terminated by AdForce other than for "cause" or if Mr. Berger resigns for "good reason," Mr. Berger will receive salary continuation at his current rate of salary and continuation of vesting of his options or restricted stock vesting for a period of twelve months following such termination. "Cause" is defined to include failure to follow the written directions of the Board of Directors, dishonesty, gross misconduct, fraud, or conviction for a felony. "Good reason" is defined to include demotion, salary reduction or relocation.

        AdForce and Mr. Rao are parties to a letter agreement dated December 11, 1998 governing his employment with AdForce. Under the agreement, AdForce agreed to pay Mr. Rao an annual salary of $215,000 and a performance bonus of $50,000, and to grant Mr. Rao an option to purchase 360,000 shares of common stock at a fair market value exercise price. AdForce's repurchase right will begin to lapse and Mr. Rao will vest as to 33% of the shares subject to the option after one year of service; the balance of the shares will vest monthly over the next 24 months of service.

        AdForce and Mr. Tanner are parties to an employment agreement dated December 9, 1998 governing his employment with AdForce. Under the agreement, which has a term of two years, AdForce agreed to pay Mr. Tanner a base salary of $175,000 and an incentive bonus pursuant to AdForce's incentive bonus plan. The agreement provides for an additional one year of vesting of Mr. Tanner's existing options (1) if AdForce merges with or is acquired by another company and is not the surviving entity, (2) if AdForce sells all or substantially all of its assets or stock or (3) if any other reorganization or business combination involving AdForce results in 50% or more of AdForce's outstanding voting stock being transferred to different holders. Finally, if AdForce terminates Mr. Tanner's employment prior to the end of the term of the agreement other than for cause, death or disability, or if Mr. Tanner terminates his employment for good reason (as defined in the agreement), Mr. Tanner will receive a severance amount equal to his then-current base salary for 12 months following the date of termination, plus benefits and any earned bonuses.

        AdForce and Mr. Cravens are parties to a letter agreement dated January 21, 1999 governing his employment with AdForce. Under the agreement, AdForce agreed to pay Mr. Cravens an annual salary of $185,000 and a $25,000 signing bonus, and granted Mr. Cravens an immediately exercisable option to purchase 175,000 shares of AdForce's common stock at a fair market value exercise price. AdForce's repurchase right will lapse and Mr. Cravens will vest as to 25% of the shares subject to the option after one year of service; the balance of the shares will vest monthly over the next 36 months of service.

        AdForce and Mr. Glaves are parties to a letter agreement dated December 28, 1998, as revised on December 31, 1998, governing his employment with AdForce. Under the agreement, AdForce agreed to pay Mr. Glaves an annual salary of $150,000 and a maximum quarterly performance bonus of $25,000 (with the first quarter's payment guaranteed) and granted him an immediately exercisable option to purchase 175,000 shares of AdForce's common stock at a fair market value exercise price. AdForce's repurchase right will lapse and Mr. Glaves will vest as to 12.5% of the shares subject to the option after six months of service; the balance of the shares will vest monthly over the next 42 months of service.

        AdForce and Mr. Jackson are parties to a letter agreement dated July 22, 1998 governing his employment with AdForce. Under the agreement, AdForce agreed to pay Mr. Jackson an annual salary of $150,000 and granted him an immediately exercisable option to purchase 180,000 shares of AdForce's common stock at a fair market value exercise price. AdForce's repurchase right will lapse and Mr. Jackson will vest as to 25% of the shares subject to the option after one year of service; the balance of the shares will vest monthly over the next 36 months. Upon certain Changes in Control of AdForce, vesting of Mr. Jackson's options will accelerate in the same manner as Mr. Berger's.

        AdForce and Mr. Steelberg are parties to a Settlement Agreement and Release dated November 20, 1998 relating to the termination of Mr. Steelberg's employment with AdForce. The agreement provided that, in lieu of amounts otherwise payable to Mr. Steelberg, AdForce would pay him $225,000, that all outstanding shares of common stock held by Mr. Steelberg on the date of the agreement would be deemed fully vested, and that all unexercised options to purchase common stock would terminate. However, certain agreements between the parties remain enforceable. The agreement also provided for a mutual release of claims.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

        Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

        - for any breach of the director's duty of loyalty to the corporation or its stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under section 174 of the Delaware General Corporation Law (the "DCGL") regarding unlawful dividends and stock purchases; or

        - for any transaction from which the director derived an improper personal benefit.

    As permitted by the DGCL, our Bylaws provide that:

        - we must indemnify our directors and officers to the fullest extent permitted by the DGCL, provided that each indemnified officer and director acted in good faith and in a manner that the officer or director reasonably believed to be in or not opposed to AdForce's best interests;

        - we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our Amended and Restated Certificate of Incorporation, our Bylaws or any agreements;

        - we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and

        - the rights conferred in our Bylaws are not exclusive.

        In addition to the indemnification required in our Amended and Restated Certificate of Incorporation and our Bylaws, we intend to enter into indemnity agreements, prior to the completion of this offering, with each of our current directors and officers. We expect these agreements to provide, among other things, for the indemnification of our officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of AdForce. In addition, we intend to obtain directors' and officers' insurance to cover our directors, officers and certain employees for certain liabilities. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might otherwise benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

        At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by AdForce is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

        Since January 16, 1996 when we were incorporated, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock (or any member of the immediate family of any of the persons described above) had or will have a direct or indirect interest other than as described, where required, under "Management" and the transactions described below. The numbers of shares of preferred stock and the per share prices of shares of preferred stock described below are reported on an as-if-converted to common stock basis.

    LOANS AND SECURITIES ISSUANCES

        In April 1996, three of our founders, Chad Steelberg, Gary Steelberg and Ryan Steelberg, assigned ownership rights in certain computer software valued at $8,600 to AdForce in exchange for the issuance of 430,000 shares of common stock, 860,000 shares of common stock and 430,000 shares of common stock, repectively. Our fourth founder, Washington Holdings, L.P., a Nevada limited partnership, acquired 2,000,000 shares of common stock for a purchase price of $10,000. Dirk Wray, one of our directors, is a general partner of Washington Holdings.

        In April 1996, AdForce acquired for a purchase price of $110,000 all of the assets, properties and rights, including technology and other intellectual property of Iron Mountain Global Information Systems, Inc., a California corporation. Chad Steelberg, our former President, was also the President of Iron Mountain Global Information Systems.

        In April 1996, Washington Holdings, L.P., loaned AdForce $670,000 at an annual interest rate of 10%. The loan was secured by certain assets of AdForce.

        In June 1996, the Kuwait Investment Projects Company K.S.C., a Kuwait company and a parent of IBL Corporation, loaned AdForce $1.0 million.

        In July 1996, IBL Corporation, a principal stockholder of AdForce, loaned AdForce $997,500 at an annual interest rate of 11.03%. In connection with the loan, AdForce granted IBL a warrant to purchase 123,400 shares of common stock.

        In December 1996, we sold 1,200,914 shares of Series A Preferred Stock to two investors. IBL Corporation purchased 797,950 shares of Series A Preferred Stock in exchange for the cancellation of $997,500 owed by us and the termination of a warrant to purchase 123,400 shares of common stock. In addition, Washington Holdings, a Nevada limited partnership, purchased 402,964 shares of Series A Preferred Stock in exchange for the cancellation of $506,000 of indebtedness and the repayment of $119,000 owed by us. We also used $305,000 to repay indebtedness to Aurelius, Ltd., a British Virgin Island corporation. Dirk Wray, one of our directors, is a representative of Aurelius, Ltd.

        Also in December 1996, we sold 2,054,636 shares of Series B Preferred Stock to six investors. Hummer Winblad Venture Partners II L.P., Hummer Winblad Technology Fund, II, L.P. and Hummer Winblad Technology Fund II-A, L.P. purchased 957,542, 33,912 and 5,984 shares of Series B Preferred Stock, respectively, for an aggregate purchase price of $1,251,785, or $1.255 per share. The Hummer Winblad group of funds is a principal stockholder of the Company, and Mark P. Gorenberg, one of our directors, is a partner at Hummer Winblad Venture Partners, which is the general partner of these funds. In addition, 21st Century Internet Fund, L.P. purchased 997,438 shares of Series B Preferred Stock for a purchase price of $1,251,785, or $1.255 per share. 21st Century Internet Fund, L.P. is one of our principal stockholders, and J. Neil Weintraut, one of our directors, is a founder and managing member of 21st Century Internet Managing Partners, LLC, which is the general partner of this fund.

        Also in December 1996, as a condition of the purchase of Series B Preferred Stock and as a condition to the repayment of certain indebtedness of AdForce with the proceeds of such sale, AdForce entered into certain agreements with certain of its founders. Pursuant to such agreements, AdForce repurchased 7,886 shares of common stock and 1,605,014 shares of common stock from Chad Steelberg, our former President, and Washington Holdings, L.P., a principal stockholder, respectively. Also, Chad Steelberg and Ryan Steelberg granted AdForce repurchase rights with respect to shares owned by them. Finally, Washington Holders, L.P. acknowledged transfer restrictions and granted Messrs. Gorenberg and Weintraut an irrevocable proxy to elect to convert 402,964 shares of Series A Preferred Stock to common stock in the event of a liquidation event resulting in proceeds to holders of Series A Preferred Stock in excess of $1.255 per share.

        In June 1997, as part of his employment with AdForce, AdForce loaned Charles W. Berger, our Chief Executive Officer, $112,500 to be used by Mr. Berger to exercise his option to purchase 900,000 shares of common stock. The loan, which was evidenced by a promissory note, is due in June 30, 2001 and accrues interest at the annual rate of 6.8% per annum, compounded annually. The promissory note is secured by the shares of common stock acquired by Mr. Berger upon exercise of his option grant. However, Mr. Berger remains personally liable for the payment of the promissory note, and Mr. Berger's assets, in addition to the shares of common stock, may be applied to satisfy Mr. Berger's obligations under the promissory note. The note and related interest are being forgiven ratably over a period of four years of service/employment. At December 31, 1998, AdForce forgave $42,188, and there remained $70,312 outstanding under the loan. See "Management--Employment Agreements and Severance Agreements."

        In July 1997, we sold 1,733,616 shares of Series C Preferred Stock to six investors. Hummer Winblad Venture Partners II, L.P., Hummer Winblad Technology Fund II, L.P. and Hummer Winblad Technology Fund II-A, L.P., purchased 142,072, 5,032 and 888 shares of Series C Preferred Stock, respectively, for an aggregate purchase price of $350,001, or $2.365 per share. 360 Capital Partners, L.P. also purchased 1,268,500 shares of Series C Preferred Stock for a purchase price of $3,000,002. 360 Capital Partners, L.P. is one of our principal stockholders. In addition, IBL Corporation purchased 169,134 shares of Series C Preferred Stock for a purchase price of $400,002. Finally, 21st Century Internet Fund, L.P. purchased 147,990 shares of Series C Preferred Stock for a purchase price of $349,996.

        In November 1997, we sold 816,384 shares of Series C Preferred Stock to two investors. Convergence Ventures I, L.P. purchased 784,672 shares of Series C Preferred Stock for a purchase price of $1,855,749. In February 1998, we sold 60,994 shares of Series C Preferred Stock to Convergence Ventures I, L.P. for a purchase price of $144,251 and 42,284 shares of Series C Preferred Stock to Convergence Entrepreneurs Fund I, L.P. for a purchase price of $100,002. The Convergence group of funds is a principal stockholder of the Company, and Eric Di Benedetto, one of our directors, is a general partner of Convergence Partners, L.P., which is the general partner of these funds.

        In March 1998, Hummer Winblad Venture Fund II, L.P., Hummer Winblad Technology Fund II, L.P. and Hummer Winblad Technology Fund II-A, L.P. loaned AdForce $480,000, $17,000 and $3,000 respectively. Each loan accrued interest at 8% per annum, compounded annually.

        In April 1998, we sold 1,457,532 shares of Series D Preferred Stock to 19 investors. Convergence Ventures I, L.P. and Convergence Entrepreneurs Fund I, L.P. purchased 145,666 and 6,554 shares of Series D Preferred Stock, respectively, for an aggregate purchase price of $1,045,000, or $6.865 per share. Hummer Winblad Technology Fund II-A, L.P., Hummer Winblad Technology Fund II, L.P. and Hummer Winblad Venture Fund II, L.P. also acquired 442, 2,506 and 70,774 shares of Series D Preferred Stock, respectively, by converting notes of $3,000, $17,000 and $480,000, respectively, and accrued interest. In addition, IBL Corporation purchased 72,832 shares of Series D Preferred Stock for a purchase price of $499,992.

        In July 1998, in consideration of the holders of our Series D Preferred Stock agreeing to certain amendments to our then effective Amended and Restated Articles of Incorporation that, if not amended, would have triggered certain anti-dilution protections benefiting the holders of Series D Preferred Stock, we issued to the holders of our Series D Preferred Stock warrants to purchase up to 72,860 shares of

Series D Preferred Stock at an exercise price of $6.865 per share. The warrants are exercisable on or before July 14, 2003. The Convergence group of funds, the Hummer Winblad group of funds and IBL Corporation each received warrants to purchase a number of shares equal to five percent of the number of shares of Series D Preferred Stock that they held. See "Principal Stockholders."

        Also in July 1998, we sold 1,456,664 shares of Series E Preferred Stock to America Online, Inc. for a purchase price of $9,999,998, or $6.865 per share. America Online is one of our principal stockholders and has a right to appoint one person to our Board of Directors that will continue following this offering. In connection with the sale of Series E Preferred Stock to America Online, we also issued to America Online a warrant to purchase up to 1,019,662 shares of Series E Preferred Stock at an exercise price of $6.865 per share. The warrant is exercisable on or before July 14, 2003.

    COMMERCIAL AGREEMENTS

        In August 1998, AdForce entered into a services agreement with 2CAN Media. Two of AdForce's founders, Chad Steelberg and Ryan Steelberg, work for 2CAN Media. Chad Steelberg and Ryan Steelberg originally developed some of our core technologies. In the services agreement, 2CAN Media agreed to use our Internet advertising administration system as its exclusive advertising serving technology. As of December 31, 1998, the agreement has generated $260,000 in net revenue for AdForce.

        In connection with the July 1998 sale of Series E Preferred Stock to America Online, AdForce also entered into a License Agreement and a Demographic Data Agreement with America Online.

        LICENSE AGREEMENT. Under the License Agreement, we licensed our technology to America Online and its affiliates to be used internally by America Online and on sites associated with America Online. The licensed technology includes future enhancements to our technology and is warranted to perform according to its specifications. The license is fully paid, nonexclusive, perpetual, worldwide and nontransferable except for certain assignments and includes source code. We can terminate the license only in the event of a material, uncorrected breach of the License Agreement by America Online. For the duration of the license, if requested, we will provide technical support, development consultation and ad serving services on a cost or cost plus basis if America Online is not in default. We will provide these services at cost if we have access to the demographic data to be provided by America Online under the Demographic Data Agreement and America Online is not in breach of the Demographic Data Agreement. Otherwise, we can mark up the cost of our services by certain percentages. To our knowledge, we would not agree to provide these services on these terms to any other party. Under the License Agreement, America Online will use commercially reasonable efforts to encourage others associated with America Online to use our technology, and we will use reasonable efforts to encourage our customers to use America Online in the sale of interactive advertising. In either case, commission or revenue sharing obligations can arise.

        DEMOGRAPHIC DATA AGREEMENT. Under the Demographic Data Agreement, America Online may authorize us to use demographic information about America Online users in connection with the targeting and delivery of ads to these users. The demographic information we receive from America Online will not identify the user by name or address, and will only be able to be used for serving targeted ads to America Online customers. We cannot use the demographic data to serve ads from advertisers that America Online finds objectionable, or from advertisers on a list provided by America Online. America Online may add names to this list of advertisers at will, until the advertisers on the list represent 25% of all ads served on the Internet. AdForce and America Online will establish a timetable and procedure for the implementation of access to the data subject to America Online's determination that targeted advertising has become a generally accepted practice on the Internet. America Online reserves the right to limit or discontinue access to demographic data in the event of adverse publicity, legal claims or changes to America Online advertising and privacy policies. After we have access to the demographic data, we will pay America Online quarterly fees based on the greater of a certain percentage of the consideration charged by us for targeted advertising or a certain percentage of the incremental revenue charged by us for the targeting feature. The fees we pay will total at least $10.0 million for the first three years after we are granted access to the demographic data. The Demographic Data Agreement will expire on the earlier of July 14, 2002 or three years after we have access to the demographic data. America Online can elect to renew the Demographic Data Agreement on the same terms and conditions on a year-to-year basis with 90 days' notice, subject to establishing mutually agreeable minimum annual fees. America Online can elect to terminate the Demographic Data Agreement upon payment of a fee to us in the event a third party offers more favorable terms for access to the demographic data and we do not match those terms. The Demographic Data Agreement cannot be assigned or transferred in connection with a change in control without the consent of AdForce and America Online. To date, America Online has not determined that the targeting of advertising has become a generally accepted practice, so we have not had access to the demographic data. There is currently no final implementation schedule or procedure for such access.

        We believe that the transactions described above were made on terms no less favorable to us than could have otherwise been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information with respect to beneficial ownership of our common stock as of December 31, 1998 by (1) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors; (3) each of our Named Executive Officers; and
(4) all executive officers and directors as a group.

                                                                            PERCENTAGE OF SHARES
                                                                           BENEFICIALLY OWNED(1)
                                                      NUMBER OF SHARES  ----------------------------
                                                        BENEFICIALLY      BEFORE          AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                       OWNED         OFFERING      OFFERING(2)
----------------------------------------------------  ----------------  -----------  ---------------
America Online, Inc.(3).............................      2,476,326           14.0%
360 Capital Partners, L.P.(4).......................      1,268,500            7.2
Mark P. Gorenberg(5)
  Funds affiliated with Hummer Winblad..............      1,222,836            6.9
Chad Steelberg(6)...................................      1,163,620            6.6
J. Neil Weintraut(7)
  21(st) Century Internet Fund, L.P.................      1,145,428            6.5
Eric Di Benedetto(8)
  Funds affiliated with Convergence Ventures........      1,047,778            5.9
IBL Corporation(9)..................................      1,043,556            5.9
Charles W. Berger(10)...............................        900,000            5.1
Dirk A. Wray(11)....................................        667,950            3.7
John A. Tanner(12)..................................        225,000            1.3
All executive officers and directors as a group (10
 persons)(13).......................................      5,388,992           30.4%

------------------------------

   * Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and represents sole or shared voting or sole or shared investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 1998 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Assumes that the underwriters' over-allotment option to purchase up to shares from AdForce is not exercised.

 (3) Represents (i) 1,456,664 shares held of record by America Online, Inc. and
     (ii) 1,019,662 shares subject to a warrant held by America Online, Inc. that is currently exercisable. The address of America Online, Inc. is 22000 AOL Way, Dulles, Virginia 20166.

 (4) The address of 360 Capital Partners, L.P. is 360 East 22(nd) Street, Lombard, Illinois 60148.

 (5) Represents (i) 1,099,614 shares held of record by Hummer Winblad Venture Partners II, L.P., (ii) 70,774 shares held of record by Hummer Winblad Venture Fund II, L.P., (iii) 41,450 shares held of record by Hummer Winblad Technology Fund II, L.P., (iv) 7,314 shares held of record by Hummer Winblad Technology Fund II-A, L.P, (v) 3,538 shares subject to a warrant held by Hummer Winblad Venture Fund II, L.P. that is currently exercisable,
     (vi) 124 shares subject to a warrant held by Hummer Winblad Technology Fund II, L.P. that is currently exercisable, and (vii) 22 shares subject to a warrant held by Hummer Winblad Technology Fund II-A, L.P. that is currently exercisable. Mr. Gorenberg, one of our directors, is a partner of Hummer Winblad Venture Partners, which is the general partner of the above funds. The address of Mr. Gorenberg and each entity is 2 South Park, 2(nd) Floor, San Francisco, California 94107. Mr. Gorenberg disclaims beneficial ownership of the shares held by the above funds except to the extent of his pecuniary interest in the above funds.

 (6) Includes (i) 1,019,620 shares held of record by Mr. Steelberg and (ii) 144,000 shares for which Mr. Steelberg has sole voting power. The address of Mr. Steelberg is c/o The Busch Firm, 2532 Dupont, Irvine, California 92618.

 (7) Represents shares held by 21(st) Century Internet Fund, L.P. Mr. Weintraut, one of our directors, is a founder and managing member of 21st Century Internet Managing Partners, LLC, which is the general partner of this fund. The address of Mr. Weintraut and 21(st) Century Internet Fund, L.P. is 2 South Park, 2(nd) Floor, San Francisco, California 94107. Mr. Weintraut disclaims beneficial ownership of the shares held by the above fund except to the extent of his pecuniary interest arising from his interest in the above fund.

 (8) Represents (i) 991,332 shares held of record by Convergence Ventures I, L.P., (ii) 48,838 shares held of record by Convergence Entrepreneurs Fund I, L.P., (iii) 7,282 shares subject to a warrant held by Convergence Ventures I, L.P. that is currently exercisable, and (iv) 326 shares subject to a warrant held by Convergence Entrepreneurs Fund I, L.P. that is currently exercisable. Mr. Di Benedetto, one of our directors, is a general partner of Convergence Partners, L.P., which is the general partner of the above funds. The address of each entity is 3000 Sand Hill Road, Building 2, Suite 235, Menlo Park, California 94025. Mr. Di Benedetto disclaims beneficial ownership of the shares held by the above fund except to the extent of his pecuniary interest arising from his interest in the above funds.

 (9) Represents (i) 1,039,916 shares held of record by IBL Corporation, and (ii) 3,640 shares subject to a warrant held by IBL Corporation that is currently exercisable. The address of IBL Corporation is 136 Heber Avenue, Suite 304, Park City, Utah 84060.

 (10) Includes 562,500 shares that are subject to a repurchase right which lapses at the rate of 2.08% per month until June 30, 2001. Mr. Berger is our Chief Executive Officer, President and Chairman of our Board of Directors.

 (11) Includes 548,950 shares held of record by Washington Holdings, a Nevada limited partnership, and 119,000 shares for which Mr. Wray has sole voting power. Mr. Wray, one of our directors, is a general partner of Washington Holdings. Mr. Wray disclaims beneficial ownership of the shares held by Washington Holdings except to the extent of his pecuniary interest arising from his interest in Washington Holdings.

 (12) Includes 225,000 shares subject to options exercisable within 60 days of December 31, 1998 of which 154,710 remain subject to a repurchase right which lapses at the rate of 2.08% per month until June 30, 2001. Mr. Tanner is the Executive Vice President and Chief Financial Officer of AdForce.

 (13) Represents 5,761,414 shares held of record by current executive officers and directors as a group and 1,101,266 shares subject to options or warrants exercisable within 60 days of December 31, 1998 held by current executive officers and directors as a group.

                          DESCRIPTION OF CAPITAL STOCK

        Immediately following the closing of this offering, the authorized capital stock of AdForce will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 1998, assuming the conversion of all outstanding preferred stock into common stock, there were outstanding 14,483,721 shares of common stock held of record by 147 stockholders, options to purchase 1,922,860 shares of common stock and warrants to purchase 1,294,686 shares of common stock.

COMMON STOCK

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors may from time to time determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by AdForce's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of AdForce, the assets legally available for distribution to stockholders would be distributed ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

        Upon the closing of this offering, each outstanding share of preferred stock will be converted into two shares of common stock. See Note 8 of Notes to Financial Statements for a description of the preferred stock currently outstanding. Following the offering, our Board of Directors will be authorized, without any further vote or action by the stockholders and subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of AdForce and might adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

REGISTRATION RIGHTS

        After this offering, the holders of approximately 10,532,696 shares of common stock and warrants to acquire common stock will be entitled to certain rights with respect to the registration of those shares. As a result of an Amended and Restated Investors' Rights Agreement dated as of July 15, 1998 between AdForce and certain stockholders of AdForce, the stockholders, holding an aggregate of 9,244,152 shares of common stock of AdForce issuable upon conversion of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, have certain registration rights for their shares that they may exercise at any time after 180 days following the closing of this offering. Under the Amended and Restated Investors' Rights Agreement, holders of: (a) at least 30% of the voting power of the outstanding Series B Preferred Stock, (b) 30% of the voting power of the outstanding Series C Preferred Stock, (c) a majority of the voting power of the outstanding Series D Preferred Stock or (d) a majority of the voting power of the outstanding Series E Preferred Stock may demand, by written request, that AdForce file a registration statement under the Securities Act covering all or a portion of their preferred stock, provided that, in the case of a registration statement on a form other than a Form S-3, the registration statement has an aggregate proposed offering price to the public, net of underwriters' discounts and commissions, of at least $7,500,000 or, in the case of a registration on a Form S-3, there is a reasonably anticipated aggregate offering price to the public of at least $1,000,000 ($3,000,000 in the case of Series E Preferred Stock). These stockholders may not demand more than three Form S-3 registrations in total or more than two in any one year. These registration rights are subject to AdForce's right to delay the filing of a registration statement not more than once in a 12-month period, for not more than 90 days, after receiving the registration demand in the case of a registration on a form other than a Form S-3, and 60 days in the case of a registration on a Form S-3.

        In addition, the stockholders who are parties to the Amended and Restated Investors' Rights Agreement, and holders of rights to acquire 100,176 shares of common stock, have certain "piggyback" registration rights. If AdForce proposes to register any of its common stock under the Securities Act (other than pursuant to the investors' demand registration rights noted above), these stockholders may require AdForce to include all or a portion of their stock in the registration; provided, however, that the managing underwriter, if any, of the offering has certain rights to limit the amount of stock held by those investors included in a registration to 30% of the aggregate shares included in the offering.

        All registration expenses incurred in connection with the above registrations will be borne by AdForce. Each selling stockholder will pay all underwriting discounts and selling commissions applicable to the sale of his or its stock.

        Demand and piggyback registration rights under the Amended and Restated Investors' Rights Agreement will terminate with respect to a stockholder when
(1) that stockholder owns less than 1% of the outstanding securities of AdForce,
(2) that stockholder is able to sell all its shares in a three-month period under Rule 144 of the Securities Act and (3) AdForce is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW

        Upon the closing of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. DGCL Section 203 prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that that stockholder became an "interested stockholder" of AdForce. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation involving AdForce and the interested stockholders and the sale of more than 10% of our assets. In general, DGCL Section 203 defines an "interested stockholder" as any entity or person owning 15% or more of the outstanding voting stock of AdForce and any entity or person affiliated with or controlled by or controlling such entity or person.

        A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the provisions of DGCL Section 203. DGCL Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts with respect to AdForce and, accordingly, may discourage attempts to acquire AdForce.

    CHARTER AND BYLAW PROVISIONS

        Our Amended and Restated Certificate of Incorporation and Bylaws provide for the division of our Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. Our stockholders are unable to call special meetings of stockholders, to remove any director or the entire Board of Directors without cause, or to fill any vacancy on our Board of Directors. Any action required or permitted to be taken by our stockholders at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before such meeting and may not be taken by written consent in lieu of a meeting. The Bylaws provide that special meetings of the stockholders may be called at any time by the Board of Directors, and must be called upon the request of the Chairman of the Board of Directors, the Chief Executive Officer, the President or by a majority of the members of the Board of Directors. These provisions of our Amended and Restated Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of AdForce. These provisions are designed to reduce the vulnerability of AdForce to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of AdForce. These provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our shares and, consequently, may also inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These charges may also have the effect of preventing changes in the management of AdForce. See "Risk Factors--Certain Provisions in Our Charter Documents May Deter Acquisition Bids for AdForce."

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for AdForce's common stock is ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock (including shares issued upon exercise of outstanding options or warrants) in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our ability to raise equity capital in the future. Furthermore, since few shares will be available for sale immediately after this offering due to certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Upon completion of this offering, we will have outstanding        shares
of common stock based on shares outstanding at December 31, 1998, assuming no exercise of the Underwriters' over-allotment option and no exercise of
outstanding options or warrants. Of this amount, the       shares sold in this
offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless such shares are purchased by any of our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 14,483,721 shares held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Most of the restricted shares are subject to lock-up agreements with the underwriters, pursuant to which all of our directors and officers and most of our stockholders have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Hambrecht & Quist LLC may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. Hambrecht & Quist LLC has no current plans to do so. Beginning 180 days after the date of the final prospectus, 12,574,440 of the restricted shares will be eligible for sale in the public market under Rule 144 or Rule 701, although all but 7,704,484 shares will be subject to certain volume limitations. The remaining restricted securities will become eligible for sale, subject to certain volume limitations, on October 28, 1999.

    RULE 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, an affiliate of AdForce, or a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year but less than two years, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

        - 1% of the number of shares of common stock then outstanding
          (approximately       shares immediately after this offering); or

        - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of sale with the Securities and Exchange Commission (the "Commission").

        Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

    RULE 144(K)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except one of our affiliates) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    RULE 701

        In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, officers, directors, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or obtaining the prior written consent of Hambrecht & Quist LLC or the other representatives of the underwriters more than 90 days after this offering.

    REGISTRATION RIGHTS

        Upon completion of this offering, the holders of 10,532,696 shares of our common stock and rights to acquire common stock, or their transferees, will be entitled to certain rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After registration, these shares would be saleable without restriction under the Securities Act.

    STOCK OPTIONS

        Within 90 days following this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options granted under the 1997 Stock Plan or the StarPoint Plan or reserved for issuance under our 1999 Equity Incentive Plan, our 1999 Directors Stock Option Plan or our 1999 Employee Stock Purchase Plan. Based on the number of shares subject to options outstanding at December 31, 1998 and currently reserved for issuance under all such plans, this registration statement would cover approximately 5,125,628 shares. The registration statement will automatically become effective upon filing. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

                                  UNDERWRITING

        Subject to the terms and conditions contained in the Underwriting
Agreement dated       , 1999, the underwriters named below, for whom Hambrecht &
Quist LLC, Lehman Brothers Inc., Volpe Brown Whelan & Company, LLC and Charles Schwab & Co., Inc. are acting as representatives, have severally agreed to purchase from AdForce the following respective numbers of shares of common stock.

                                                                   NUMBER OF
NAME                                                                SHARES
----------------------------------------------------------------  -----------
Hambrecht & Quist LLC...........................................
Lehman Brothers Inc.............................................
Volpe Brown Whelan & Company, LLC...............................
Charles Schwab & Co., Inc.......................................

                                                                  -----------
Total...........................................................
                                                                  -----------
                                                                  -----------

        The Underwriting Agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in AdForce's business and the receipt of certain certificates, opinions and letters from AdForce, its counsel and its independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered hereby if any of such shares are purchased.

        The underwriters propose to offer the shares of common stock directly to the public initially at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession
not in excess of $     per share. The underwriters may allow and such dealers
may reallow a concession not in excess of $     per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

        We have granted to the underwriters an option, exercisable no later than
30 days after the date of this prospectus, to purchase up to     additional
shares of common stock at the initial public offering price, less the underwriting discounts, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. We will be obligated pursuant to this option to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

        The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

        AdForce and its officers, directors and certain other stockholders, who
will own in the aggregate     shares of common stock after the offering, have
agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them for a period of 180 days following the date of this prospectus. AdForce has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, grant any option to purchase or otherwise dispose of any shares of common stock or any securities exchangeable for or convertible into shares of common stock for a period of 180 days following the date of this prospectus, except that AdForce may issue, and grant options to purchase, shares of common stock under its stock and employee stock purchase plans and under currently outstanding options. Sales of such shares in the future could adversely affect the market price of the common stock.

        Of the     shares of common stock to be sold in this offering, the
underwriters have reserved for sale, at the price to public set forth on the
cover page of this prospectus, up to     shares as follows: (1) at our request,
up to     shares for our directors, officers, employees and business associates
and (2) up to an additional     shares for the certain preferred stockholders in
connection with a preexisting contractual right between AdForce and those preferred stockholders. See "Certain Transactions" and "Principal Stockholders." As a result, the number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. The underwriters will offer to the general public (on the same basis as the other shares to be sold in this offering) any reserved shares that are not so purchased.

        Prior to this offering, there has been no public market for the common stock of AdForce. The initial public offering price for the common stock will be determined by negotiation among AdForce and the underwriters. Among the factors to be considered in determining the initial public offering price were prevailing market and economic conditions, revenues and earnings of AdForce, market valuations of other companies engaged in activities similar to AdForce, estimates of the business potential and prospects of AdForce, the present state of AdForce's business operations, AdForce's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions or other factors.

        Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in a syndicate covering transaction. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

        H&Q Imgis Investors, L.P. and Hambrecht & Quist California purchased 101,968 and 43,700 shares of Series D Preferred Stock, respectively, for an aggregate purchase price of $1,000,011, or $6.865 per share, as part of an equity financing on the same terms as all other participants in the financing purchased their shares. In addition, in July 1998, we issued to H&Q Imgis Investors, L.P., a warrant to purchase up to 5,048 shares of Series D Preferred Stock at an exercise price of $6.865 per share, in consideration of agreeing to certain amendments to our then effective Amended and Restated Articles of Incorporation. Certain of the interests of H&Q Imgis Investors, L.P. and Hambrecht & Quist California are beneficially owned by persons affiliated with Hambrecht & Quist LLC.

                                 LEGAL MATTERS

        Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California, will pass upon certain legal matters in connection with this offering for the underwriters. A partnership comprised of certain partners of Fenwick & West LLP owns 3,640 shares of our common stock. A partnership comprised of certain partners of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP owns 31,712 shares of our common stock.

                                    EXPERTS

        Ernst & Young LLP, independent auditors, have audited our financial statements and schedule at December 31, 1997 and 1998, and for the period from January 16, 1996 (inception) through December 31, 1996 and for each of the two years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent auditors, have audited StarPoint Software, Inc.'s financial statements at May 31, 1997, and for the period from August 8, 1996 (inception) through May 31, 1997, as set forth in their report. We have included StarPoint Software's financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to AdForce and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http:// www.sec.gov.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                          PAGE
                                                                                          -----
ADFORCE, INC.:
  Report of Ernst & Young LLP, Independent Auditors..................................         F-2
  Balance Sheets as of December 31, 1997 and 1998....................................         F-3
  Statements of Operations for the Period from January 16, 1996 (Inception) to
    December 31, 1996 and the Years Ended December 31, 1997 and 1998.................         F-4
  Statements of Stockholders' Equity for the Period from January 16, 1996 (Inception)
    to December 31, 1996 and the Years Ended December 31, 1997 and 1998..............         F-5
  Statements of Cash Flows for the Period from January 16, 1996 (Inception) to
    December 31, 1996 and the Years Ended December 31, 1997 and 1998.................         F-6
  Notes to Financial Statements......................................................         F-7

STARPOINT SOFTWARE, INC.:
  Report of Ernst & Young LLP, Independent Auditors..................................        F-24
  Balance Sheet as of May 31, 1997 and November 30, 1997 (Unaudited).................        F-25
  Statements of Operations for the Period from August 8, 1996 (Inception) through May
    31, 1997, the Period From August 8, 1996 (Inception) through November 30, 1996
    (Unaudited) and the Six Months Ended November 30, 1997 (Unaudited)...............        F-26
  Statements of Shareholders' Equity (Net Capital Deficiency) for the Period from
    August 8, 1996 (Inception) through November 30, 1997 and the Six Months Ended
    November 30, 1997 (Unaudited)....................................................        F-27
  Statements of Cash Flows for the Period from August 8, 1996 (Inception) through May
    31, 1997, the Period From August 8, 1996 (Inception) through November 30, 1996
    (Unaudited) and the Six Months Ended November 30, 1997 (Unaudited)...............        F-28
  Notes to Financial Statements......................................................        F-29

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

AdForce, Inc.

        We have audited the accompanying balance sheets of AdForce, Inc. as of December 31, 1997 and 1998, and the related statements of operations, and stockholders' equity, and cash flows for the period from January 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AdForce, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

San Jose, California
February 5, 1999,
 except for Note 11,
 as to which the date is March  , 1999

--------------------------------------------------------------------------------

        The foregoing report is in the form that will be signed upon the completion of the reincorporation of AdForce in Delaware as described in Note 11 of Notes to Financial Statements.

                                          /s/ Ernst & Young LLP

San Jose, California
March 2, 1999

                                 ADFORCE, INC.

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                                        PRO FORMA
                                                                                  DECEMBER 31,        STOCKHOLDERS'
                                                                              --------------------   EQUITY DECEMBER
                                                                                1997       1998         31, 1998
                                                                              ---------  ---------  -----------------
                                                                                                       (UNAUDITED)
                                                       ASSETS
Current assets:
  Cash and cash equivalents.................................................  $   1,680  $  10,045
  Accounts receivable, net of allowances of $131 and $1,035 at December 31,
    1997 and 1998, respectively.............................................        239      1,160
  Prepaid expenses and other current assets.................................        404        575
                                                                              ---------  ---------
Total current assets........................................................      2,323     11,780

Property and equipment, net.................................................      1,946      4,208

Intangible assets, net......................................................         --      3,602

Other non-current assets....................................................         --        285
                                                                              ---------  ---------
Total assets................................................................  $   4,269  $  19,875
                                                                              ---------  ---------
                                                                              ---------  ---------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................................  $     374  $   1,078
  Accrued compensation and related benefits.................................         85        458
  Other accrued liabilities.................................................        192        809
  Current portion of capital lease obligations..............................        499      1,460
                                                                              ---------  ---------
Total current liabilities...................................................      1,150      3,805
Long-term portion of capital lease obligations..............................      1,744      3,089

Commitments

Stockholders' equity:
  Convertible preferred stock, $0.001 par value: 6,238,163 shares authorized:
    Series A, 602,000 shares designated, 600,457 shares issued and outstanding as of December 31, 1997 and 1998, and none pro forma,
      aggregate liquidation preference at December 31, 1998 of $1,507.......          1          1      $      --
    Series B, 1,100,000 shares designated, 1,027,318 shares issued and outstanding as of December 31, 1997 and 1998, and none pro forma,
      aggregate liquidation preference at December 31, 1998 of $2,579.......          1          1             --
    Series C, 1,725,000 shares designated, 1,275,000 and 1,646,948 shares issued and outstanding as of December 31, 1997 and 1998, respectively, and none pro forma, aggregate liquidation preference at December 31,
      1998 of $7,790........................................................          1          1             --
    Series D, 786,500 shares designated, 730,504 shares issued and outstanding as of December 31, 1998, and none pro forma, aggregate
      liquidation preference at December 31, 1998 of $10,030................         --          1             --
    Series E, 1,238,163 shares designated, 728,332 shares issued and outstanding as of December 31, 1998, and none pro forma, aggregate
      liquidation preference at December 31, 1998 of $10,000................         --          1             --
  Common stock, $0.001 par value: 40,000,000 shares authorized: 3,270,330 and 5,016,603 shares issued and outstanding as of December 31, 1997 and
    1998, respectively, and 14,483,721 shares issued and outstanding pro
    forma                                                                             3          5             14
  Additional paid-in capital................................................     10,623     39,879         39,875
  Deferred stock compensation...............................................         --     (2,662)        (2,662)
  Note receivable from stockholder..........................................        (98)       (70)           (70)
  Accumulated deficit.......................................................     (9,156)   (24,176)       (24,176)
                                                                              ---------  ---------        -------
Total stockholders' equity..................................................      1,375     12,981      $  12,981
                                                                              ---------  ---------        -------
                                                                              ---------  ---------        -------
Total liabilities and stockholders' equity..................................  $   4,269  $  19,875
                                                                              ---------  ---------
                                                                              ---------  ---------

                            SEE ACCOMPANYING NOTES.

                                 ADFORCE, INC.

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              PERIOD FROM     YEARS ENDED DECEMBER
                                                           JANUARY 16, 1996           31,
                                                            (INCEPTION) TO    --------------------
                                                           DECEMBER 31, 1996    1997       1998
                                                           -----------------  ---------  ---------
Net revenue..............................................      $      --      $     320  $   4,286
Cost of revenue:
  Data center operations.................................             --          1,508      4,439
  Amortization of intangible assets and deferred stock
    compensation.........................................             --             --        620
                                                                 -------      ---------  ---------
  Total cost of revenue..................................             --          1,508      5,059
                                                                 -------      ---------  ---------
Gross loss...............................................             --         (1,188)      (773)
Operating expenses:
  Research and development...............................          1,561          2,236      4,665
  Marketing and selling..................................          1,485          1,054      4,863
  General and administrative.............................            337          1,118      1,839
  Amortization of intangible assets and deferred stock
    compensation.........................................             --             --      2,729
                                                                 -------      ---------  ---------
Total operating expenses.................................          3,383          4,408     14,096
                                                                 -------      ---------  ---------
Loss from operations.....................................         (3,383)        (5,596)   (14,869)
Interest income..........................................             --             21        365
Interest expense.........................................            (69)          (129)      (516)
                                                                 -------      ---------  ---------
Net loss.................................................      $  (3,452)     $  (5,704) $ (15,020)
                                                                 -------      ---------  ---------
                                                                 -------      ---------  ---------
Basic and diluted net loss per share.....................      $   (1.40)     $   (3.48) $   (5.28)
                                                                 -------      ---------  ---------
                                                                 -------      ---------  ---------
Weighted average shares of common stock outstanding used
  in computing basic and diluted net loss per share......          2,465          1,639      2,844
                                                                 -------      ---------  ---------
                                                                 -------      ---------  ---------
Pro forma basic and diluted net loss per share...........                                $   (1.38)
                                                                                         ---------
                                                                                         ---------
Weighted average shares used in computing pro forma basic
  and diluted net loss per share.........................                                   10,877
                                                                                         ---------
                                                                                         ---------

                            SEE ACCOMPANYING NOTES.

                                 ADFORCE, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                               CONVERTIBLE PREFERRED
                                                                       STOCK                COMMON STOCK
                                                               ----------------------  ----------------------    ADDITIONAL
                                                                SHARES      AMOUNT      SHARES      AMOUNT     PAID-IN CAPITAL
                                                               ---------  -----------  ---------  -----------  ---------------
  Issuance of common stock to founders in partial
    consideration for intellectual property rights assigned
    to the Company...........................................     --       $  --       1,720,000   $       2      $       6
  Issuance of common stock...................................     --          --       2,003,000           2              8
  Repurchase of common stock.................................     --          --       (1,612,900)         (2)           (6)
  Issuance of Series A convertible preferred stock upon
    conversion of note payable, net of issuance costs of
    $97......................................................    600,457           1      --          --              1,408
  Issuance of Series B convertible preferred stock...........    110,000      --          --          --                550
  Conversion of Series B convertible preferred stock to
    common stock.............................................   (110,000)     --         220,000      --             --
  Issuance of Series B convertible preferred stock, net of
    issuance costs of $17....................................  1,027,318           1      --          --              2,560
  Net loss...................................................     --          --          --          --             --
                                                               ---------       -----   ---------       -----        -------
Balances at December 31, 1996................................  1,627,775           2   2,330,100           2          4,526
  Issuance of common stock...................................     --          --         940,230           1            116
  Forgiveness of stockholder note receivable.................     --          --          --          --             --
  Issuance of Series C convertible preferred stock, net of
    issuance costs of $72....................................  1,275,000           1      --          --              5,958
  Issuance of warrants.......................................     --          --          --          --                 23
  Net loss...................................................     --          --          --          --             --
                                                               ---------       -----   ---------       -----        -------
Balances at December 31, 1997................................  2,902,775           3   3,270,330           3         10,623
  Issuance of common stock...................................     --          --         868,439           1             90
  Deferred stock compensation related to certain options
    granted to employees.....................................     --          --          --          --              3,714
  Amortization of deferred stock compensation................     --          --          --          --             --
  Compensation related to acceleration of vesting of
    founders' stock..........................................     --          --          --          --              1,407
  Issuance of Series C convertible preferred stock and common
    stock in acquisition.....................................    309,738      --         877,834           1          1,684
  Issuance of Series C convertible preferred stock, net of
    issuance costs of $26....................................     62,210      --          --          --                269
  Issuance of Series D convertible preferred stock, net of
    issuance costs of $74....................................    730,504           1      --          --              9,954
  Issuance of Series E convertible preferred stock, net of
    issuance costs of $112...................................    728,332           1      --          --              9,887
  Forgiveness of stockholder note receivable.................     --          --          --          --             --
  Issuance of warrants.......................................     --          --          --          --              2,251
  Net loss...................................................     --          --          --          --             --
                                                               ---------       -----   ---------       -----        -------
Balances at December 31, 1998................................  4,733,559   $       5   5,016,603   $       5      $  39,879
                                                               ---------       -----   ---------       -----        -------
                                                               ---------       -----   ---------       -----        -------


                                                                                NOTE RECEIVABLE                     TOTAL

                                                               DEFERRED STOCK        FROM         ACCUMULATED   STOCKHOLDERS'

                                                                COMPENSATION      STOCKHOLDER       DEFICIT        EQUITY

                                                               ---------------  ---------------  -------------  -------------

  Issuance of common stock to founders in partial
    consideration for intellectual property rights assigned
    to the Company...........................................     $  --            $  --           $  --          $       8

  Issuance of common stock...................................        --               --              --                 10

  Repurchase of common stock.................................        --               --              --                 (8)

  Issuance of Series A convertible preferred stock upon
    conversion of note payable, net of issuance costs of
    $97......................................................        --               --              --              1,409

  Issuance of Series B convertible preferred stock...........        --               --              --                550

  Conversion of Series B convertible preferred stock to
    common stock.............................................        --               --              --             --

  Issuance of Series B convertible preferred stock, net of
    issuance costs of $17....................................        --               --              --              2,561

  Net loss...................................................        --               --              (3,452)        (3,452)

                                                                    -------            -----     -------------  -------------

Balances at December 31, 1996................................        --               --              (3,452)         1,078

  Issuance of common stock...................................        --                 (112)         --                  5

  Forgiveness of stockholder note receivable.................        --                   14          --                 14

  Issuance of Series C convertible preferred stock, net of
    issuance costs of $72....................................        --               --              --              5,959

  Issuance of warrants.......................................        --               --              --                 23

  Net loss...................................................        --               --              (5,704)        (5,704)

                                                                    -------            -----     -------------  -------------

Balances at December 31, 1997................................        --                  (98)         (9,156)         1,375

  Issuance of common stock...................................        --               --              --                 91

  Deferred stock compensation related to certain options
    granted to employees.....................................        (3,714)          --              --             --

  Amortization of deferred stock compensation................         1,052           --              --              1,052

  Compensation related to acceleration of vesting of
    founders' stock..........................................        --               --              --              1,407

  Issuance of Series C convertible preferred stock and common
    stock in acquisition.....................................        --               --              --              1,685

  Issuance of Series C convertible preferred stock, net of
    issuance costs of $26....................................        --               --              --                269

  Issuance of Series D convertible preferred stock, net of
    issuance costs of $74....................................        --               --              --              9,955

  Issuance of Series E convertible preferred stock, net of
    issuance costs of $112...................................        --               --              --              9,888

  Forgiveness of stockholder note receivable.................        --                   28          --                 28

  Issuance of warrants.......................................        --                                               2,251

  Net loss...................................................        --               --             (15,020)       (15,020)

                                                                    -------            -----     -------------  -------------

Balances at December 31, 1998................................     $  (2,662)       $     (70)      $ (24,176)     $  12,981

                                                                    -------            -----     -------------  -------------

                                                                    -------            -----     -------------  -------------


                            SEE ACCOMPANYING NOTES.

                                 ADFORCE, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       PERIOD FROM     YEARS ENDED DECEMBER
                                                                    JANUARY 16, 1996           31,
                                                                     (INCEPTION) TO    --------------------
                                                                    DECEMBER 31, 1996    1997       1998
                                                                    -----------------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..........................................................      $  (3,452)     $  (5,704) $ (15,020)
  Reconciliation of net loss to net cash used in operating
    activities:
  Depreciation and amortization...................................            158            797      3,006
  Amortization of deferred stock compensation and other
    compensation charges..........................................             --             --      2,459
  Loss on sale of assets..........................................             --             --        281
  Acquired in-process technology..................................            319             --        100
  Other non-cash charges..........................................             --             14         51
  Changes in operating assets and liabilities:
    Accounts receivable...........................................             --           (239)      (908)
    Prepaid expenses and other current assets and other
      non-current assets..........................................            (75)          (329)      (449)
    Accounts payable..............................................            566           (192)       239
    Accrued compensation and related benefits.....................             61             24         61
    Other accrued liabilities.....................................            150             42        587
                                                                          -------      ---------  ---------
      Net cash used in operating activities.......................         (2,273)        (5,587)    (9,593)
                                                                          -------      ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of technology and operating rights..................           (106)            --         --
  Proceeds from sale of assets....................................             --             --        105
  Capital expenditures............................................         (1,248)          (163)    (1,291)
                                                                          -------      ---------  ---------
      Net cash used in investing activities.......................         (1,354)          (163)    (1,186)
                                                                          -------      ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale-leaseback transaction........................             --          1,033         --
  Principal payments on capital lease obligations.................             --           (248)      (923)
  Proceeds from issuance of common stock, net.....................              2              5         86
  Proceeds from issuance of preferred stock, net..................          3,014          5,959     19,594
  Proceeds from issuance of notes payable.........................          1,757             --        500
  Repayment of notes payable......................................           (465)            --       (113)
                                                                          -------      ---------  ---------
      Net cash provided by financing activities...................          4,308          6,749     19,144
                                                                          -------      ---------  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........................            681            999      8,365
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..................             --            681      1,680
                                                                          -------      ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........................      $     681      $   1,680  $  10,045
                                                                          -------      ---------  ---------
                                                                          -------      ---------  ---------

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid during the year for interest............................      $      69      $     126  $     457
                                                                          -------      ---------  ---------
                                                                          -------      ---------  ---------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING/FINANCING ACTIVITIES
Property and equipment acquired under capital leases..............      $      --      $   1,458  $   3,389
                                                                          -------      ---------  ---------
                                                                          -------      ---------  ---------
Conversion of Series B convertible preferred stock into common
  stock...........................................................      $     550      $      --  $      --
                                                                          -------      ---------  ---------
                                                                          -------      ---------  ---------
Conversion of notes payable into Series A convertible preferred
  stock...........................................................      $   1,409      $      --  $      --
                                                                          -------      ---------  ---------
                                                                          -------      ---------  ---------
Conversion of notes payable and accrued interest into Series D
  convertible preferred stock.....................................      $      --      $      --  $     506
                                                                          -------      ---------  ---------
                                                                          -------      ---------  ---------
Issuance of Series C convertible preferred stock, common stock,
  and stock options for purchase of business......................      $      --      $      --  $   1,685
                                                                          -------      ---------  ---------
                                                                          -------      ---------  ---------

                            SEE ACCOMPANYING NOTES.

                                 ADFORCE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Imgis, Inc. was incorporated in the state of California on January 16, 1996. AdForce is a provider of centralized, outsourced ad management and delivery services on the Internet. AdForce's services offer sophisticated campaign design, inventory management, targeting, ad delivery, tracking, measuring and reporting capabilities.

        AdForce has incurred operating losses to date and had an accumulated deficit of $24,176,000 at December 31, 1998. AdForce's activities have been primarily financed through private placements of equity securities and capital lease financings. AdForce may need to raise additional capital through the issuance of debt or equity securities and capital lease financings. Such financing may not be available on terms satisfactory to AdForce, if at all. If adequate funds are not available, AdForce may be required to reduce its level of spending.

    USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK

        AdForce sells and grants credit for its services to its customers without requiring collateral or third-party guarantees. To date, all of AdForce's customers are participants in the Internet industry, including ad agencies, Web sites, and ad rep firms. Few companies in the Internet industry have a demonstrated history of profitability, and, accordingly, granting unsecured credit to such customers carries with it a significant risk of loss. AdForce monitors its exposure for credit losses and maintains appropriate allowances. During 1996, AdForce was still in the development stage and had no revenues. During 1997, two customers accounted for approximately 79% and 13% of net revenue. One customer accounted for approximately 85% of AdForce's net accounts receivable at December 31, 1997. During 1998, three customers accounted for 40%, 16% and 11% of net revenue. Two customers each accounted for approximately 31% of AdForce's net accounts receivable at December 31, 1998.

    CASH AND CASH EQUIVALENTS

        AdForce considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 1997 and 1998, cash equivalents consisted primarily of investments in money market accounts and commercial paper, and their cost approximated fair value. AdForce places its cash and cash equivalents in high-quality U.S. financial institutions and, to date, has not experienced any losses on any of its investments.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards ("FAS") No. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS," requires that fair values be disclosed for most of AdForce's financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, note receivable from stockholder, current liabilities, and capital lease obligations are considered to be representative of their respective fair values.

                                 ADFORCE, INC.

                               DECEMBER 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INTANGIBLE ASSETS, NET

        Intangible assets consist primarily of purchased technology and other intangibles related to an acquisition accounted for using the purchase method and the value of the warrant issued to data vendors. Amortization of the purchased technology and other intangibles related to the acquisition is provided on a straight-line basis over the respective useful lives of the assets, which range from two to three years. Purchased in-process research and development without an alternative future use was expensed when acquired. Amortization of the warrant value will be provided on a straight-line basis over a three year period, beginning upon the earlier of July 14, 1999 or the commencement of activity under the related agreement.

        As of December 31, 1998, the Company has accumulated amortization related to intangible assets of $849,000.

        AdForce identifies and records impairment losses on intangible assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

    DEPRECIATION AND AMORTIZATION

        AdForce records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally three to five years. Equipment acquired under capital leases is amortized on a straight-line basis over the shorter of its lease term or estimated useful life, generally three to five years.

    ADVERTISING COSTS

        Advertising costs are charged to expense when incurred. No advertising was incurred for the period from January 16, 1996 (inception) to December 31, 1996. Advertising expense was $93,000 and $125,000 for the years ended December 31, 1997 and 1998, respectively.

    REVENUE RECOGNITION

        To date, all of AdForce's revenues have been generated from the provision of Internet advertising management and delivery services for its customers. AdForce generally recognizes revenues based on the number of ads delivered. Revenue is recognized at the time the service is delivered, provided AdForce does not have any significant remaining obligations and collection of the resulting receivable is probable.

    STOCK-BASED COMPENSATION

        AdForce has elected to follow Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" (APB Opinion No. 25), and related interpretations in accounting for its employee stock options because, as discussed in Note 7, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" (FAS 123), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of AdForce's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. See pro forma disclosures of applying FAS 123 included in
Note 7.

                                 ADFORCE, INC.

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    RESEARCH AND DEVELOPMENT COSTS

        Costs incurred in the development of new software (and substantial enhancements to existing software) to be used in connection with AdForce's services are expensed to operations as incurred until technological feasibility of such software has been established, at which time any additional costs would be capitalized in accordance with FAS No. 86. Because AdForce believes that its present process for developing software is completed essentially concurrently with the establishment of technological feasibility, no research and development costs have been capitalized to date.

    NET LOSS PER SHARE

        Basic and diluted net loss per share are presented in conformity with FAS No. 128, "EARNINGS PER SHARE" ("FAS 128"), for all periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of AdForce's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, AdForce has not had any issuances or grants for nominal consideration. In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase.

    PRO FORMA NET LOSS PER SHARE AND PRO FORMA STOCKHOLDERS' EQUITY

        Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of convertible preferred stock not included above that will automatically convert upon completion of AdForce's initial public offering (using the as converted method). If the offering contemplated by this prospectus is consummated, all of the convertible preferred stock outstanding as of December 31, 1998 will automatically be converted into an aggregate of 9,467,118 shares of common stock. Pro forma stockholders' equity at December 31, 1998, as adjusted for the conversion of convertible preferred stock, is disclosed on the balance sheet.

                                 ADFORCE, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Historical and pro forma basic and diluted net loss per share are as follows (in thousands, except per share amounts):

                                                             PERIOD FROM      YEARS ENDED DECEMBER
                                                          JANUARY 16, 1996            31,
                                                           (INCEPTION) TO     --------------------
                                                          DECEMBER 31, 1996     1997       1998
                                                         -------------------  ---------  ---------
Historical:
Net loss...............................................       $  (3,452)      $  (5,704) $ (15,020)
                                                                -------       ---------  ---------
                                                                -------       ---------  ---------
Basic and diluted shares:
Weighted average shares of common stock outstanding....           3,665           2,836      4,443
Less weighted average shares subject to repurchase.....          (1,200)         (1,197)    (1,599)
                                                                -------       ---------  ---------
Weighted average shares of common stock outstanding
  used in computing basic and diluted net per loss
  share................................................           2,465           1,639      2,844
                                                                -------       ---------  ---------
                                                                -------       ---------  ---------
Basic and diluted net loss per share...................       $   (1.40)      $   (3.48) $   (5.28)
                                                                -------       ---------  ---------
                                                                -------       ---------  ---------

Pro forma:
Net loss...............................................                                  $ (15,020)
Weighted average shares of common stock outstanding
  used in computing basic and diluted net loss per
  share................................................                                      2,844
Adjusted to reflect the assumed conversion of
  convertible preferred stock from the date of
  issuance.............................................                                      8,033
                                                                                         ---------
Weighted average shares used in computing pro forma
  basic and diluted net loss per share.................                                     10,877
                                                                                         ---------
                                                                                         ---------
Pro forma basic and diluted net loss per share.........                                  $   (1.38)
                                                                                         ---------
                                                                                         ---------

        If AdForce had reported net income, diluted net income per share would have included the shares used in the computation of pro forma net loss per share as well as approximately 1,953,414 and 3,217,546 common equivalent shares related to outstanding options and warrants to purchase common stock not included above for the years ended December 31, 1997 and 1998, respectively. The common equivalent shares from options and warrants would be determined on a weighted average basis using the treasury stock method.

    COMPREHENSIVE LOSS

        In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "REPORTING COMPREHENSIVE INCOME" ("FAS 130"). FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. AdForce adopted FAS 130 in the year ended December 31, 1998. There was no impact on AdForce's financial statements as a result of the adoption of FAS 130, as there is no difference between AdForce's net loss reported and the comprehensive net loss under FAS 130 for the periods presented.

                                 ADFORCE, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) SEGMENT INFORMATION

        In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" ("FAS 131"). FAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. FAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. AdForce adopted FAS 131 in the year ended December 31, 1998. AdForce operates solely in one segment, the provision of Internet advertising management and delivery services, and therefore there is no impact on AdForce's financial statements of adopting FAS 131. For the year ended December 31, 1998, sales to customers outside the United States were $375,000. The majority of these sales were to customers in Europe.

    NEW ACCOUNTING PRONOUNCEMENTS

        In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE." SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. AdForce will be required to implement SOP No. 98-1 for the year ending December 31, 1999. AdForce does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial position or results of operations.

        In April 1998, the AICPA issued SOP No. 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. AdForce will be required to implement SOP No. 98-5 for the year ending December 31, 1999. Because AdForce has not capitalized any start-up costs through December 31, 1998, AdForce does not expect that the adoption of SOP No. 98-5 will have a material impact on its financial position or results of operations.

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. AdForce will be required to implement SFAS No. 133 for the year ending December 31, 2000. Because AdForce do not currently hold any derivative instruments and do not engage in hedging activities, AdForce does not expect that the adoption of SFAS No. 133 will have a material impact on its financial position or results of operations.

                                 ADFORCE, INC.

2.  BUSINESS COMBINATION

        In February 1998, AdForce acquired StarPoint Software, Inc. ("StarPoint"), a company that developed software to serve Internet advertising, for (i) 309,738 shares of Series C preferred stock with a fair value of $1,465,000, (ii) 877,834 shares of common stock and options to purchase 48,056 shares of common stock with an aggregate fair value of $220,000, (iii) $113,000 of debt and (iv) $162,000 in acquisition costs in a transaction that was accounted for as a purchase.

        The purchase consideration was allocated to the acquired assets and assumed liabilities based on fair values as follows (in thousands):

Current assets..............................................  $     19
Property and equipment......................................        77
Liabilities assumed.........................................      (645)
Purchased in-process technology.............................       100
Purchased technology........................................     1,669
Non-competition agreement...................................       540
Assembled workforce.........................................       200
                                                              --------
                                                              $  1,960
                                                              --------
                                                              --------

        AdForce determined that $100,000 of the purchase price represented purchased in-process technology that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was expensed at the time of the acquisition. The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility had not been achieved and assessing the completion date of the research and development effort. The state of completion was determined by estimating the costs and time incurred to date relative to the costs and time to be incurred to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows only from the percentage of research and development efforts completed at the date of acquisition, and discounting the net cash flows back to their present value. The discount rate of 40% included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects.

        The value of the purchased technology ($1,669,000) was determined by discounting expected future cash flows of the existing developed technologies taking into account the characteristics and applications of the technology, the size of existing markets and growth rates of existing and future markets, as well as an evaluation of past and anticipated service-life cycles. The discount rate of 35% included a factor that took into account the uncertainty surrounding the successful delivery of the purchased technology.

                                 ADFORCE, INC.

2.  BUSINESS COMBINATION (CONTINUED)
        The following (unaudited) pro forma summary represents the consolidated results of operations as if the acquisition of StarPoint had occurred at the beginning of the period presented and is not intended to be indicative of future results (in thousands except per share amounts).

                                                              YEAR ENDED
                                                           DECEMBER 31, 1997
                                                          -------------------
Pro forma net revenue...................................       $     437
Pro forma net loss......................................       $  (8,219)
Pro forma basic and diluted net loss per share..........       $   (3.27)
Number of shares used in pro forma basic and diluted per
  share calculation.....................................           2,517

        The pro forma disclosures for the year ended December 31, 1998 have been omitted because they are not materially different from the reported amounts as the results of operations of StarPoint have been included since February 13, 1998. In-process research and development charges of $100,000 were excluded from the pro forma net loss and pro forma net loss per share figures for the year ended December 31, 1997. The number of shares used in the above pro forma per share calculation assumes that the common stock issued to StarPoint on February 13, 1998 was issued and outstanding for the entire year of 1997. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been effected at the beginning of the period presented and are not intended to be a projection of future results.

3.  PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997       1998
                                                              ---------  ---------
Computer hardware and software..............................  $   2,648  $   6,475
Office furniture and equipment..............................        155        345
Leasehold improvements......................................         76        152
                                                              ---------  ---------
                                                                  2,879      6,972
Less accumulated depreciation and amortization..............        933      2,764
                                                              ---------  ---------
                                                              $   1,946  $   4,208
                                                              ---------  ---------
                                                              ---------  ---------

        As of December 31, 1997 and 1998, property and equipment included amounts acquired under capital leases of $2,491,000 and $5,140,000, respectively, with related accumulated amortization of $740,000 and $1,714,000, respectively. This includes property and equipment with a net book value of $589,000 at December 31, 1998 that was acquired in 1996 and financed in 1997 through a sale-leaseback transaction.

                                 ADFORCE, INC.

4.  RELATED PARTIES

        Two of AdForce's founders and current stockholders hold executive management positions with one of AdForce's customers. Net revenue recognized from sales to this customer was $260,000 during the year ended December 31, 1998.

5.  LICENSE AGREEMENT AND DEMOGRAPHIC DATA AGREEMENT

        In July 1998, AdForce entered into a License Agreement and a Demographic Data Agreement with America Online, Inc. In addition, AdForce sold 728,332 shares of Series E convertible preferred stock to America Online for a purchase price of $10,000,000. In connection with the sale of Series E convertible preferred stock to America Online, AdForce also issued to America Online a warrant to purchase up to 509,831 shares of Series E convertible preferred stock at an exercise price of $13.73 per share. The warrant is exercisable on or before July 14, 2003 (See Note 8).

        Under the License Agreement, AdForce licensed its technology to America Online and its affiliates to be used internally by America Online and on sites associated with America Online.

        Under the Demographic Data Agreement, America Online may authorize AdForce to use demographic information about America Online users in connection with the targeting and delivery of ads to these users. After AdForce has access to the demographic data, AdForce will pay America Online quarterly fees based on the greater of a certain percentage of the consideration charged for targeted advertising or a certain percentage of the incremental revenue charged for the targeting feature. Such fees will total at least $10,000,000 for the first three years after America Online provides access to the demographic data. The term of the Demographic Data Agreement will expire on the earlier of July 14, 2002 or three years after AdForce has access to the demographic data. America Online can elect to renew the Demographic Data Agreement on a year-to-year basis with 90 days' notice on the same terms and conditions, subject to establishing mutually agreeable minimum annual fees. America Online can elect to terminate the Demographic Data Agreement upon payment of a fee to AdForce in the event a third party offers more favorable terms for access to the demographic data and AdForce does not match such terms. To data, AdForce has not had access to the demographic data and there is no final implementation schedule or procedure for such access.

6.  COMMITMENTS

        AdForce leases its operating and administrative facilities under non-cancelable operating lease agreements that expire in April 2004. Rent expense was approximately $81,000, $210,000, and $536,000 for the period from January 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

        During the years ended December 31, 1997 and 1998, AdForce executed five lease-line agreements for a total of $8,000,000 in lease-line credit availability. At December 31, 1998, related lease obligations bore interest at an effective rate of 7.9% to 9.75% and were secured by the related property and equipment. Approximately $2,110,000 in unused lease-line credit remained available under lease agreements at December 31, 1998.

                                 ADFORCE, INC.

6.  COMMITMENTS (CONTINUED)
        As of December 31, 1998, minimum lease payments under all noncancelable lease agreements were as follows (in thousands):

                                                            CAPITAL     OPERATING
                                                            LEASES       LEASES
                                                          -----------  -----------
1999....................................................   $   1,943    $     918
2000....................................................       2,010          846
2001....................................................       1,415          846
2002....................................................         223          522
2003....................................................          --          448
Thereafter..............................................          --           60
                                                          -----------  -----------
Total minimum lease payments............................       5,591    $   3,640
                                                                       -----------
                                                                       -----------
Less amount representing interest.......................       1,042
                                                          -----------
Present value of minimum lease payments.................       4,549
Less current portion of captial lease obligations.......       1,460
                                                          -----------
Long-term portion of capital lease obligations..........   $   3,089
                                                          -----------
                                                          -----------

7.  BORROWING ARRANGEMENTS

        During 1998, AdForce received funding from a private investor secured by notes payable totaling $500,000. The notes payable plus accrued interest were converted into 36,861 shares of Series D convertible preferred stock at a rate of $13.73 per share during the year ended December 31, 1998.

        During the period from January 16, 1996 (inception) to December 31, 1996, AdForce received funding from three investors secured by notes payable totaling $1,757,000. During the period from January 16, 1996 (inception) to December 31, 1996, $1,506,000 of these notes payable plus accrued interest were converted into Series A convertible preferred stock at a rate of $2.51 per share. The remaining notes payable plus accrued interest of $465,000 were repaid to the related note holders during the period from January 16, 1996 (inception) to December 31, 1996.

8.  STOCKHOLDERS' EQUITY

    GENERAL

        In February 1998, AdForce's stockholders approved certain modifications to AdForce's capital structure, including a two-for-one stock split of AdForce's common stock, and a modification of the conversion ratio of all shares of AdForce's preferred stock to common stock. All shares of preferred stock are now convertible into two shares of common stock. In addition, the stockholders approved the addition of 1,600,000 shares of common stock to the pool of shares available for stock option grants under the 1997 Stock Plan. All common share and per share amounts presented have been adjusted retroactively to reflect the stock split.

                                 ADFORCE, INC.

8.  STOCKHOLDERS' EQUITY (CONTINUED)
    CONVERTIBLE PREFERRED STOCK

        Each share of convertible preferred stock is convertible into common stock at the conversion ratio in effect at the time of conversion (two-for-one at December 31, 1998) and is subject to appropriate adjustment for common stock splits, stock dividends, and similar transactions. Conversion is automatic upon the closing of an initial public offering of common stock in which, with respect to the Series A, B, and C convertible preferred stock, the aggregate gross proceeds to AdForce are at least $15,000,000 and the minimum offering price is at least equal to $6.275 per share, and, with respect to the Series D and E convertible preferred stock, the aggregate proceeds (gross with respect to Series D and net with respect to Series E) to AdForce are at least $20,000,000 and the minimum offering price is at least equal to $125,000,000 divided by the number of shares of AdForce's common stock outstanding immediately prior to the offering, assuming conversion of all convertible securities and the exercise of all options and warrants. In addition, the Series A, B, and C convertible preferred stock is convertible upon the written consent or agreement of the holders of a majority of the respective series of preferred stock.

        Each holder of convertible preferred stock is entitled to a number of votes equal to the number of shares of common stock into which such convertible preferred stock is convertible.

        Each holder of convertible preferred stock is entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at the annual rate of $0.20, $0.20, $0.38, $1.10, and $1.10 per share for Series A, B, C, D, and E convertible preferred stock, respectively, payable in preference and priority to any payment of any dividend on common stock.

        In the event of liquidation, the holders of convertible preferred stock would be entitled to a liquidation preference equal to $2.51 per share for all Series B convertible preferred stock, $4.73 per share for all Series C convertible preferred stock and $13.73 per share for all Series D and E convertible preferred stock, plus any declared but unpaid dividends on such share, and if assets remain in the corporation that are legally available for distribution, the holders of the Series B, C, D, and E convertible preferred stock would receive from the remaining assets of the corporation available for distribution to stockholders that portion of such assets equal to their pro rata share of such assets based on the number of shares of common stock held by all stockholders of the corporation, assuming the conversion to common stock of all shares of Series A, B, C, D, and E convertible preferred stock. Then, and only then, would the holders of Series A convertible preferred stock receive $2.51 per share, plus all declared but unpaid dividends. Any remaining assets would then be distributed on a pro rata basis among the holders of Series A convertible preferred stock and the holders of common stock.

    COMMON STOCK

        At December 31, 1998, AdForce had reserved 10,755,662 shares of its common stock for issuance upon conversion of the outstanding shares of its Series A, B, C, D, and E convertible preferred stock and shares of preferred stock issuable upon the exercise of outstanding warrants, and 2,631,770 shares of common stock for issuance upon exercise of options outstanding and available under the 1997 Stock Plan and shares of common stock issuable upon the exercise of outstanding warrants.

        A total of 1,449,620 shares of common stock issued to two of AdForce's founders in 1996 are subject to certain repurchase rights held by AdForce. Such repurchase rights lapsed immediately with respect to 25% of the shares and lapse ratably with respect to the remaining shares over 36 months beginning in June 1996. During 1998, the founders ceased their employment with AdForce. AdForce

                                 ADFORCE, INC.

8.  STOCKHOLDERS' EQUITY (CONTINUED)
elected not to exercise its repurchase right with respect to the remaining 256,195 shares subject to repurchase at that time. Compensation expense of $1,407,000 was recorded in 1998 related to such shares based on the difference between the exercise price and the fair value of such shares at the time the founders ceased employment with AdForce.

        At December 31, 1998, 562,500 shares of common stock held by an officer were subject to repurchase by AdForce at their original purchase price of $0.125 per share. Such repurchase rights lapse ratably over the 48-month vesting period of the underlying options to purchase common stock.

        A total of 800,000 shares of common stock issued in conjunction with AdForce's acquisition of StarPoint to three of StarPoint's founders, who are now employees of AdForce, were subject to certain repurchase rights held by AdForce. At December 31, 1998, 266,667 of these shares of common stock remained subject to repurchase. The repurchase rights lapsed as to 22/48 of the shares on the date of acquisition, as to 9/48 of the shares after the employees had completed nine months of continuous employment at AdForce and as to 1/48 of these shares each month thereafter.

    NOTE RECEIVABLE FROM STOCKHOLDER

        During 1997, AdForce received a note receivable from a stockholder of AdForce upon his exercise of an option to purchase 900,000 shares of common stock. As of December 31, 1998, 562,500 of the shares issued were subject to repurchase by AdForce at the original exercise price. The repurchase rights lapse ratably over the 48 month vesting period of the underlying option. The note bears interest at 6.8% and is secured by the related stock. The note and related interest is being forgiven ratably over a period of four years of service/employment.

                                 ADFORCE, INC.

8.  STOCKHOLDERS' EQUITY (CONTINUED)

    WARRANTS

        In association with certain transactions, AdForce issued warrants to third parties for the purchase of AdForce's common stock and convertible preferred stock. The warrants that remained outstanding at December 31, 1998 were as follows:

                                                              SHARES UNDER                       EXPIRATION OF
       PARTY           CLASS OF STOCK      DATE OF ISSUANCE     WARRANT      EXERCISE PRICE     EXERCISABILITY
-------------------  -------------------  ------------------  ------------  ----------------  -------------------
Vendor               Common stock         April 1997                6,142    $1.26 - $2.37    October 15, 2007

Leasing vendor       Series B             March 1997               27,889        $2.51        December 31, 2002
                       convertible
                       preferred stock

Leasing vendors      Series C             December 1997            59,197        $4.73        December 31, 2002
                       convertible                                                              through December
                       preferred stock                                                          2, 2007

Leasing vendor       Series D             September 1998           10,925        $13.73       September 29, 2008
                       convertible
                       preferred stock

Private Investors    Series D             July 1998                36,430        $13.73       July 14, 2003
                       convertible
                       preferred stock

Private Investor/    Series E             July 1998               509,831        $13.73       July 14, 2003
Data Vendor            convertible
                       preferred stock

        Warrants to purchase 6,142 shares of common stock, included above, expire on the earlier of October 15, 2007 or the filing by AdForce of an initial public offering. Warrants to purchase 36,998 and 10,925 shares of Series C and Series D convertible preferred stock, included above, expire on the later of December 2, 2007 and September 29, 2008, respectively, or five years subsequent to the filing by AdForce of an initial public offering. Warrants to purchase 36,430 shares of Series D convertible preferred stock and 509,831 shares of Series E convertible preferred stock, included above, expire on the later of July 14, 2003 or the closing of any merger, tender offer, or other transaction in which all of the holders of AdForce's outstanding common stock and preferred stock (if any) receive only cash or cash and other securities payable only in cash. Warrants to purchase 400,000 shares of common stock issued to a data vendor were exercised during 1998 but are subject to certain repurchase rights held by AdForce. These repurchase rights lapsed as to 25% of the shares in April 1997 and 2.08% of the shares each month thereafter. As of December 31, 1998, 133,360 shares acquired pursuant to this warrant exercise remained subject to AdForce's repurchase right.

                                 ADFORCE, INC.

8.  STOCKHOLDERS' EQUITY (CONTINUED)
        AdForce has determined the value of all warrants granted to third parties, excluding the value attributable to equity investments, to be approximately $2,274,000 and will record the related expense over the term of the respective agreements. AdForce recognized interest expense of $23,000 and $56,000 during the years ended December 31, 1997 and 1998, respectively, related to the estimated fair market value of these warrants.

    STOCK OPTION PLANS

        AdForce has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No 25, when the exercise price of AdForce's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        During 1997, AdForce adopted the 1997 Stock Plan (the "Plan"). Under the Plan, options to purchase common stock may be granted at no less than 85% of the fair value of the underlying common stock on the date of the grant, as determined by the Board of Directors. Options generally have a maximum term of 10 years and are exercisable immediately, but vest over a 48-month period. Under the Plan, an optionee may exercise part or all of the options prior to the stated vesting date. However, unvested shares are subject to repurchase, at AdForce's option, upon a stockholder's termination of employment for any reason. As of December 31, 1998, 763,088 of the shares issued upon exercise of stock options, including the options exercised by an officer of AdForce that are discussed under "NOTE RECEIVABLE FROM SALE OF COMMON STOCK," were subject to repurchase by AdForce at the exercise price.

        In connection with the acquisition by AdForce of StarPoint as described in Note 2, AdForce assumed all options outstanding under the StarPoint Software, Inc. 1996 Stock Plan ("StarPoint Plan"). These options vest over a 48-month period with 9/48 of the underlying shares vesting after the employee had completed nine months of continuous employment at AdForce and 1/48 of the underlying shares vesting each month thereafter.

        A summary of activity under the Plan and the StarPoint Plan is as follows:

                                              SHARES                                      WEIGHTED
                                           AVAILABLE FOR    OPTIONS       PRICE PER        AVERAGE
                                               GRANT      OUTSTANDING       SHARE      EXERCISE PRICE
                                           -------------  ------------  -------------  ---------------
  Shares authorized......................     2,400,000            --        --                  --
  Options granted........................    (2,360,098)    2,360,098   $0.125-$0.250     $   0.159
  Options exercised......................            --      (937,830)     $0.125         $   0.125
  Options canceled.......................        49,168       (49,168)     $0.153         $   0.153
                                           -------------  ------------  -------------
Balances at December 31, 1997............        89,070     1,373,100   $0.125-$0.250     $   0.183
  Shares authorized......................     1,600,000            --        --                  --
  Options granted........................    (1,485,085)    1,485,085   $0.250-$1.500     $   1.048
  Options assumed under Starpoint Plan...            --        48,056   $0.090-$0.360     $   0.264
  Options repurchased....................        52,216            --   $0.125-$0.250     $   0.204
  Options exercised......................            --      (519,695)  $0.090-$1.500     $   0.188
  Options canceled.......................       446,567      (463,686)  $0.090-$1.500     $   0.562
                                           -------------  ------------  -------------
Balances at December 31, 1998............       702,768     1,922,860   $0.125-$1.500     $   0.760
                                           -------------  ------------  -------------
                                           -------------  ------------  -------------

                                 ADFORCE, INC.

8.  STOCKHOLDERS' EQUITY (CONTINUED)
        The following table summarizes information concerning outstanding options at December 31, 1998:

                            OPTIONS OUTSTANDING
                -------------------------------------------
                                 WEIGHTED        WEIGHTED
   RANGE OF                  AVERAGE REMAINING    AVERAGE
   EXERCISE     NUMBERS OF   CONTRACTUAL LIFE    EXERCISE
    PRICES        SHARES        (IN YEARS)         PRICE
--------------  -----------  -----------------  -----------
   $0.125 -
    $0.250       1,016,950            8.88       $   0.228
    $0.700         162,250            9.42       $   0.700
    $1.500         743,660            9.32       $   1.500
                -----------            ---      -----------
   $0.125 -
    $1.500       1,922,860            9.10       $   0.760
                -----------            ---      -----------
                -----------            ---      -----------

        All outstanding options to purchase common stock of AdForce were exercisable at December 31, 1998. As of December 31, 1998, options to purchase 314,101 shares of common stock were vested.

        In connection with the grant of certain options to employees through December 31, 1998, AdForce recorded deferred stock compensation of approximately $1,052,000 for the aggregate difference between the exercise prices of those options at their respective dates of grant and the deemed fair values for accounting purposes of the shares of common stock subject to such options. Such amount is included as a reduction of stockholders' equity and is being amortized on a graded vesting method. The compensation expense of $1,052,000 in 1998 relates to options awarded to employees in all operating expense categories, as well as employees in data center operations. This amount has not been separately allocated between operating expense categories. In January 1999, AdForce granted to employees options to purchase 777,000 shares of common stock with an exercise price of $1.50 per share. AdForce estimates that it will record additional deferred stock compensation of approximately $4,662,000 with regard to these grants.

        Pro forma information regarding net loss is required by FAS 123, computed as if AdForce had accounted for its employee stock options granted or otherwise modified under the fair value-based accounting method of that statement. The value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions:

                                                                      1997           1998
                                                                    ---------  ----------------
Expected dividend yield...........................................      0.00%       0.00%
Weighted average risk-free interest rate..........................      5.00%   4.45% - 5.63%
Weighted average expected life....................................    4 years      5 years

        The weighted average fair value of options granted during 1997 and 1998 with an exercise price equal to the fair value of AdForce's common stock on the date of grant was $0.06. The weighted-average

                                 ADFORCE, INC.

8.  STOCKHOLDERS' EQUITY (CONTINUED)

fair value of options granted during 1998 with an exercise price below the deemed fair value of AdForce's common stock on the date of grant was $3.70.

                                                                            1997       1998
                                                                          ---------  ---------
Pro forma net loss......................................................  ($  5,720) ($ 15,095)
                                                                          ---------  ---------
                                                                          ---------  ---------
Pro forma basic and diluted net loss per share..........................             ($   1.39)
                                                                                     ---------
                                                                                     ---------

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Future pro forma net income (loss) results may be materially different from actual future amounts reported.

9. ACQUISITION OF TECHNOLOGY AND OPERATING RIGHTS

        In January 1996, AdForce assumed the assets and liabilities of Iron Mountain Global Information Systems, Inc. in exchange for a combination of 1,720,000 shares of common stock in AdForce valued at $0.005 per share, the assumption of notes payable of $214,000 and an agreement to make a cash payment of $106,000 to an investor in Iron Mountain Global Information Systems, Inc. The net assets acquired included in-process software technology for use in the business of Internet ad-serving. However, this technology was initially developed for online real estate advertising and inquiry and subsequently proved to be unusable for AdForce's current Internet advertising processes. This software technology was abandoned during 1996 in favor of the development of new software technology to satisfy projected market needs. Accordingly, the entire value assigned to the acquired technology of $319,000 was expensed to Research and Development during the period from January 16, 1996 (inception) to December 31, 1996.

10. INCOME TAXES

        Due to operating losses and the inability to recognize the benefits therefrom, there is no provision for income taxes for the period from January 16, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998.

        Significant components of AdForce's deferred tax assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------
                                                               1997       1998
                                                             ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.........................  $   3,275  $   6,989
  Tax credit carryforwards.................................        221        380
  Other--net...............................................        204      1,214
                                                             ---------  ---------
Total deferred tax assets..................................      3,700      8,583
Valuation allowance........................................     (3,700)    (7,962)
                                                             ---------  ---------
Net deferred tax assets....................................  $      --  $     621
                                                             ---------  ---------
Deferred tax liability:
  Acquired intangibles.....................................         --        621
                                                             ---------  ---------
Net deferred tax assets and liabilities....................  $      --  $      --
                                                             ---------  ---------
                                                             ---------  ---------

                                 ADFORCE, INC.

10. INCOME TAXES (CONTINUED)
        FASB Statement No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes AdForce's historical operating performance and the reported cumulative net losses in all prior years, AdForce has provided a full valuation allowance against its net deferred tax assets.

The valuation allowance increased by approximately $1,300,000 and $2,400,000 during the period from January 16, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997, respectively.

        As of December 31, 1998, AdForce had federal and state net operating loss carryforwards of approximately $17,000,000. AdForce also had federal and state research and development tax credit carryforwards of approximately $250,000 and $130,000, respectively. The net operating loss and tax credit carryforwards, if not utilized, will expire at various dates beginning in 2004.

        Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in expiration of net operating loss and tax credit carryforwards before utilization.

11. SUBSEQUENT EVENTS

        In February 1999, the Board of Directors approved the reincorporation in the state of Delaware as AdForce, Inc. subject to stockholder approval.

        In February 1999, the Board of Directors adopted the 1999 Equity Incentive Plan and reserved 2,000,000 shares for issuance thereunder, subject to stockholder approval. The 1999 Equity Incentive Plan will become effective on the effective date of the initial public offering and will serve as the successor to the Plan. Options granted under the Plan before its termination will remain outstanding according to their terms, but no further options will be granted under the Plan after the effective date of the initial public offering. The 1999 Equity Incentive Plan will terminate in February 2009, unless sooner terminated in accordance with its terms. The 1999 Equity Incentive Plan authorizes the award of incentive stock options and nonqualified stock options, restricted stock awards and stock bonuses.

        In February 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan and reserved a total of 300,000 shares of common stock for issuance thereunder, subject to stockholder approval. On each January 1, the aggregate number of shares reserved for issuance under the 1999 Employee Stock Purchase Plan will be increased automatically by the number of shares purchased under the 1999 Employee Stock Purchase Plan in the preceding calendar year. The aggregate number of shares issued over the term of the 1999 Employee Stock Purchase Plan may not exceed 3,000,000 shares. The 1999 Employee Stock Purchase Plan will become effective on the effective date of the initial public offering. Employees generally will be eligible to participate in the 1999 Employee Stock Purchase Plan if they are customarily employed by AdForce or its parent or any subsidiaries that AdForce designates for more than 20 hours per week and more than five months in a calendar year. Under the 1999 Employee Stock Purchase Plan, eligible employees will be permitted to acquire shares of AdForce's common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations described in the 1999 Employee Stock Purchase Plan. Each offering period under the 1999 Employee Stock Purchase Plan will be for two years and consist of six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for AdForce's common stock are available on the

                                 ADFORCE, INC.

11. SUBSEQUENT EVENTS (CONTINUED)
Nasdaq National Market. Offering periods and purchase periods thereafter will begin on February 1 and August 1. The purchase price for AdForce's common stock purchased under the 1999 Employee Stock Purchase Plan is 85% of the lesser of the fair market value of AdForce's common stock on the first day of the applicable offering period or the last day of each purchase period. The 1999 Employee Stock Purchase Plan will terminate in February 1999, unless earlier terminated pursuant to the terms of the 1999 Employee Stock Purchase Plan. The Board of Directors will have the authority to amend, terminate, or extend the term of the 1999 Employee Stock Purchase Plan.

        In February 1999, the Board of Directors adopted the 1999 Directors Stock Option Plan and reserved a total of 200,000 shares of common stock for issuance under the 1999 Directors Stock Option Plan, subject to stockholder approval. Members of the Board of Directors who are not employees of AdForce, or any parent, subsidiary or affiliate of AdForce, are eligible to participate in the 1999 Directors Stock Option Plan. Option grants under the 1999 Directors Stock Option Plan are automatic and nondiscretionary, and the exercise price of the options is the fair market value of the common stock on the date of grant. Each eligible director who first becomes a member of the Board of Directors on or after the effective date of the initial public offering will initially be granted an option to purchase 10,000 shares of common stock on the date he or she becomes a member of the Board of Directors. Each eligible director who first becomes a member of the Board of Directors prior to the effective date of the initial public offering will receive an initial grant immediately following the first annual meeting of stockholders of AdForce after the effective date of the initial public offering, provided that he or she is elected a member of the Board of Directors at the first annual meeting of stockholders. Immediately following each annual meeting of stockholders of AdForce, each eligible director will automatically be granted an additional option to purchase 5,000 shares of common stock if he or she has served continuously as a member of the Board of Directors for a period of at least one year since the date of his or her initial grant under this Plan. The options have ten-year terms. They will terminate seven months following the date the director ceases to be a director or a consultant to AdForce, or twelve months if the termination is due to death or disability. All options granted under the 1999 Directors Stock Option Plan will vest as to 25% of the shares on the first anniversary of the date of grant and as to 2.08333% of the shares each month thereafter, provided the optionee continues as a member of the Board of Directors or as a consultant to AdForce. In the event of a merger or other transaction in which AdForce is not the surviving corporation, all options issued under the 1999 Directors Stock Option Plan will accelerate and become exercisable in full prior to the consummation of the transaction.

        In February 1999, AdForce executed a lease-line agreement for a total of $4,000,000 in lease-line credit availability. Obligations under the lease-line will be secured by the related equipment and will be payable over a 42 month period.

        In February 1999, AdForce executed a noncancellable operating lease for a facility in Cupertino, California that expires in April 2003. Future minimum lease payments under the noncancellable lease agreement is as follows (in thousands):

1999.............................................................  $     835
2000.............................................................      1,213
2001.............................................................      1,261
2002.............................................................      1,312
2003.............................................................        417
                                                                   ---------
Total minimum lease payments.....................................  $   5,038
                                                                   ---------
                                                                   ---------

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
AdForce, Inc.

        We have audited the accompanying balance sheet of StarPoint Software, Inc. as of May 31, 1997, and the related statements of operations, shareholders' equity (net capital deficiency), and cash flows for the period from August 8, 1996 (inception) through May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StarPoint, Software, Inc. at May 31, 1997, and the results of its operations and its cash flows for the period from August 8, 1996 (inception) through May 31, 1997, in conformity with generally accepted accounting principles.

San Jose, California
October 29, 1998

                            STARPOINT SOFTWARE, INC.
                                 BALANCE SHEETS

                                                                    MAY 31,    NOVEMBER 30,
                                                                      1997         1997
                                                                   ----------  -------------
                                                                                (UNAUDITED)
                                           ASSETS
Current assets:
  Cash...........................................................  $   60,251   $    42,515
  Accounts receivable............................................      47,500        12,600
  Prepaid expenses and other current assets......................      12,278         6,139
                                                                   ----------  -------------
Total current assets.............................................     120,029        61,254

Property and equipment, net......................................      95,138        85,818
                                                                   ----------  -------------
Total assets.....................................................  $  215,167   $   147,072
                                                                   ----------  -------------
                                                                   ----------  -------------

                            LIABILITIES AND SHAREHOLDERS' EQUITY
                                  (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable...............................................  $  113,854   $   128,273
  Accrued compensation and related benefits......................     172,415       336,313
  Other accrued liabilities......................................      45,483       235,548
  Deferred revenue...............................................      42,500        13,333
  Convertible promissory notes payable...........................     827,562     1,038,482
                                                                   ----------  -------------
Total current liabilities........................................   1,201,814     1,751,949

Commitments

Shareholders' equity (net capital deficiency):
  Convertible preferred stock, $0.0001 par value per share
    issuable in series:
      Authorized shares--5,000,000...............................
    Series B convertible preferred stock:
      Designated shares--1,500,000
      Issued and outstanding shares--none........................          --            --
  Common stock, $0.0001 par value:
    Authorized shares--15,000,000
    Issued and outstanding shares--2,544,918 at May 31, 1997 and
      2,858,512 at November 30, 1997.............................         254           286
  Additional paid-in capital.....................................      79,761       126,622
  Accumulated deficit............................................  (1,066,662)   (1,731,785)
                                                                   ----------  -------------
Total shareholders' equity (net capital deficiency)..............    (986,647)   (1,604,877)
                                                                   ----------  -------------
Total liabilities and shareholders' equity (net capital
  deficiency)....................................................  $  215,167   $   147,072
                                                                   ----------  -------------
                                                                   ----------  -------------

                            SEE ACCOMPANYING NOTES.

                            STARPOINT SOFTWARE, INC.
                            STATEMENTS OF OPERATIONS

                                                              PERIOD FROM       PERIOD FROM
                                                             AUGUST 8, 1996    AUGUST 8, 1996
                                                              (INCEPTION)       (INCEPTION)     SIX MONTHS ENDED
                                                            THROUGH MAY 31,   THROUGH NOVEMBER    NOVEMBER 30,
                                                                  1997            30, 1996            1997
                                                            ----------------  ----------------  ----------------
                                                                                         (UNAUDITED)
Revenues:
  Net revenue.............................................    $      5,000      $         --      $    110,267
  Cost of sales...........................................              --                --            23,530
                                                            ----------------        --------          --------
Gross margin..............................................           5,000                --            86,737

Operating expenses:
  Research and development................................         592,152           128,404           394,606
  Marketing and selling...................................         224,821                --            77,699
  General and administrative..............................         214,469            34,007           229,757
                                                            ----------------        --------          --------
Total operating expenses..................................       1,031,442           162,411           702,062
                                                            ----------------        --------          --------
Loss from operations......................................      (1,026,442)         (162,411)         (615,325)

Interest expense, net.....................................         (40,220)               --           (49,798)
                                                            ----------------        --------          --------
Net loss..................................................    $ (1,066,662)     $   (162,411)     $   (665,123)
                                                            ----------------        --------          --------
                                                            ----------------        --------          --------

                            SEE ACCOMPANYING NOTES.

                            STARPOINT SOFTWARE, INC.

           STATEMENT OF SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                                                                         TOTAL
                                                                                      SHAREHOLDERS'
                                        COMMON STOCK       ADDITIONAL                    EQUITY
                                   ----------------------    PAID-IN    ACCUMULATED   (NET CAPITAL
                                    SHARES      AMOUNT       CAPITAL      DEFICIT     DEFICIENCY)
                                   ---------  -----------  -----------  ------------  ------------
Issuance of common stock to
  founders.......................  2,470,000   $     247    $  24,453    $       --    $   24,700
  Issuance of common stock.......     74,918           7        5,428            --         5,435
  Issuance of stock purchase
    warrants.....................         --          --       49,880            --        49,880
  Net loss.......................         --          --           --    (1,066,662)   (1,066,662)
                                   ---------         ---   -----------  ------------  ------------
Balance at May 31, 1997..........  2,544,918         254       79,761    (1,066,662)     (986,647)
  Issuance of common stock
    (unaudited)..................    313,594          32       36,756            --        36,788
  Issuance of stock purchase
    warrants (unaudited).........         --          --       10,105            --        10,105
  Net loss (unaudited)...........         --          --           --      (665,123)     (665,123)
                                   ---------         ---   -----------  ------------  ------------
Balance at November 30, 1997
  (unaudited)....................  2,858,512   $     286    $ 126,622    $(1,731,785)  $(1,604,877)
                                   ---------         ---   -----------  ------------  ------------
                                   ---------         ---   -----------  ------------  ------------

                            SEE ACCOMPANYING NOTES.

                            STARPOINT SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                                    PERIOD FROM          PERIOD FROM
                                                   AUGUST 8, 1996      AUGUST 8, 1996
                                                    (INCEPTION)          (INCEPTION)            SIX MONTHS
                                                      THROUGH              THROUGH                 ENDED
                                                    MAY 31, 1997      NOVEMBER 30, 1996      NOVEMBER 30, 1997
                                                  ----------------  ---------------------  ---------------------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss........................................    $ (1,066,662)        $  (162,411)           $  (665,123)
Reconciliation of net loss to net cash used in
  operating activities:
  Depreciation and amortization.................          19,294                 336                 15,559
  Amortization of discount on convertible notes
    payable.....................................          17,442                  --                 27,925
  Changes in operating assets and liabilities:
    Accounts receivable.........................         (47,500)                 --                 34,900
    Prepaid expenses and other current assets...         (12,278)            (12,278)                 6,139
    Accounts payable............................         113,854                 376                 14,419
    Accrued compensation and related benefits...         172,415              95,339                163,898
    Deferred revenue............................          42,500                  --                (29,167)
    Other accrued liabilities...................          45,483              12,008                190,065
                                                  ----------------          --------               --------
Net cash used in operating activities...........        (715,452)            (66,630)              (241,385)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures............................        (114,432)             (8,070)                (6,239)
                                                  ----------------          --------               --------
Net cash used in investing activities...........        (114,432)             (8,070)                (6,239)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and
  warrants, net.................................          80,015              27,600                 46,893
Proceeds from issuance of convertible notes
  payable.......................................         810,120              47,100                182,995
                                                  ----------------          --------               --------
Net cash provided by financing activities.......         890,135              74,700                229,888
                                                  ----------------          --------               --------
Net increase (decrease) in cash.................          60,251                  --                (17,736)
Cash at beginning of period.....................              --                  --                 60,251
                                                  ----------------          --------               --------
Cash at end of period...........................    $     60,251         $        --            $    42,515
                                                  ----------------          --------               --------
                                                  ----------------          --------               --------

                            SEE ACCOMPANYING NOTES.

                            STARPOINT SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                  MAY 31, 1997

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

        StarPoint Software Inc. ("StarPoint") was incorporated on August 8, 1996 to provide software products for serving Internet advertising. StarPoint has developed technology that is used to electronically place advertisements on Internet web pages using highly sophisticated targeting techniques. It has deployed such technology as part of a marketed software offering that facilitates the delivery of Internet ads for a variety of market segments, including (i) advertisers; (ii) advertising agencies; (iii) advertising representation firms; and (iv) Internet service providers, content providers (i.e., "Web sites"), and search engines. StarPoint's principal activities to date have been recruiting personnel, performing research and development, and building a sales and marketing function. StarPoint was in the development stage through May 1997, when it first began generating revenues.

    INTERIM FINANCIAL STATEMENTS

        The accompanying balance sheet as of November 30, 1997 and the statements of operations and cash flows for the period from August 8, 1996 (inception) through November 30, 1996 and the six month period ended November 30, 1997 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring entries, necessary for a fair statement of the financial position, result of operations, and cash flows for the interim periods. The results of operations for the six-month period ended November 30, 1997 are not necessarily indicative of operating results to be expected for the full fiscal year.

    USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK

        StarPoint markets, sells, and grants credit for its products to its customers without requiring collateral or third-party guarantees. To date, all of StarPoint's customers are participants in the Internet industry. Only a few of all participants in the Internet industry have a demonstrated history of profitability, and accordingly, unsecured credit granted to such customers carries with it a greater risk of loss. StarPoint monitors its exposure for credit losses and maintains appropriate allowances.

    DEPRECIATION AND AMORTIZATION

        StarPoint records property and equipment at cost and calculates depreciation using an accelerated depreciation method over the estimated useful life of the assets, generally three to seven years.

    ADVERTISING COSTS

        Advertising costs are charged to expense when incurred. Advertising expense was $19,294 for the period from August 8, 1996 (inception) through May 31, 1997.

                            STARPOINT SOFTWARE, INC.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

        StarPoint licenses software to end users under noncancelable license agreements. Software license revenue is generally recognized at the time the product has been shipped, provided StarPoint does not have any significant remaining obligations and collection of the resulting receivable is probable. Maintenance revenue is recognized ratably over the term of the related agreement, which in most cases is one year. Revenue is recorded net of revenue allowances.

    STOCK-BASED COMPENSATION

        StarPoint accounts for employee stock option grants in accordance with Accounting Principals Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" (APB Opinion No. 25). StarPoint grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant and, accordingly, recognizes no compensation expense for the employee stock option grants.

    RESEARCH AND DEVELOPMENT COSTS

        Costs incurred in the development of new software (and substantial enhancements to existing software) used in the processes of StarPoint's Internet advertisement serving services are expensed to operations as incurred until technological feasibility of such software has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED" (FAS 86). Because StarPoint believes that its present process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

2.  PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:

                                                                MAY 31, 1997
                                                                -------------
Computer hardware and software................................    $ 101,172
Office furniture and equipment................................       13,260
                                                                -------------
                                                                    114,432
Less accumulated depreciation and amortization................       19,294
                                                                -------------
                                                                  $  95,138
                                                                -------------
                                                                -------------

3.  COMMITMENTS

        StarPoint has leased its facility under a noncancelable operating lease agreement which expires in November 1997. As of May 31, 1997, minimum lease payments under the noncancelable lease agreement for the year ended May 31, 1998 was $37,125.

        Rent expense was approximately $60,500 for the period from August 8, 1996 (inception) through May 31, 1997.

                            STARPOINT SOFTWARE, INC.

4.  CONVERTIBLE PROMISSORY NOTES PAYABLE

        During the period from August 8, 1996 (inception) through May 31, 1997, StarPoint received funding from investors secured by convertible promissory notes payable totaling $860,000. The notes bear interest at 6.5% and mature on demand or on the stated maturity date which is from November 29, 1997 to March 4, 1998. Prior to the maturity date, the promissory notes and accrued interest will automatically convert into preferred stock upon the closing of an equity financing of StarPoint's preferred stock for an aggregate consideration of at least $1,500,000.

        In connection with the convertible promissory notes issued, StarPoint has issued warrants to purchase $172,000 of preferred stock at an exercise price equal to the lower of $2.00 or the issuance price of the preferred stock at the time of the financing. The warrants are exercisable at any time prior to expiration and will expire at the earlier of: (i) five years, (ii) the merger or consolidation of StarPoint into a third party pursuant to which StarPoint's shareholders own less than 50% of the surviving entity, (iii) the sale of substantially all of the assets of StarPoint, or (iv) the closing of an initial public offering of common stock. StarPoint has allocated $49,880 of the proceeds received from the issuance of the promissory notes to the value of the warrants. The principal amounts of the convertible promissory notes were reduced by the value assigned to the warrants, and such amount is being recognized as additional interest expense over the life of the notes. StarPoint recognized interest expense of $17,442 related to the estimated fair market value of the warrants.

        As of May 31, 1997, StarPoint has reserved 526,624 shares of preferred stock for issuance upon conversion of the convertible promissory notes and exercise of stock purchase warrants. No warrants were exercised in the period from August 8, 1996 (inception) through May 31, 1997.

5.  SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

    COMMON STOCK

        As of May 31, 1997, StarPoint has reserved 741,000 shares of its common stock for issuance upon exercise of options outstanding and available under the 1996 Stock Plan.

        A total of 2,470,000 shares of common stock issued in 1996 to three of StarPoint's founders and a consultant are subject to certain repurchase rights held by StarPoint. Such repurchase rights lapse 10% immediately, 15% in August 1997, and the remainder ratably over 48 months beginning in September 1997. As of May 31, 1997, 2,223,000 shares of common stock are subject to repurchase by StarPoint at the original purchase price of $0.01 per share.

    STOCK OPTION PLANS

        StarPoint has elected to follow APB Opinion No. 25, and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion 25, when the exercise price of StarPoint's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        During the period from August 8, 1996 (inception) through May 31, 1997, StarPoint adopted the 1996 Stock Plan (the Plan). Under the Plan, up to 741,000 shares of StarPoint's common stock may be

                            STARPOINT SOFTWARE, INC.

5. SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) (CONTINUED) granted to directors, employees, and certain consultants. Under the Plan, options to purchase common stock may be granted at no less than 100% of the fair value on the date of the grant as determined by the Board of Directors. Options generally vest over a 48-month period and have a maximum term of ten years.

                                                                         WEIGHTED
                                 SHARES                                   AVERAGE
                                AVAILABLE      OPTIONS      PRICE PER    EXERCISE
                                FOR GRANT    OUTSTANDING      SHARE        PRICE
                               -----------  -------------  -----------  -----------
Shares authorized............     741,000            --    $        --   $      --
                                                           $    0.03 -
Options granted..............    (174,000)      174,000          $0.12   $    0.07
Options canceled.............       4,000        (4,000)   $      0.07   $    0.07
                               -----------  -------------
                                                           $    0.03 -
Balance at May 31, 1997......     571,000       170,000          $0.12   $    0.07
                               -----------  -------------
                               -----------  -------------

        All outstanding options to purchase common stock of StarPoint were exercisable at May 31, 1997. As of May 31, 1997, options to purchase 7,292 shares of common stock were vested. The weighted average remaining contractual life of those options is approximately 9.7 years.

        Pro forma information regarding net income (loss) is required by FAS 123, which also requires that the information be determined as if StarPoint has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of FAS 123. The fair value of these options was estimated at the date of grant using the minimum-value method option-pricing model. The following weighted average assumptions were used for the period ended May 31, 1997: (i) a risk-free interest rate of 5%, (ii) a dividend yield of zero, and (iii) a weighted average expected life of the option of four years. The weighted average fair value of options granted during 1997 was $0.03.

        The effect of applying FAS 123 to StarPoint's stock option awards resulted in a pro forma net loss of $1,066,915 for the period from August 8, 1996 (inception) through May 31, 1997.

6.  INCOME TAXES

        As of May 31, 1997, StarPoint had federal and state net operating loss carryforwards of approximately $1,100,000. The net operating loss carryforwards will expire at various dates beginning in 2005 through 2012, if not utilized.

        Utilization of the net operating losses may, in the future, be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

        As of May 31, 1997, StarPoint had deferred tax assets of approximately $400,000. The net deferred tax asset has been fully offset by a valuation allowance. The net valuation allowance increased by $400,000 during the period from August 8, 1996 (inception) through May 31, 1997. Deferred tax assets primarily relate to net operating loss carryforwards.

                            STARPOINT SOFTWARE, INC.

7.  SUBSEQUENT EVENTS

        In June and October 1997, StarPoint amended the terms of the convertible promissory notes to allow the holders to convert the outstanding principal and accrued interest into Series B preferred stock at a conversion price of $0.60 per share upon the earlier of the maturity date or a change in control.

        In June, July, and October 1997, StarPoint received funding from investors secured by convertible promissory notes payable totaling $192,500. The notes bear interest at 6.5% and mature on demand or on the stated maturity date, which is from June 13, 1998 to October 16, 1998. The promissory notes are convertible into preferred stock at the then fair market value of such stock. In connection with the convertible promissory notes issued, StarPoint has issued warrants to purchase $96,250 of preferred stock at an exercise price equal to the lower of $2.00 or the issuance price of the preferred stock at the time of the financing.

        In December 1997, StarPoint entered into a definitive agreement to merge with AdForce, Inc. (formerly Imgis, Inc.), a company providing a comprehensive service infrastructure that facilitates the planning, scheduling, targeting, delivery, monitoring, analysis, reporting of, and accounting for advertising on the Internet. The merger became effective on February 13, 1998 and was accounted for as a purchase by AdForce, Inc. AdForce, Inc. assumed all assets and liabilities of StarPoint, issued 877,834 shares of common stock in exchange for all outstanding common stock of StarPoint, and issued 309,738 shares of Series C preferred stock for all outstanding preferred stock of StarPoint.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                               HAMBRECHT & QUIST

                                LEHMAN BROTHERS

                          VOLPE BROWN WHELAN & COMPANY

                           CHARLES SCHWAB & CO., INC.

                                   ---------

                                         , 1999

                                 --------------

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

        NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

        UNTIL         , 1999, ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee are estimates.

Securities and Exchange Commission registration fee................  $  15,290
NASD filing fee....................................................      6,000
Nasdaq National Market listing fee.................................     95,000
Printing and engraving expenses....................................      *
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
Blue sky fees and expenses.........................................      *
Transfer agent and registrar fees and expenses.....................      *
Road show expenses.................................................      *
Miscellaneous......................................................      *
                                                                     ---------
  Total............................................................  $   *
                                                                     ---------
                                                                     ---------

------------------------

*To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

        As permitted by the Delaware General Corporation Law, the Registrant's Second Amended and Restated Certificate of Incorporation, which will become effective upon the closing of this offering, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, provided that any indemnified officer and director acted in good faith and in a manner which such officer and director reasonably believed to be in or not opposed to the Registrant's best interests, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

        The Registrant intends to enter into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Second Amended and Restated Certificate of

Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

        Reference is also made to Section 7 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Second Amended and Restated Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

        The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance.

        See also the undertakings set out in response to Item 17.

        Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                     EXHIBIT NUMBER
-----------------------------------------------------------  ---------------
Underwriting Agreement (draft dated March  , 1999).........         1.1
Registrant's First Amended and Restated Certificate of
  Incorporation............................................         3.1
Registrant's Second Amended and Restated Certificate of
  Incorporation to be effective upon the closing of the
  offering.................................................         3.2
Registrant's Bylaws, as amended............................         3.3
Form of Indemnity Agreement to be entered into between the
  Registrant and its executive officers and directors......        10.1

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

        The following table sets forth information regarding all securities sold by the Registrant, or its California predecessor, since its incorporation on January 16, 1996. Reference to warrants below assume full exercise of all warrants. All preferred stock numbers are presented on an as-converted to common stock basis, and all common stock numbers have been adjusted retroactively to reflect a two-for-one stock-split that occurred in February 1998.

                                                                                     AGGREGATE
                                                                         NUMBER OF   PURCHASE
CLASS OF PURCHASERS          DATE OF SALE       TITLE OF SECURITIES(1)   SECURITIES    PRICE     FORM OF CONSIDERATION
------------------------  -------------------  ------------------------  ---------  -----------  ------------------------
4 shareholders            April 26, 1996       Common Stock              3,720,000  $    18,600  Assignment of software
                                                                                                 and cash
5 investors               May 30, 1996         Series B Preferred          220,000      550,000  Cash
                                               Stock(2)
IBL Corporation           July 15, 1996        Warrant to purchase              --           --  --(3)
                                               123,400 shares of Common
                                               Stock
2 former employees        August 7, 1996       Common Stock                  3,000           15  Cash
AMGIT Marketing, Inc.     December 2, 1996     Warrant to purchase              --           --  --(4)
                                               400,000 shares of Common
                                               Stock
2 investors               December 5, 1996     Series A Preferred Stock  1,200,914    1,503,500  Cancellation of debt
                                                                                                 owed by AdForce
6 investors               December 5, 1996     Series B Preferred Stock  2,054,636    2,578,568  Cash

                                                                                     AGGREGATE
                                                                         NUMBER OF   PURCHASE
CLASS OF PURCHASERS          DATE OF SALE       TITLE OF SECURITIES(1)   SECURITIES    PRICE     FORM OF CONSIDERATION
------------------------  -------------------  ------------------------  ---------  -----------  ------------------------
2 investors               March 26, 1997       Warrant to purchase              --           --  --(5)
                                               55,778 shares of Series
                                               B Preferred Stock
BridgeGate Group          April 28, 1997       Warrant to purchase              --           --  --(6)
                                               6,142 shares of Common
                                               Stock
Arun Swami                June 4, 1997         Common Stock                  2,400          600  Services Rendered
6 investors               July 2, 1997         Series C Preferred Stock  1,733,616    4,100,002  Cash
2 investors               November 25, 1997    Series C Preferred Stock    816,384    1,930,748  Cash
Comdisco, Inc.            December 2, 1997     Warrant to purchase              --           --  --(7)
                                               73,996 shares of Series
                                               C Preferred Stock
2 investors               December 17, 1997    Warrant to purchase              --           --  --(8)
                                               44,398 shares of Series
                                               C Preferred Stock
Convergence Ventures I,   February 3, 1998     Series C Preferred Stock     60,994      144,251  Cash
L.P.
Convergence               February 3, 1998     Series C Preferred Stock     42,284      100,002  Cash
Entrepreneurs Fund I,
L.P.
9 shareholders            February 13, 1998    Common Stock                877,834           --  Exchange for Common
                                                                                                 Stock of StarPoint
                                                                                                 Software, Inc.(9)
17 shareholders           February 13, 1998    Series C Preferred Stock    619,476           --  Exchange for Preferred
                                                                                                 Stock of StarPoint
                                                                                                 Software, Inc.(9)
Comdisco, Inc.            March 6, 1998        Series C Preferred Stock     21,142       50,000  Cash
19 investors              April 27, 1998       Series D Preferred Stock  1,457,532   10,005,977  Cash and cancellation of
                                                                                                 debt owed by AdForce
19 investors              July 15, 1998        Warrant to purchase              --           --  --(10)
                                               72,860 shares of Series
                                               D Preferred Stock
America Online, Inc.      July 15, 1998        Series E Preferred Stock  1,456,664    9,999,998  Cash
America Online, Inc.      July 15, 1998        Warrant to purchase              --           --  --(11)
                                               1,019,662 shares of
                                               Series E Preferred Stock
AMGIT Marketing, Inc.     September 4, 1998    Exercise of warrant to      400,000        2,000  Cash
                                               purchase Common Stock
Jane Anderson             September 17, 1998   Common Stock                    960        1,440  Services rendered
Communications
Comdisco, Inc.            September 29, 1998   Warrant to purchase              --           --  --(12)
                                               21,850 shares of Series
                                               D Preferred Stock
Jane Anderson             October 28, 1998     Series D Preferred Stock      2,604       17,876  Services rendered
Communications
Ulrich Schmidt            October 28, 1998     Series D Preferred Stock        872        5,986  Cash

                                                                                     AGGREGATE
                                                                         NUMBER OF   PURCHASE
CLASS OF PURCHASERS          DATE OF SALE       TITLE OF SECURITIES(1)   SECURITIES    PRICE     FORM OF CONSIDERATION
------------------------  -------------------  ------------------------  ---------  -----------  ------------------------
Officers, directors,      January 16, 1996 to  Exercise of options to    1,457,525  $   215,169  Cash(13)
employees and other       December 31, 1998    purchase Common Stock
eligible participants

------------------------------

*   As part of the reincorporation of AdForce into Delaware, AdForce exchanged
                shares of its Common Stock,             shares of its
    convertible preferred stock and warrants to purchase             shares of
    its convertible preferred stock for             shares of Common Stock,
                shares of preferred stock and warrants to purchase shares of preferred stock, respectively.

(1) Each share of Series A, Series B, Series C, Series D, and Series E Preferred Stock will convert automatically into two shares of common stock, respectively, upon the consummation of this offering.

(2) Converted to Common Stock on December 5, 1996 as a condition to the Series B Preferred Stock financing.

(3) Issued to IBL Corporation as consideration for a loan and terminated on December 5, 1996 as a condition to the Series B1 Preferred Stock financing.

(4) In connection with a joint venture with AMGIT Marketing, Inc. to develop certain research and information products for database application services, AdForce granted AMGIT an option to purchase 400,000 shares of Common Stock in exchange for a 50% interest in a joint venture.

(5) Issued to Venture Lending & Leasing Inc. and Robert Kingsbook as additional consideration to establish a credit line for acquisition of equipment and other corporate purposes.

(6) Issued to BridgeGate Group as additional consideration for consulting services performed for AdForce.

(7) Issued to Comdisco, Inc. as additional consideration to establish a credit line for equipment acquisitions.

(8) Issued to Venture Lending & Leasing Inc. and Robert Kingsbook as additional consideration to establish a credit line for acquisition of equipment and other corporate purposes.

(9) In connection with AdForce's acquisition of StarPoint, AdForce exchanged 877,834 shares of Common Stock for StarPoint's Common Stock and 619,476 shares (as converted to Common Stock basis) of Series C Preferred Stock for StarPoint's Preferred Stock.

(10) Issued to the holders of the Series D Preferred Stock in connection with the closing of the Series E Preferred Stock financing on July 15, 1998.

(11) Issued to America Online, Inc. in connection with AdForce's Series E Preferred Stock financing on July 15, 1998.

(12) Issued to Comdisco, Inc. as additional consideration for the extension of a credit line for equipment acquisitions.

(13) With respect to the grant of stock options, exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the
                                  Securities Act.

                               ------------------

        All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act or on Section 4(2) of the Securities Act.

        All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  The following exhibits are filed herewith:

DOCUMENT                                                                              NUMBER
----------------------------------------------------------------------------------  -----------
Underwriting Agreement (draft dated March  , 1999)................................         1.1

Agreement and Plan of Reorganization by and between Imgis, Inc. and StarPoint
  Software, Inc. dated December 19, 1997..........................................         2.1

Agreement and Plan of Merger by and between the Registrant and Imgis, Inc. dated
  February  , 1998................................................................         2.2

Registrant's First Amended and Restated Certificate of Incorporation..............         3.1

Registrant's Second Amended and Restated Certificate of Incorporation to be
  effective upon the closing of the offering......................................         3.2

Registrant's Bylaws, as amended...................................................         3.3

Specimen Stock Certificate........................................................         4.1+

Amended and Restated Investors' Rights Agreement by and between Imgis, Inc. and
  certain investors dated as of July 15, 1998.....................................         4.2

Amended and Restated Voting Agreement by and between Imgis, Inc. and certain
  investors dated as of July 15, 1998.............................................         4.3

Opinion of Fenwick & West LLP.....................................................         5.1+

Form of Indemnity Agreement to be entered into between the Registrant and its
  executive officers and directors................................................        10.1+

StarPoint Software, Inc. 1996 Stock Plan..........................................        10.2

Imgis, Inc. 1997 Stock Plan.......................................................        10.3

Registrant's 1999 Equity Incentive Plan and associated documents..................        10.4+

Registrant's 1999 Directors' Stock Option Plan and associated documents...........        10.5+

Registrant's 1999 Employee Stock Purchase Plan and associated documents...........        10.6+

Sublease by and between Concentric Network Corporation and Imgis, Inc. dated
  February 12, 1999...............................................................        10.7

Office Lease by and between De Anza Plaza II, LLC and Imgis, Inc. dated May 29,
  1998............................................................................        10.8

Office Lease Agreement between Imgis, Inc., and Two Town Center Associates dated
  December 20, 1996...............................................................        10.9+

First Amendment to Office Lease Agreement between Imgis, Inc. and Two Town Center
  Associates dated February 18, 1998..............................................        10.10

Letter Agreement between Imgis, Inc. and Charles W. Berger dated June 27, 1997....        10.11

Letter Agreement between Imgis, Inc. (dba "AdForce") and Charles W. Berger dated
  November 19, 1998...............................................................        10.12

Letter Agreement between Imgis, Inc. (dba "AdForce") and Harish S. Rao dated
  December 11, 1998...............................................................        10.13

Employment Agreement between Imgis, Inc. (dba "AdForce") and John A. Tanner dated
  December 9, 1998................................................................        10.14

Letter Agreement between Imgis, Inc. (dba "AdForce") and A. Dee Cravens dated
  January 21, 1999................................................................        10.15

DOCUMENT                                                                              NUMBER
----------------------------------------------------------------------------------  -----------
Letter Agreement between Imgis, Inc. (dba "AdForce") and Anthony P. Glaves dated
  December 28, 1998, as revised in December 31, 1998..............................        10.16

Letter Agreement between Imgis, Inc. and Rex S. Jackson dated July 22, 1998.......        10.17

Settlement Agreement between Imgis, Inc. (dba "AdForce") and Chad Steelberg dated
  November 20, 1998...............................................................        10.18

Loan Agreement between Imgis, Inc. and Venture Lending & Leasing, Inc. dated March
  26, 1997........................................................................        10.19

Loan and Security Agreement between Imgis, Inc. and Venture Lending & Leasing,
  Inc. dated December 16, 1997....................................................        10.20

Loan and Security Agreement between Imgis, Inc. and Venture Lending & Leasing II,
  Inc. dated December 16, 1997....................................................        10.21

Master Lease Agreement between Imgis, Inc. and Comdisco, Inc. dated December 2,
  1997............................................................................        10.22

Service Agreement between Imgis, Inc. and GeoCities dated May 14, 1998............        10.23**

Software License and Support Agreement between StarPoint Software, Inc. and
  GeoCities dated July 11, 1997...................................................        10.24**

Settlement Agreement between Imgis, Inc. and 24/7 Media, Inc. dated May 28,
  1998............................................................................        10.25**+

Services Agreement between Imgis, Inc. and 2CAN Media dated August 25, 1998.......        10.26**

Services Agreement between Imgis, Inc. and Netscape Communications, Inc. dated
  August 1, 1998..................................................................        10.27**

Demographic Data Agreement by and between America Online, Inc. and Imgis, Inc.
  dated as of July 15, 1998.......................................................        10.28**

License Agreement by and between America Online, Inc. and Imgis, Inc. dated as of
  July 15, 1998...................................................................        10.29**

Consent of Fenwick & West LLP (included in Exhibit 5.1)...........................        23.1+

Consent of Ernst & Young LLP, independent auditors................................        23.2

Power of Attorney (see Page II-5 of this Registration Statement)..................        24.1

Financial Data Schedule...........................................................        27.1

------------------------

+   To be supplied by amendment.

**  Confidential treatment has been requested.

    (b) The following financial data schedule is filed herewith:

        Schedule II-- Valuation and Qualifying Accounts.

        All other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under

Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on the 26th day of February 1999.

                                ADFORCE, INC.

                                By:  /s/ CHARLES W. BERGER
                                     -----------------------------------------
                                     Charles W. Berger
                                     Chief Executive Officer, President and
                                     Chairman of the Board

                               POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles W. Berger and John A. Tanner, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

PRINCIPAL EXECUTIVE OFFICER:

/s/ CHARLES W. BERGER           Chief Executive Officer,     February 26, 1999
----------------------------    President and Chairman of
Charles W. Berger               the Board

PRINCIPAL FINANCIAL OFFICER
AND
PRINCIPAL ACCOUNTING OFFICER:

/s/ JOHN A. TANNER              Executive Vice President     February 26, 1999
----------------------------    and Chief Financial
John A. Tanner                  Officer

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

ADDITIONAL DIRECTORS:

/s/ ERIC DI BENEDETTO           Director                     February 26, 1999
----------------------------
Eric Di Benedetto

/s/ MARK P. GORENBERG           Director                     February 26, 1999
----------------------------
Mark P. Gorenberg

/s/ J. NEIL WEINTRAUT           Director                     February 26, 1999
----------------------------
J. Neil Weintraut

/s/ DIRK A. WRAY                Director                     February 26, 1999
----------------------------
Dirk A. Wray

                                    ADFORCE
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                    DECEMBER 31, 1997 AND DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                  AMOUNTS
                                                                                CHARGED TO
                                                                  BALANCE AT     REVENUE,
                                                                 BEGINNING OF    COSTS, OR   WRITE-OFFS AND   BALANCE AT
                                                                     YEAR        EXPENSES      RECOVERIES     END OF YEAR
                                                                 -------------  -----------  ---------------  -----------
1997
  Allowance for Doubtful Accounts..............................    $      --     $     131      $      --      $     131
1998
  Allowance for Doubtful Accounts..............................    $     131     $   1,355      $     451      $   1,035

                                 EXHIBIT INDEX

                                                                                      EXHIBIT
EXHIBIT TITLE                                                                         NUMBER
----------------------------------------------------------------------------------  -----------
Underwriting Agreement (draft dated March  , 1999)................................         1.1

Agreement and Plan of Reorganization by and between Imgis, Inc. and StarPoint
  Software, Inc. dated December 19, 1997..........................................         2.1

Agreement and Plan of Merger by and between the Registrant and Imgis, Inc. dated
  February  , 1998................................................................         2.2

Registrant's First Amended and Restated Certificate of Incorporation..............         3.1

Registrant's Second Amended and Restated Certificate of Incorporation to be
  effective upon the closing of the offering......................................         3.2

Registrant's Bylaws, as amended...................................................         3.3

Specimen Stock Certificate........................................................         4.1+

Amended and Restated Investors' Rights Agreement by and between Imgis, Inc. and
  certain investors dated as of July 15, 1998.....................................         4.2

Amended and Restated Voting Agreement by and between Imgis, Inc. and certain
  investors dated as of July 15, 1998.............................................         4.3

Opinion of Fenwick & West LLP.....................................................         5.1+

Form of Indemnity Agreement to be entered into between the Registrant and its
  executive officers and directors................................................        10.1+

StarPoint Software, Inc. 1996 Stock Plan..........................................        10.2

Imgis, Inc. 1997 Stock Plan.......................................................        10.3

Registrant's 1999 Equity Incentive Plan and associated documents..................        10.4+

Registrant's 1999 Directors' Stock Option Plan and associated documents...........        10.5+

Registrant's 1999 Employee Stock Purchase Plan and associated documents...........        10.6+

Sublease by and between Concentric Network Corporation and Imgis, Inc. dated
  February 12, 1999...............................................................        10.7

Office Lease by and between De Anza Plaza II, LLC and Imgis, Inc. dated May 29,
  1998............................................................................        10.8

Office Lease Agreement between Imgis, Inc., and Two Town Center Associates dated
  December 20, 1996...............................................................        10.9+

First Amendment to Office Lease Agreement between Imgis, Inc. and Two Town Center
  Associates dated February 18, 1998..............................................        10.10

Letter Agreement between Imgis, Inc. and Charles W. Berger dated June 27, 1997....        10.11

Letter Agreement between Imgis, Inc. (dba "AdForce") and Charles W. Berger dated
  November 19, 1998...............................................................        10.12

Letter Agreement between Imgis, Inc. (dba "AdForce") and Harish S. Rao dated
  December 11, 1998...............................................................        10.13

Employment Agreement between Imgis, Inc. (dba "AdForce") and John A. Tanner dated
  December 9, 1998................................................................        10.14

Letter Agreement between Imgis, Inc. (dba "AdForce") and A. Dee Cravens dated
  January 21, 1999................................................................        10.15

Letter Agreement between Imgis, Inc. (dba "AdForce") and Anthony P. Glaves dated
  December 28, 1998, as revised in December 31, 1998..............................        10.16

Letter Agreement between Imgis, Inc. and Rex S. Jackson dated July 22, 1998.......        10.17

                                                                                      EXHIBIT
EXHIBIT TITLE                                                                         NUMBER
----------------------------------------------------------------------------------  -----------
Settlement Agreement between Imgis, Inc. (dba "AdForce") and Chad Steelberg dated
  November 20, 1998...............................................................        10.18

Loan Agreement between Imgis, Inc. and Venture Lending & Leasing, Inc. dated March
  26, 1997........................................................................        10.19

Loan and Security Agreement between Imgis, Inc. and Venture Lending & Leasing,
  Inc. dated December 16, 1997....................................................        10.20

Loan and Security Agreement between Imgis, Inc. and Venture Lending & Leasing II,
  Inc. dated December 16, 1997....................................................        10.21

Master Lease Agreement between Imgis, Inc. and Comdisco, Inc. dated December 2,
  1997............................................................................        10.22

Service Agreement between Imgis, Inc. and GeoCities dated May 14, 1998............        10.23**

Software License and Support Agreement between StarPoint Software, Inc. and
  GeoCities dated July 11, 1997...................................................        10.24**

Settlement Agreement between Imgis, Inc. and 24/7 Media, Inc. dated May 28,
  1998............................................................................        10.25**+

Services Agreement between Imgis, Inc. and 2CAN Media dated August 25, 1998.......        10.26**

Services Agreement between Imgis, Inc. and Netscape Communications, Inc. dated
  August 1, 1998..................................................................        10.27**

Demographic Data Agreement by and between America Online, Inc. and Imgis, Inc.
  dated as of July 15, 1998.......................................................        10.28**

License Agreement by and between America Online, Inc. and Imgis, Inc. dated as of
  July 15, 1998...................................................................        10.29**

Consent of Fenwick & West LLP (included in Exhibit 5.1)...........................        23.1+

Consent of Ernst & Young LLP, independent auditors................................        23.2

Power of Attorney (see Page II-5 of this Registration Statement)..................        24.1

Financial Data Schedule...........................................................        27.1

------------------------

+   To be supplied by amendment.

**  Confidential treatment has been requested.